File No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             GERMAN AMERICAN BANCORP
             (Exact name of registrant as specified in its charter)

                                     INDIANA
         (State or other jurisdiction of incorporation or organization)

                                      6711
            (Primary Standard Industrial Classification Code Number)

                                   35-1547518
                      (I.R.S. Employer Identification No.)

     711  MAIN  STREET,  BOX 810  JASPER,  INDIANA  47546-3042;  (812)  482-1314
     (Address, including ZIP Code, and telephone number, including area code of registrant's principal executive offices)

                           GEORGE W. ASTRIKE, CHAIRMAN
                             GERMAN AMERICAN BANCORP
                            711 MAIN STREET, BOX 810
                    JASPER, INDIANA 47546-3042 (812) 482-1314
                            Telecopier (812) 482-0745
                   (Name,address,  including  ZIP Code and
                       telephone number,  including area
                          code, of agent for service)

                                    Copy to:

John R. Zerkle, Esq.                               Claudia W. Swhier, Esq.
Mark B. Barnes, Esq.                               Barnes & Thornburg
Leagre Chandler & Millard                          11 S. Meridian Street
1400 First Indiana Plaza                           Indianapolis, IN 46204
135 N. Pennsylvania St.                            Telephone (317) 236-1313
Indianapolis, IN 46204                             Telecopier (317) 231-7452
Telephone (317) 808-3000
Telecopier (317) 808-3100

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General
Instruction G, check the following box.  [      ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                [   ]    __________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                       [   ]    __________

                         Calculation of Registration Fee


------------------------------ --------------- --------------------- ------------------------ ----------------------
Title of each class of                         Proposed maximum      Proposed maximum
securities to be               Amount to be    offering price per    aggregate offering       Amount of
registered (1)                 registered (2)  unit (3)              price                    registration fee
------------------------------ --------------- --------------------- ------------------------ ----------------------
Common Shares, No Par Value.    2,040,000
                                shares          $ 21.72              $44,308,800              $13,071.10
------------------------------ --------------- --------------------- ------------------------ ----------------------


(1) This Registration Statement relates to securities of Registrant, issuable to holders of common stock of 1ST BANCORP, Vincennes, Indiana, in the proposed merger of 1ST BANCORP into the Registrant.

(2) This represents the maximum number of 2,040,000 shares to be offered to 1ST BANCORP shareholders.

(3) This maximum offering price is estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(c) and (f) under the Securities Act of 1933, as amended, on the average of the high and low sales prices of comon stock of 1ST BANCORP as reported on the Nasdaq SmallCap Market System on October 9, 1998.


THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   1ST BANCORP

                        101 N. 3RD STREET, P.O. BOX 1417
                            VINCENNES, INDIANA 47591

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER ___, 1998

         Notice is hereby given that an Annual Meeting of shareholders of 1ST BANCORP will be held at _______________________________Vincennes, Indiana, on December ___, 1998, at ________ [a.m./p.m.], local time, for the following purposes:

                  1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated August 6, 1998, by and between 1ST BANCORP and German American Bancorp, and a Plan of Merger, between 1ST BANCORP and German American Bancorp, in the form attached to the Agreement and Plan of Reorganization as Appendix A, and to approve the transactions contemplated thereby, including the merger of 1ST BANCORP with and into German American Bancorp;

                  2. To elect three directors for terms of three years, each to serve until his or her successor has been elected and qualified; and

                  3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

         The close of business on ____________ ___, 1998 has been fixed as the date of record for those shareholders entitled to vote at the Annual Meeting and any adjournments or postponements of the Annual Meeting. Accordingly, only shareholders of record on such date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.

         Whether or not you plan to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      C. James McCormick, Chairman of the Board
____________, 1998
Vincennes, Indiana

                             GERMAN AMERICAN BANCORP

                            711 MAIN STREET, BOX 810
                           JASPER, INDIANA 47546-3042

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER ___, 1998

         Notice is hereby given that a Special Meeting of shareholders of German American Bancorp will be held at ____________________________Jasper, Indiana, on December ___, 1998, at ________ [a.m./p.m.], local time, for the following purposes:

                  1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Reorganization, dated August 6, 1998, by and between German American Bancorp and 1ST BANCORP, and a Plan of Merger, between German American Bancorp and 1ST BANCORP, in the form attached to the Agreement and Plan of Reorganization as Appendix A, and to approve the transactions contemplated thereby, including the merger of 1ST BANCORP with and into German American Bancorp.

                  2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements of the Special Meeting.

         The close of business on ___________ __, 1998 has been fixed as the date of record for those shareholders entitled to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. Accordingly, only shareholders of record on such date are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting.

         Whether or not you plan to attend the Special Meeting in person, please complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      George W. Astrike, Chairman of the Board
____________, 1998
Jasper, Indiana

                 PROSPECTUS OF GERMAN AMERICAN BANCORP FOR UP TO
                 2,040,000 SHARES OF COMMON STOCK, NO PAR VALUE
           PROXY STATEMENTS OF GERMAN AMERICAN BANCORP AND 1ST BANCORP

         The Boards of Directors of 1ST BANCORP and German American Bancorp have agreed to merge 1ST BANCORP with and into German American.

         If 1ST BANCORP merges with German American, German American will issue German American common stock to the shareholders of 1ST BANCORP in an aggregate amount equal to $57,120,000. To determine the total number of shares German American will issue, the companies will value the German American common stock by calculating the average closing bid/asked quotations for German American Common Stock during the 15 trading days ending on the second day prior to the closing date and dividing $57,120,000 by that average value. If, however, the average value exceeds $33 per share, then the total number of shares will equal 1,730,909 ($57,120,000 divided by $33). Similarly, if the average value is below $28, then the total number of shares will equal 2,040,000 ($57,120,000 divided by $28). On the latest date practicable prior to the printing of this Prospectus/Proxy Statement, _____, 1998, the average of the closing bid/asked quotations for German American common stock was $_____ per share. Assuming, for purposes of illustration only, that the average value remains $________ during the 15 day valuation period, then German American will issue an aggregate __________ shares of German American common stock, (or ____ shares of German American Common Stock with an average value of $____ for each share of 1ST BANCORP common stock).

         We cannot complete the merger unless the shareholders of both of our companies approve it. Each of us will hold a meeting of our shareholders to vote on this merger proposal. Your vote is very important. Whether or not you plan to attend your shareholder meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. Not returning your card or not instructing your broker how to vote any shares held for you in "street name" will have the same effect as a vote against the merger.

         The dates, times and places of the meetings are as follows:

 For  1ST  BANCORP shareholders         For German American Bancorp shareholders
 December __, 1998,___ [a.m./p.m.]      December ___,1998, ___ [a.m./p.m.]
   local time                              local time
 Vincennes Elks Country Club            711 Main Street
 2715 Washington Avenue                 Jasper, Indiana 47546
 Vincennes, Indiana 47591

         This document provides you with detailed information about these meetings and the proposed merger. You can also get information about our companies from publicly available documents that our companies have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

         We strongly support this merger of our companies and join with all of the other members of our Boards of Directors in enthusiastically recommending that you vote in favor of the merger.

        C. James McCormick                          George W. Astrike
        Chairman and Chief                          Chairman and Chief
           Executive Officer                           Executive Officer
        1ST BANCORP                                 German American Bancorp

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to this Prospectus/Proxy Statement or determined if this Prospectus/Proxy
Statement is truthful or complete. Any representation to the contrary is a criminal offense.

                  Prospectus/Proxy Statement dated ___________,
                    1998 and first mailed to shareholders on
                             _______________, 1998.

                                TABLE OF CONTENTS


SUMMARY                                                                       1
         The Companies                                                        1
         The Shareholders' Meetings                                           1
         Record Date; Vote Required                                           2
         Our Reasons for the Merger                                           2
         Recommendations to Shareholders                                      3
         The Merger                                                           3
                  General                                                     3
                  Exchange of Shares                                          3
                  Opinion of Financial Advisors                               4
                  What We Need to Do to Complete the Merger                   4
                  Termination of the Agreement; Expenses                      5
                  Waiver and Amendment                                        5
                  Accounting Treatment                                        5
                  Regulatory Approvals                                        5
                  German American and 1ST BANCORP Stock Option Agreement 6 Interests of Directors and Officers in the
                    Merger that are Different From Your Interests             6
                  Stock Options                                               7
                  Appraisal Rights                                            7
                  Certain Federal Income Tax Consequences                     7
         Pro Forma Comparative Per Share Data                                 7

GERMAN AMERICAN BANCORP AND 1ST BANCORP                                       8
         PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA                       8
         Selected Financial Data                                              9

INFORMATION CONCERNING THE MEETINGS                                          13
         The German American Special Meeting                                 13
                  General                                                    13
                  Votes Required                                             13
         The 1ST BANCORP Annual Meeting                                      14
                  General                                                    14
                  Votes Required                                             14
         Proxies                                                             14
         Solicitation of Proxies                                             15
         Recommendations Relating to the Merger                              15
         Election of Directors                                               15
         Five Percent Shareholders                                           18
         The Board of Directors and its Committees                           19
         Management Remuneration and Related Transactions;
         Remuneration of Named Executive Officers                            19
         Stock Options                                                       20
         Director's Fees                                                     21
         Director Deferred Compensation Plan                                 22
         Related Party Transactions                                          22
         Indebtedness of Management                                          22

THE MERGER                                                                   22
         General                                                             22
         Background of and Reasons for the Merger                            23
                  German American's Reasons for the Merger
                    and Recommendation of the German American Board          23
                  1ST BANCORP's Reasons for the Merger
                    and Recommendation of the 1ST BANCORP Board              23
         Opinion of 1ST BANCORP Financial Advisor                            25
                  Comparable Company Analysis                                27
                  Discounted Earnings Analysis                               28
                  Specific Acquisition Analysis                              29
                  Pro Forma Merger Analysis                                  29
         The Agreements                                                      30
                  Effect of the Merger                                       30
                  Terms of the Merger                                        30
                  Conversion of 1st BANCORP Common Stock                     30
                  Surrender of Certificates                                  32
                  Rights Determined at Effective Time                        33
                  Stock Options                                              33
                  Expenses                                                   33
                  Conditions                                                 33
                  Termination of Agreements                                  34
                  Restrictions on Bank Operations Prior to the Merger        35
                  Covenants                                                  35
                  Option Agreement                                           36
         Accounting Treatment                                                38
         Federal Income Tax Consequences                                     38
         Registration Statement                                              39
         Transfer Restrictions                                               40
         Regulatory Matters                                                  40
         Rights of Dissenting Shareholders                                   40
         Interests  of  Certain  Persons  in the  Merger                     41
         PRO FORMA CONDENSED FINANCIAL STATEMENTS OF GERMAN AMERICAN         42
         GERMAN AMERICAN BANCORP
            PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET June 30, 1998 44 GERMAN AMERICAN BANCORP
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
            For the six months ended
                  June 30, 1998                                              45
         GERMAN AMERICAN BANCORP
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  For the year ended December 31, 1997                       46
         GERMAN AMERICAN BANCORP
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  For the year ended December 31, 1996                       47
         GERMAN AMERICAN BANCORP
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  For the year ended December 31, 1995                       48

INFORMATION ABOUT GERMAN AMERICAN                                            49

INFORMATION ABOUT 1ST BANCORP                                                49

COMPARISON OF 1ST BANCORP COMMON STOCK
     AND GERMAN  AMERICAN  COMMON  STOCK                                     50
         General                                                             50
         Number of Shares  Authorized but Unissued                           50
         Preferred Stock                                                     50
         Dividend Rights                                                     50
         Voting Rights                                                       51
         Liquidation Rights                                                  51
         Absence of Preemptive Rights                                        51
         Anti-Takeover Provisions                                            51
                  Possible Issuance of Common Stock                          51
                  Possible Issuance of Preferred Stock                       52
                  Supermajority Vote and Minimum Price Required
                    for Share Acquisitions or Business Combinations          52
                  Classified Board                                           53
                  Removal of Directors                                       54
                  Amendment, Change, or Repeal of Certain Articles           54
                  Control Share Restrictions                                 54

LEGAL MATTERS                                                                54

EXPERTS                                                                      54

OTHER MATTERS                                                                55

WHERE YOU CAN FIND ADDITIONAL INFORMATION                                    55

FORWARD LOOKING STATEMENTS                                                   57

APPENDIX A - Agreement and Plan of Reorganization, dated August 6, 1998
             by and between 1ST BANCORP and German American                 A-1

APPENDIX B - Opinion of Olive Corporate Finance, LLC                        B-1

APPENDIX C - Stock Option Agreement, dated August 6, 1998 by and
             between 1ST BANCORP and German American                        C-1

APPENDIX D - INDIANA CODE 23-1-44 DISSENTERS' RIGHTS                        D-1

                                     SUMMARY

This brief summary highlights selected information from the Prospectus/Proxy Statement. It does not contain all of the information that is important to you. You should carefully read the entire Prospectus/Proxy Statement and the other documents to which this document refers to understand the merger fully. See "Where You Can Find Additional Information" on page 55.

                            The Companies (page 49)

German American Bancorp
711 Main Street, Box 810
Jasper, Indiana 47546
(812) 482-1314

German American is a multi-bank holding company registered under federal law and incorporated in Indiana. It operates banking offices in seven counties in southwestern Indiana. It owns all of the outstanding stock of The German American Bank, Jasper, Indiana; First State Bank, Southwest Indiana, Tell City, Indiana; and German American Holdings Corporation, an Indiana bank holding company, that in turn has two banking subsidiaries: Peoples National Bank, Washington, Indiana; and Citizens State Bank, Petersburg, Indiana. At June 30, 1998, its total assets were $594,161,000, its total deposits were $516,402,000, and its total shareholders' equity was $65,705,000.

1ST BANCORP
101 N. 3rd Street
P.O. Box 1417
Vincennes, Indiana 47591
(812) 885-2255

1ST BANCORP is a savings and loan holding company registered under federal law and incorporated in Indiana. Its bank subsidiary is First Federal Bank, A Federal Savings Bank ("First Federal Bank"), Vincennes, Indiana. 1ST BANCORP also owns two other subsidiaries: First Financial Insurance Agency, Inc. and First Title Insurance Company, Inc. Additionally, First Federal Bank owns Financial Services of Southern Indiana Corporation. At June 30, 1998, its total assets were $260,149,000, its total deposits were $117,763,000, and its total shareholders' equity was $23,855,000.

                      The Shareholders' Meetings (page __ )

German American Shareholders. The German American Special Meeting will be held on _______, December ___, 1998, at ______ local time, at
_________________________________________________.   At  the   German   American
Special Meeting, German American will ask its shareholders:

          1. to approve the merger of 1ST BANCORP into German American; and

          2. to act on any other items that may be submitted to a vote at the Special Meeting.

1ST BANCORP Shareholders. The 1ST BANCORP Annual Meeting will be held on _______, December ___, 1998, at ______, local time, at
_________________________________________________________.  At the  1ST  BANCORP
Annual Meeting, 1ST BANCORP will ask its shareholders:


          1. to approve the merger of 1ST BANCORP into German American;

          2. to elect three directors of 1ST BANCORP; and

          3. to act on any other items that may be submitted to a vote at the Special Meeting.

                 Record Date; Vote Required (pages 13 and 14)

German American Shareholders. You can vote at the meeting of German American shareholders if you owned German American common stock at the close of business on ___________, 1998. You can cast one vote for each share of German American Common Stock that you owned at that time. In order to approve the merger, the holders of a majority of the shares of German American common stock outstanding must vote in its favor. You can vote your shares by attending the German American meeting and voting in person or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy or by attending the meeting and voting in person.

1ST  BANCORP  Shareholders.   You  can  vote  at  the  meeting  of  1ST  BANCORP
shareholders if you owned 1ST BANCORP common stock at the close of business on _______________, 1998. You will be able to cast one vote for each share of 1ST BANCORP common stock you owned at that time. In order to approve the merger, the holders of a majority of the shares of 1ST BANCORP common stock outstanding must vote in its favor. You can vote your shares by attending the 1ST BANCORP meeting and voting in person, or by marking the enclosed proxy card with your vote, signing it and mailing it in the enclosed return envelope. You can revoke your proxy as late as the date of the meeting either by sending in a new proxy or by attending the meeting and voting in person.

                 Our Reasons for the Merger (page 23)

German American. German American's Board of Directors considered a number of financial and non-financial factors in making its decision to merge with 1ST BANCORP, including its respect for the ability and integrity of the 1ST BANCORP Board of Directors, management and staff. The Board believes that expanding German American's operations in the areas 1ST BANCORP operates offers long range strategic benefits to German American.

1ST BANCORP. 1ST BANCORP's Board of Directors considered several financial and non-financial factors in determining to approve the merger into German American, including, among other things, the price German American offered to the 1ST BANCORP shareholders, the form of consideration and tax-free nature of the merger, the fairness opinion of Olive Corporate Finance, LLC, and its underlying analysis, the impact of the merger on 1ST BANCORP's customers and employees and the communities served by 1ST BANCORP, German American's historical practice of retaining employees of the banks that it had previously acquired with competitive salary and benefits programs and with career advancement opportunities, and German American's continuing commitment to the communities served by banks German American has previously acquired.

               Recommendations to Shareholders (pages 15 and 23)

German American Shareholders. The Board of Directors of German American believes that the merger is fair to its shareholders and in their best interests and unanimously recommends that they vote "FOR" the proposal to approve the merger.

1ST BANCORP Shareholders. The Board of Directors of 1ST BANCORP believes that the merger is fair to its shareholders and in their best interests and unanimously recommends that they vote "FOR" the proposal to approve the merger.

                              The Merger (page 22)

We have attached the Agreement and Plan of Reorganization to this document as Appendix A. Please read the Agreement. It is the legal document that governs the merger.

General

We propose a transaction in which 1ST BANCORP will merge into German American. We hope to complete this merger in the first quarter of 1999.

Exchange of Shares  (Page 30)

If you are a German American shareholder, you will not need to exchange your shares of German American common stock. If you are a 1ST BANCORP shareholder, each of your shares of 1ST BANCORP Common Stock will automatically become exchangeable for at least 1.5433 but no more than 1.8188 shares of German American's common stock. The exact number of shares of German American Common Stock that you will receive depends on the average value of the German American Common Stock during the 15 trading days ending two days before the closing date of the merger. The total number of shares German American will issue equals $57,120,000 divided by the average value of German American common stock during this 15 day period (but not lower than $28 nor higher than $33 per share, in any case). Therefore, German American will issue at least 1,730,909 but no more than 2,040,000 shares of German American common stock. You can calculate the exact number of shares you will receive for each share of 1ST BANCORP common stock by dividing the total number of shares that German American will issue by the number of outstanding shares of 1ST BANCORP common stock plus shares subject to 1ST BANCORP stock options (or 1,121,588 shares). German American will not issue fractional shares. Instead, you will receive the value of any fractional share in cash, based on the market value of German American's common stock. Following the merger, you will be entitled to exchange your certificates for 1ST BANCORP common stock for certificates for German American common stock by sending your certificates and a transfer form (we will send the form to you) to The Fifth Third Bank of Cincinnati, Ohio. The Fifth Third Bank will then exchange your 1ST BANCORP shares for shares of German American common stock. For more information on how this exchange procedure works, see "THE MERGER -- The Agreements -- Terms of the Merger -- Conversion of 1ST BANCORP Common Stock" on page __ of this document.

Shares of German American and 1ST BANCORP are quoted on the Nasdaq National Market System and the Nasdaq Smallcap Market System, respectively. On June 24, 1998, the last trading day before we announced the merger, the average of the closing bid and asked prices of German American Common Stock was $30.533 per share, and the average of the closing bid and asked prices of 1ST BANCORP Common Stock was $30.25 per share. On ___________, 1998, the day before we submitted this document for printing, German American common stock closed at $______ per share and 1ST BANCORP common stock closed at $________ per share.

Based on an assumed exchange ratio in the merger of ____, the market value of the consideration that you will receive in the merger for each share of 1ST BANCORP common stock would be $_____ based on German American's closing stock price on ________, 1998, and $______ based on German American's closing stock price on ___________, 1998. Of course, the market price of German American will fluctuate prior to the merger, and the exchange ratio will correspondingly fluctuate within certain limits. You should obtain current stock price quotations for German American common stock and 1ST BANCORP common stock. These quotations are available from your stock broker, may be published in major newspapers such as The Wall Street Journal, and can be found on the Internet (German American's symbol is "GABC", and 1ST BANCORP's symbol is "FBCV").

Opinion of Financial Advisors
(page 25)

Olive Corporate Finance, LLP has delivered to the 1ST BANCORP Board of Directors its opinion that, as of the date of this document, the consideration is fair to 1ST BANCORP from a financial point of view. We have attached this opinion to this document as Appendix B. You should read it completely to understand the assumptions made, matters considered and limitations of the review made by Olive Corporate Finance LLC in providing this opinion.

German American did not hire a consultant to advise German American's Board of Directors of the fairness to German American of the terms of the merger.

What We Need to Do to Complete the Merger  (page 33)

The completion of the merger depends on a number of conditions being met. In addition to our compliance with the Agreement and Plan of Reorganization, these include:

          1. Approval of the Agreement and Plan of Reorganization and the Plan of Merger by both the German American shareholders and 1ST BANCORP shareholders.

          2. Approval of the merger by the Board of Governors of the Federal Reserve System.

          3. Receipt by each of us of a legal opinion from Leagre Chandler & Millard, counsel to German American, that for United States federal income tax purposes, 1ST BANCORP shareholders who exchange their shares for shares of German American common stock will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. These opinions will be subject to various limitations, and we recommend that you read the fuller description of tax consequences provided in this document beginning at page 38.

          4. German American's receipt of a letter from Crowe Chizek & Co. LLP, its independent accountant, that the merger will qualify for "pooling of interests" accounting treatment.

          5. The absence of any injunction or legal restraint blocking the merger or government proceedings trying to block the merger.

The Agreement and Plan of  Reorganization  contains other conditions in sections
6.01 and 60.2.

Where the law permits, German American or 1ST BANCORP could decide to complete the merger even though one or more of these conditions hasn't been met. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Agreement; Expenses
(pages 33 and 34)

We can agree at any time to terminate the Agreement and Plan of Reorganization without completing the merger, even if the shareholders of both our companies have approved it. Also, either of us can decide, without the consent of the other, to terminate the merger agreement if:

          1. Our shareholders do not approve the merger.

          2. The other party breaches the Agreement and Plan of Reorganization (and doesn't correct the breach within 30 days) in a way that would entitle the party that wants to terminate the agreement not to complete the merger.

          3. The Board of Governors of the Federal Reserve System does not grant an approval we need to complete the merger, or if any court or governmental entity issues or seeks an order blocking the merger.

          4. The merger has not been completed by June 30, 1999, despite both German American's and 1ST BANCORP's best efforts.

          5. Certain other conditions to closing of the merger have not been satisfied.

Additionally, German American may terminate our agreement if it receives an environmental report from an environmental expert that recommends over $250,000 of remedial and corrective measures in connection with any 1ST BANCORP property.

Regardless of whether the merger is completed, we will each pay our own fees and expenses.

Waiver and Amendment  (page 34)

We can agree to amend the Agreement and Plan of Reorganization, and each of us can waive our right to require the other party to adhere to the terms and conditions of the Agreement, where the law allows. However, we may not do so after our respective shareholders approve the merger if the amendment or waiver would have a material adverse effect on the shareholders.

Accounting Treatment  (page ___ )

We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company.

Regulatory Approvals  (page ___ )

The merger must be approved by the Board of Governors of the Federal Reserve System. We have filed the required notification with the Board of Governors of the Federal Reserve System.

German American and 1ST BANCORP Stock Option Agreement  (page 36)

German American and 1ST BANCORP entered into a stock option agreement granting German American, under certain conditions explained below, an option to purchase shares of 1ST BANCORP's Common Stock. 1ST BANCORP granted these options to German American to increase the likelihood that 1ST BANCORP would complete the merger. The option agreement could discourage other companies from trying or proposing to combine with 1ST BANCORP before we complete the merger.

Under the Option Agreement, German American has the right to purchase up to 218,142 shares of 1ST BANCORP's common stock at $50.94 per share. Under certain circumstances German American may require 1ST BANCORP to repurchase the option, and/or any shares purchased under the option, at a predetermined price.

German American cannot exercise its option unless certain events occur. These events are business combination or acquisition transactions relating to 1ST BANCORP and certain related activities (other than the merger we are proposing in this document) such as a merger or the sale of a substantial amount of assets or stock. We don't know of any event that has occurred as of the date of this document that would permit German American to exercise its option. We have attached the Stock Option Agreement to this document as Appendix C.

Interests of Directors and Officers in the Merger that are Different From Your Interests (page 41)

Some of 1ST BANCORP's directors and officers have interests in the merger that are different from, or in addition to, their interests as shareholders in our companies. These interests exist because of agreements that the 1ST BANCORP directors and officers have with 1ST BANCORP and German American, including the following.

From August 6, 1998 until three years after we complete the merger, German American will make payment to certain directors and former employees of 1ST BANCORP. These payments will replace certain health care benefits that will no longer be available to those individuals following the merger. We have attached a memorandum that discusses these payments in detail as Appendix B to the Agreement and Plan of Reorganization, which is attached as Appendix A to this Prospectus/Proxy Statement.

When we complete the merger, C. James McCormick will become a director of German American to serve for three years following the merger. Four members of the Board of Directors of 1ST BANCORP will remain directors of First Federal Bank following the merger.

Also, following the merger, German American will purchase directors' and officers' insurance for the officers and directors of 1ST BANCORP who continue to serve in such capacities following the merger and will indemnify directors and officers of 1ST BANCORP for events occurring prior to the closing of the merger, including actions that are related to the Agreement and Plan of Reorganization, for six years following the merger.

The members of our Boards of Directors  knew about these  additional  interests,
and   considered   them,   when  they   approved  the   Agreement  and  Plan  of
Reorganization.

Stock Options

     The officers, directors and employees of 1ST BANCORP and First Federal Bank are required to exercise all their options for shares of 1ST BANCORP common stock prior to the closing of the merger.

Appraisal Rights  (page 40)

If you are a 1ST BANCORP shareholder, Indiana law permits you to dissent from the merger and have the fair value of your stock appraised by a court and paid to you in cash. To do this, you must follow certain procedures, including giving 1ST BANCORP certain notices and not voting your shares in favor of the merger. You will not receive any stock in German American if you dissent and follow all of the required procedures. Instead, you will only receive the value of your stock in cash. The relevant sections of Indiana law governing this process are attached to this document as Appendix D.

German American shareholders do not have dissenters' appraisal rights in the merger.

Certain Federal Income Tax Consequences
(page 38)

1ST BANCORP Shareholders. We expect that for United States federal income tax purposes, your exchange of shares of 1ST BANCORP Common Stock for shares of German American's common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain in connection with any cash received instead of fractional shares.

Our obligation to complete the merger depends on our receipt of a legal opinion from Leagre Chandler & Millard about the federal income tax treatment of 1ST BANCORP shareholders. These opinions won't bind the Internal Revenue Service, which could take a different view.

This tax treatment may not apply to certain 1ST BANCORP shareholders, including the 1ST BANCORP shareholders who dissent from the merger. Determining the actual tax consequences of the merger to you can be complicated. They will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

                      Pro Forma Comparative Per Share Data

The following table shows information about our income per share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods.

We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method known as "pooling of interests" accounting). The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, doesn't attempt to predict or suggest future results.

The information in the following table is based on the historical financial information that we've presented in our prior Securities and Exchange Commission filings. We have incorporated this material into this document by reference. See "Where You Can Find Additional Information" on page 55.

                     GERMAN AMERICAN BANCORP AND 1ST BANCORP
                 PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                                       Six Months
                                                           Ended        Year Ended     Year Ended      Year Ended
                                                        06/30/98         12/31/97        12/31/96        12/31/95

SUMMARY OF OPERATIONS  (A)
  Interest income                                        $32,206          $63,310         $60,334         $60,592
  Interest expense                                        16,871           33,829          32,751          33,679
                                                          ------           ------          ------          ------
  Net interest income                                     15,335           29,481          27,583          26,913
  Provision for loan losses                                  694              867             469             192
                                                             ---              ---             ---             ---
  Net interest income after provision for loan            14,641           28,614          27,114          26,721
losses
  Non-interest income                                      2,932            4,992           5,665          14,305
  Non-interest expense                                    11,050           21,815          23,703          22,582
                                                          ------           ------          ------          ------
  Income before income tax                                 6,523           11,791           9,076          18,444
  Income tax                                               1,960            3,374           3,018           6,499
                                                           -----            -----           -----           -----
  Net Income                                              $4,563           $8,417          $6,058         $11,945
                                                          ======           ======          ======         =======

PERIOD END BALANCES  (A)
  Total assets                                          $854,310         $831,769        $840,514        $787,362
  Total  loans, net                                      586,673          557,865         541,467         514,737
  Total deposits                                         634,165          635,701         635,432         590,403
  Long-term debt                                         116,381           95,406         103,442          95,902
  Total shareholders' equity                              89,560           85,053          80,558          77,308
  Cash dividends declared  (B)                             1,929            3,603           3,265           3,012
  Common shares outstanding                            8,387,226        8,385,839       8,374,730       8,366,837

SHARE AND BASIC PER SHARE DATA  (A)
  Net Income                                               $0.54            $1.00           $0.72           $1.43
  Cash dividends declared  (B)                              0.23             0.43            0.39            0.36
  Shareholders' equity, end of year                        10.68            10.14            9.62            9.24
  Weighted average shares outstanding                  8,386,299        8,379,405       8,370,994       8,367,423

(A) Pro forma information includes German American and 1ST BANCORP as if combined for all periods presented. Includes for all periods presented the issuance of a total of 995,678 shares of German American in two recent bank holding company acquisitions, 67,203 common shares of German American in exchange for all shares of FSB Financial Corporation, and 928,475 common shares of German American in exchange for all shares of CSB Bancorp. Pro Forma results prior to June 1, 1998 do not include the effect of FSB Financial Corporation, as this would not have a material impact on overall financial results. Also assumes issuance of 2,040,000 common shares of German American for all shares of 1ST BANCORP. (See Pro Forma Financial Statements regarding assumed shares issued.) The actual number of shares to be issued is not yet known. The assumed number of shares issued is for illustrative purposes only and not an attempt to predict the actual number of shares to be issued in the merger. Basic per share data does not consider the effect of the exercise of outstanding stock options, as this effect is not significant.


(B) Based upon German American cash dividends declared, without restatement for poolings. Management believes acquisitions will have no significant effect on German American dividend policy.

Selected Financial Data

The following tables show summarized historical financial data for each of us and also show similar pro forma information reflecting the merger. The pro forma information reflects the "pooling of interests" method of accounting.

We expect that we will incur reorganization and restructuring expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, doesn't take into account these expected expenses or these anticipated financial benefits, or otherwise attempt to predict or suggest future results.

The information in the following tables is based on historical financial information that we have presented in our prior Securities and Exchange Commission filings. All of the summary financial information we provide in the following tables should be read in connection with this historical financial information and with the more detailed financial information we provide in this document, which you can find beginning at page ___. This historical information has also been incorporated into this document by reference. See "Where You can Find Additional Information" on page ___. German American's audited historical financial statements were audited by Crowe Chizek & Co. LLP, independent certified public accountants, and 1ST BANCORP's audited historical financial statements were audited by KPMG Peat Marwick LLP, independent certified public accountants.

       Summary of Consolidated Financial Statements and Related Statistics
                  (dollars in thousands, except per share data)

German American completed two previous bank holding company acquisitions in 1998, CSB Bancorp and FSB Financial Corporation. Under pooling of interest accounting, CSB Bancorp and FSB Financial Corporation have been combined with German American as of and for the six month period ended June 30, 1998. At June 30, 1997, and for the six month period then ended, CSB Bancorp has been combined with German American; however, FSB Financial Corporation has been excluded because restatement would not result in a material change in overall financial results. The financial statements as of and for the years ended December 31 have not been restated to include CSB Bancorp and FSB Financial Corporation because restated audited financial statements have not yet been issued subsequent to the pooling.

                                        June 30,                                            December 31,

Summary of Operations:                   1998          1997         1997          1996          1995            1994            1993
                                         ------------------         ----------------------------------------------------------------



Interest and Fees on Loans            $17,900       $16,530       $29,350      $27,846       $26,197         $21,545         $20,238
Interest on Investments                 4,664         4,796         8,118        7,515         7,619           6,378           7,133
                                        -----         -----         -----        -----         -----           -----           -----
     Total Interest Income             22,564        21,326        37,468       35,361        33,816          27,923          27,371
                                       ------        ------        ------       ------        ------          ------          ------
Interest on Deposits                   10,396         9,837        17,221       16,179        15,150          11,599          12,278
Interest on Borrowings                    117           187           300          504           798             420             172
                                          ---           ---           ---          ---           ---             ---             ---
     Total Interest Expense            10,513        10,024        17,521       16,683        15,948          12,019          12,450
                                       ------        ------        ------       ------        ------          ------          ------
Net Interest Income                    12,051        11,302        19,947       18,678        17,868          15,904          14,921
Provision for Loan Losses                 119          (426)         (408)         210            49             687             797
                                          ---         -----         -----          ---            --             ---             ---
Net Interest Income after
     Provision for Loan Losses         11,932        11,728        20,355        18,468       17,819          15,217          14,124
Noninterest Income                      1,556         1,339         2,487         2,227        1,764           1,933           1,836
Noninterest Expenses                    8,276         7,709        13,668        13,288       12,418          10,910          10,874
                                        -----         -----        ------        ------       ------          ------          ------
Income Before Income Taxes
and Cumulative Effect of Change
in Accounting for Income Taxes          5,212         5,358         9,174         7,407        7,165           6,240           5,086
Income Tax Expense                      1,668         1,826         3,035         2,513        2,323           1,958           1,642
                                        -----         -----         -----         -----        -----           -----           -----
Income Before Cumulative Effect
of Change in Accounting for Taxes       3,544         3,532         6,139         4,894        4,842           4,282           3,444
Cumulative Effect of Change in
Accounting for Incomes Taxes            -----         -----         -----         -----        -----           -----             218
                                        -----         -----         -----         -----        -----           -----             ---
Net Income                             $3,544        $3,532        $6,139        $4,894       $4,842          $4,282          $3,662
Year-end Balances:
Total Asets                          $594,161      $556,124      $498,831      $489,443     $458,604         $432,939       $412,203
Total Loans, Net                      406,067       369,084       324,214       306,754      282,457          270,981        243,766
Total Long-term Debt                    1,000         -----         -----         1,000        1,000            1,000          1,000
Total Deposits                        516,402       486,795       433,948       422,906      395,553          369,180        353,056
Total Shareholders' Equity             65,705        60,019        53,332        48,793       45,788           40,779         38,880
Per Share Data (1)
Income Before Cumulative Effect of
Change in Accounting for Income
Taxes                                   -----         -----          1.15         $0.92        $0.91            $0.80          $0.65
Net Income                               0.56          0.56          1.15          0.92         0.91             0.80           0.69
Cash Dividends (2)                       0.23          0.20          0.43          0.39         0.36             0.32           0.29
Book Value, End of Year                 10.35          9.47          9.97          9.14         8.59             7.65           7.29
Other Data at Year-end:
Number of Shareholders                  2,487         2,432         2,083         1,981        1,910            1,863          1,878
Number of Employees                       253           260           216           218          213              203            188
Weighted Average Number
  of Shares (1)                     6,346,299     6,337,017     5,343,727     5,335,316    5,331,745        5,331,163      5,331,157



     (1) Share and Per share data has been retroactively adjusted to give effect for stock dividends and stock splits and excludes the dilutive effect of stock options.

     (2) Cash dividends represent historical dividends declared per share without retroactive restatement for poolings.

                    1ST BANCORP SELECTED FINANCIAL HIGHLIGHTS

                                                    1998          1997          1996          1995          1994
                                                              (Dollars in thousands except per share amounts)
SUMMARY OF EARNINGS
  (for the year ended June 30):
  Interest Income                                    19,453        19,694        20,875        19,903        15,506
  Interest Expense                                   13,004        13,292        14,520        13,419         8,955
  Provision for Loan Losses                             755           373            83           100            75
  Non-Interest Income                                 2,142         3,098        10,391         5,384         3,434
  Non-Interest Expense                                5,309         8,555         7,528         7,898         7,459
  Income Taxes                                          616         (249)         3,373         1,440           808
  Net Earnings                                        1,911           821         5,762         2,430         1,643

  Basic Earnings Per Share (1)                        $1.75         $0.75         $5.22         $2.24         $1.46
  Diluted Earnings Per Share (1)                      $1.73         $0.75         $5.22         $2.23         $1.46

FINANCIAL CONDITION (as of June 30):
  Total Assets                                      260,149       270,490       263,483       312,759       253,560
  Securities Available for Sale                      15,504        11,588        10,499            -          5,758
  Securities Held to Maturity                        19,553        44,065        43,624        72,005        51,119
  Loans                                             187,739       174,609       169,339       206,923       176,181
  Deposits                                          117,763       144,316       137,148       209,805       172,791
  Borrowings                                        115,381       100,296       100,885        79,387        59,520
  Stockholders' Equity                               23,855        22,333        21,729        16,333        13,520

  Stockholders' Equity Per Share (1)(2)              $21.85        $20.32        $19.71        $14.83        $13.79

SUPPLEMENTAL DATA (At or for the year ended June 30):
  Yield on Interest-Earning Assets                    7.93%         7.77%         7.75%         7.22%         6.87%
  Cost of Interest-Earning Liabilities                5.62%         5.54%         5.67%         5.02%         4.18%
  Net Interest-Rate Spread                            2.31%         2.23%         2.08%         2.20%         2.69%
  Net Interest-Rate Margin                            2.63%         2.52%         2.36%         2.35%         2.89%

  Return on Average Total Assets                      0.73%         0.31%         2.05%         0.84%         0.70%
  Return on Average Shareholders' Equity              8.28%         3.79%        29.45%        16.62%        12.24%
  Equity to Assets Ratio                              9.17%         8.26%         8.25%         5.22%         5.33%

  Cash Dividends Per Share (1)                        $0.26         $0.25         $0.24         $0.11         $0.11
  Dividend Payout Ratio                               14.86%        33.37%         4.52%         5.13%         7.81%

-----------------------
(1) All per share calculations have been adjusted for the 3-for-2 stock split effective November 15, 1997 and the 5% stock dividends issued February 9, 1996, January 10, 1997, and January 23, 1998.

(2) Calculated by dividing total equity by number of shares of common stock outstanding at year end.

                     GERMAN AMERICAN BANCORP AND 1ST BANCORP
                     HISTORICAL AND PRO FORMA PER SHARE DATA

                                                             German     German American                             1ST BANCORP
                                                           American             Bancorp                              Equivalent
                                                            Bancorp           Pro Forma         1ST BANCORP           Pro Forma
                                                                (C)                 (A)                                     (D)
                                                --------------------------------------------------------------------------------
06/30/98
Assuming 1.8188 Exchange Ratio (maximum)
  Net income                                                  $0.56               $0.54               $0.93               $0.98
  Cash dividends declared  (B)                                 0.23                0.23                0.13                0.42
  Shareholders' equity, end of period                         10.35               10.68               21.36               19.42
Assuming 1.6698 Exchange Ratio (mid-point)
  Net income                                                   0.56                0.55                0.93                0.92
  Cash dividends declared  (B)                                 0.23                0.23                0.13                0.38
  Shareholders' equity, end of period                         10.35               10.88               21.36               18.17
Assuming 1.5433 Exchange Ratio (minimum)
  Net income                                                   0.56                0.56                0.93                0.86
  Cash dividends declared  (B)                                 0.23                0.23                0.13                0.35
  Shareholders' equity, end of period                         10.35               11.09               21.36               17.12

12/31/97
Assuming 1.8188 Exchange Ratio (maximum)
  Net income                                                   1.02                1.00                1.79                1.82
  Cash dividends declared  (B)                                 0.43                0.43                0.26                0.78
Assuming 1.6698 Exchange Ratio (mid-point)
  Net income                                                   1.02                1.02                1.79                1.70
  Cash dividends declared  (B)                                 0.43                0.43                0.26                0.72
Assuming 1.5433 Exchange Ratio (minimum)
  Net income                                                   1.02                1.04                1.79                1.61
  Cash dividends declared  (B)                                 0.43                0.43                0.26                0.66

12/31/96
Assuming 1.8188 Exchange Ratio (maximum)
  Net income                                                   0.89                0.72                0.40                1.31
  Cash dividends declared  (B)                                 0.39                0.39                0.24                0.71
Assuming 1.6698 Exchange Ratio (mid-point)
  Net income                                                   0.89                0.74                0.40                1.24
  Cash dividends declared  (B)                                 0.39                0.39                0.24                0.65
Assuming 1.5433 Exchange Ratio (minimum)
  Net income                                                   0.89                0.75                0.40                1.16
  Cash dividends declared  (B)                                 0.39                0.39                0.24                0.60

12/31/95
Assuming 1.8188 Exchange Ratio (maximum)
  Net income                                                   0.88                1.43                5.89                2.60
  Cash dividends declared  (B)                                 0.36                0.36                0.17                0.65
Assuming 1.6698 Exchange Ratio (mid-point)
  Net income                                                   0.88                1.45                5.89                2.42
  Cash dividends declared  (B)                                 0.36                0.36                0.17                0.60
Assuming 1.5433 Exchange Ratio (minimum)
  Net income                                                   0.88                1.48                5.89                2.28
  Cash dividends declared  (B)                                 0.36                0.36                0.17                0.56

(A) Pro forma information includes German American and 1ST BANCORP as if combined for all periods presented.

(B) Based upon German American cash dividends declared, without restatement for poolings. Management believes acquisitions will have no significant effect on German American dividend policy.

(C)  Retroactively restated for all stock splits and stock dividends.

(D) Computed by multiplying German American pro forma per share information by the indicated Exchange Ratio.

                       INFORMATION CONCERNING THE MEETINGS

                       The German American Special Meeting

General

         Each copy of this Prospectus/Proxy Statement that German American Bancorp ("German American") mails to a holder of German American common stock ("German American Common Stock") is accompanied by a proxy, which is solicited by the Board of Directors of German American for use at the Special Meeting that will be held at Jasper, Indiana, at ____ [a.m./p.m.], local time, on _______, December __, 1998, and at any adjournment or adjournments thereof (the "German American Special Meeting"). German American shareholders who are the owners of German American Common Stock of record at the close of business on November __, 1998, will be entitled to vote at the German American Special Meeting. On such date, there were 6,348,590 shares of German American Common Stock outstanding and entitled to vote, with each such share entitled to one vote.

Votes Required

         The presence at the German American Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of German American Common Stock will constitute a quorum. Each share of German American Common Stock is entitled to one vote on any matter to come before the German American Special Meeting.

         The affirmative vote of the holders of a majority of the outstanding shares of German American Common Stock entitled to vote at the German American Special Meeting (at least 3,174,296 of the 6,348,590 shares of German American Common Stock outstanding) is required for approval and adoption of the Agreement and Plan of Reorganization, by and between German American and 1ST BANCORP ("1ST BANCORP"), and the Plan of Merger, by and between German American and 1ST BANCORP, and attached to the Agreement and Plan of Reorganization as Appendix A (collectively, the "Agreements") pursuant to which 1ST BANCORP shall merge with and into German American (the "Merger"). Proxies marked as abstentions and shares held in street name that are designated by brokers on proxy cards as not voted will not be counted as votes cast and, as a result, will have the same effect as a vote against approval of the Agreements. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for the purpose of determining whether a quorum is present. All of the members of the Board of Directors of German American have indicated their intent to vote all shares owned of record by them in favor of approval and adoption of the Agreements at the German American Special Meeting. At ________, 1998, the directors of German American owned of record ____ shares or approximately ___ percent of the outstanding shares thereof, and owned beneficially (including not only shares owned by record but also shares owned by spouses, minor children, and other close associates) an aggregate of ___ shares, or approximately ___ percent. Accordingly, the vote of an additional ___ shares would be required to approve the Merger in addition to the ___ shares beneficially owned by the directors of German American.

                         The 1ST BANCORP Annual Meeting

General

         Each copy of this Prospectus/Proxy Statement that 1ST BANCORP mails to a holder of 1ST BANCORP Common Stock ("1ST BANCORP Common Stock") is accompanied by a proxy, which is solicited by the Board of Directors of 1ST BANCORP for use at the Annual Meeting that will be held at Vincennes, Indiana, at ___ [a.m./p.m.], local time, on _______, December __, 1998, and at any adjournment or adjournments thereof (the "1ST BANCORP Annual Meeting"). 1ST BANCORP shareholders who are the owners of 1ST BANCORP Common Stock of record at the close of business on ________ __, 1998, will be entitled to vote at the 1ST BANCORP Annual Meeting. On such date, there were _________ shares of 1ST BANCORP Common Stock outstanding and entitled to vote, with each such share entitled to one vote.

Votes Required

         The presence at the 1ST BANCORP Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of 1ST BANCORP Common Stock will constitute a quorum. Each share of 1ST BANCORP Common Stock is entitled to one vote on any matter to come before the 1ST BANCORP Annual Meeting.

         Directors are elected by a plurality of the votes cast. Plurality means that the individuals who receive the largest number of votes cast are elected up to the maximum number of directors to be chosen at the meeting. Abstentions, broker non-votes, and instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

         The affirmative vote of the holders of a majority of the outstanding shares of 1ST BANCORP Common Stock entitled to vote at the 1ST BANCORP Annual Meeting (at least _______ of the __________ shares of 1ST BANCORP Common Stock outstanding) is required for approval and adoption of the Agreements. Proxies marked as abstentions and shares held in street name that are designated by brokers on proxy cards as not voted will not be counted as votes cast and, as a result, will have the same effect as a vote against approval of the Agreements. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for the purpose of determining whether a quorum is present. All of the members of the Board of Directors of 1ST BANCORP have agreed with German American to vote all shares owned of record by them in favor of approval and adoption of the Agreements at the 1ST BANCORP Annual Meeting. At June 30, 1998, the directors of 1ST BANCORP owned of record ___ shares or approximately ___ percent of the outstanding shares thereof, and owned beneficially (including not only shares owned by record but also shares owned by spouses, minor children, and other close associates) an aggregate of ___ shares, or approximately ___ percent. Accordingly, the vote of an additional ___ shares would be required to approve the Merger in addition to the ___ shares beneficially owned by the directors of 1ST BANCORP.

                                     Proxies

         If a German American shareholder or a 1ST BANCORP shareholder executes and returns the enclosed proxy, the proxy may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by (a) giving written notice of revocation to the Secretary of German American or 1ST BANCORP, as the case may be, at the principal executive offices of such corporation set forth in the Summary, which written revocation notice is actually received by the Secretary prior to the proxy being exercised, (b) executing a subsequently dated proxy, or (c) attending the German American

Special Meeting or the 1ST BANCORP Special Meeting, as the case may be, and voting in person. Unless revoked, the proxy will be voted at the meeting in accordance with the instructions of the shareholder as indicated on the proxy. If no instructions are given, the shares will be voted FOR the election of 1ST BANCORP's director nominees (in the case of 1ST BANCORP's proxies) and FOR the Merger and, on other matters that come before the meeting, as recommended by the directors; provided, that, in no event will a proxy that has been voted against the Merger be voted in favor of any motion to adjourn either of the Special Meetings for the purpose of soliciting additional votes in favor of the Merger.

                             Solicitation of Proxies

         In addition to the use of the mails, directors, officers, and certain employees of German American, and 1ST BANCORP may, without additional compensation therefor, solicit proxies in person or by telephone. 1ST BANCORP and German American will bear the cost of soliciting proxies from German American shareholders and 1ST BANCORP shareholders, respectively, and the expense of preparing and printing this Prospectus/Proxy Statement. See "THE MERGER -- The Agreements -- Terms of the Merger -- Expenses." Brokers and other custodians, nominees, and fiduciaries are requested to forward proxies and proxy soliciting materials to the beneficial owners of shares held of record by such persons and will be reimbursed for their reasonable expenses in so doing.

                     Recommendations Relating to the Merger

         The Boards of Directors of both German American and 1ST BANCORP have unanimously approved the Agreements and the transactions contemplated thereby. The Boards of Directors of both German American and 1ST BANCORP believe that the Agreements and the transactions contemplated thereby are in the best interests of German American, 1ST BANCORP, and their respective shareholders. The Board of Directors of German American recommends that German American shareholders vote FOR approval of the Agreements and the transactions contemplated thereby. The Board of Directors of 1ST BANCORP recommends that the 1ST BANCORP shareholders vote FOR approval of the Agreements and the transactions contemplated thereby. See "THE MERGER -- Background and Reasons for the Mergers -- German American's Reasons for the Merger and Recommendation of the German American Board" and "THE MERGER -- 1ST BANCORP's Reasons for the Merger and Recommendation of the 1ST BANCORP Board."

                      ELECTION OF DIRECTORS OF 1ST BANCORP

         The By-Laws of 1ST BANCORP provide that the Board of Directors shall determined the number of directors, between 5 and 15, and currently it has established a board of nine members. The By-Laws further provide that the Board of Directors is to be divided into three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually.

         The following tables set forth certain information regarding the nominees for the position of director of 1ST BANCORP and each director of 1ST BANCORP whose term continues, including the principal occupations of such persons during at least the past five years and the number and percent of shares of 1ST BANCORP Common Stock beneficially owned by such persons as of September 9, 1998. No nominee for director or director is related to any other nominee for director or director or executive officer of 1ST BANCORP by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of 1ST BANCORP Common Stock beneficially owned by all directors and executive officers as a group.


    Name and Age              Principal             Director        Director of        Term to          Common Stock
                             Occupation              of the      First Federal Bank    Expire           Beneficially
                           During the Last        Corporation          Since                             Owned as of
                             Five Years              Since                                              September 9,
                                                                                                           1998(1)

     Nominees                                                                                           Amount        %
     --------                                                                                           ------        -
Donald G. Bell        Vice President and              1989              1988            2001              50,889      4.64%
(Age 68)              Director of 1ST BANCORP;
                      Director of First
                      Federal Bank; Senior
                      Partner with the law
                      firm of Hart, Bell,
                      Cummings, Ewing & Stuckey
                      Vincennes, Indiana

Ruth Mix Carnahan     Director of 1ST BANCORP         1991              1981            2001               5,414      0.49%
(Age 79)              and Director and
                      Treasurer of First
                      Federal Bank;
                      Secretary-Treasurer of
                      Carnahan Grain, Inc.
                      Edwardsport, Indiana

Rahmi Soyugenc        Director of 1ST BANCORP         1991              1989            2001          105,112(2)      9.58%
(Age 67)              and of First Federal
                      Bank; President of
                      Evansville Metal
                      Products, Evansville,
                      Indiana

Directors Continuing in Office

R. William Ballard    Director of 1ST BANCORP         1991              1971            1999           33,050(3)      3.01%
(Age 64)              and of First Federal
                      Bank; retired Sr. Vice
                      President of First
                      Federal Bank



Frank D. Baracani     President and Director          1989              1984            1999           42,612(4)      3.86%
(Age 56)              of 1ST BANCORP and
                      President, Chief
                      Executive Officer and
                      Director of First
                      Federal Bank

James W. Bobe         Director of 1ST BANCORP         1993              1993            2000              356(5)      0.03%
(Age 54)              and of First Federal
                      Bank; President, Bobe
                      Farms, Inc. (farming)

C. James McCormick    Chairman of the Board           1989              1966            2000           39,144(6)      3.55%
(Age 73)              and Chief Executive
                      Officer of 1ST BANCORP
                      and Chairman of the
                      Board of First Federal
                      Bank; Chairman of
                      McCormick, Inc. and
                      Commercial Rentals, Inc.
                      and President of JAMAC
                      Corp., all located in
                      Vincennes, Indiana

Mary Lynn             Director and                    1989              1988            2000           34,167(7)      3.09%
Stenftenagel          Secretary-Treasurer of
(Age 44)              1ST BANCORP; Director,
                      Executive Vice
                      President, Secretary and
                      Chief Financial Officer
                      of First Federal Bank

John J. Summers       Vice Chairman of the            1989              1984            1999           28,672(8)      2.61%
(Age 68)              Board of 1ST BANCORP and
                      First Federal Bank;
                      retired President of
                      Hamilton Glass Products,
                      Inc.
                      Vincennes, Indiana

All directors and                                                                                     339,415(9)     30.43%
executive officers
as a group (9
persons)

(1) Based upon information furnished by the respective directors. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with the shares.

(2)  These shares include 4,340 shares held solely by Mr. Soyugenc's wife.
(3)  Of these shares, 5,909 shares are owned jointly with Mr. Ballard's wife.
(4) Of these shares, 25,506 shares are owned jointly by Mr. Baracani and his wife, 51 shares are held in trust for Mr. Baracani's daughter, and 6,300 shares are subject to a stock option granted under the 1ST BANCORP Stock Option Plan (the "Stock Option Plan").
(5)  All shares are owned jointly by Mr. Bobe and his wife.
(6) These shares include 10,037 owned by each of two of McCormick's adult children, 3,544 owned by a third adult child of Mr. McCormick (collectively these beneficial owners are referred to as the "McCormick Family") and 6,300 shares subject to a stock option granted under the Stock Option Plan. Except for the shares owned directly to which Mr. McCormick may be considered a beneficial owner, each member of the "McCormick Family" disclaims beneficial ownership of the shares held of record by each other member.
(7) Includes 6,300 shares subject to a stock option granted under the Stock Option Plan.
(8)  All shares are owned by Mr. Summers' wife.
(9)  Includes stock options for 18,900 shares under the Stock Option Plan.

                            Five Percent Shareholders

     The following table sets forth certain information regarding the beneficial ownership of the common stock as of September 9, 1998, by each person who is known by 1ST BANCORP to own beneficially 5 percent or more of the outstanding shares of common stock of 1ST BANCORP.

            Name and Address of                        Number of Shares of             Percent of
             Beneficial Owner                       Common Stock Beneficially             Class
                                                          Owned (1)(2)
Rahmi Soyugenc                                              105,112(3)                     9.58%
119 LaDonna Boulevard
Evansville, Indiana 47711

Investors of America Limited Partnership                     99,176                        9.04%
(Formerly Dieberg Four, L.P.)
c/o First Securities America, Inc.
39 Glen Eagles Drive
St. Louis, Missouri 63124

Joseph H. Moss                                               91,500                        8.34%
1100 Circle 75 Parkway
Suite 800
Atlanta, Georgia 30339

(1) Under applicable regulations, shares are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares the power to vote or dispose of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2) The information in this chart is based on Schedule 13D Reports and amendments thereto filed by the above listed individuals with the Securities and Exchange Commission (the "SEC") containing information concerning shares held by them, and written communications from the shareholders. It does not reflect any changes in those shareholdings which may have occurred since the date of such filings, amendments, or communications.

(3)  These shares include 4,340 shares held solely by Mr. Soyugenc's wife.

                    The Board of Directors and its Committees

     During the year ended June 30, 1998, the Board of Directors of 1ST BANCORP met thirteen times. No incumbent director of 1ST BANCORP attended fewer than 75% of the aggregate total number of meetings of the Board of Directors of 1ST BANCORP held during the last fiscal year and the total number of meetings held by all committees of the Board on which he or she served during the last fiscal year. The standing committees of the Board of Directors of 1ST BANCORP are the Nominating Committee, Audit Committee, Executive Committee, Option Administration Committee, By-Laws and Corporate Affairs Committee, and Personnel Committee. All committee members are appointed by the Board of Directors.

     The Audit Committee reviews the records and affairs of 1ST BANCORP to determine its financial condition, oversees the adequacy of the systems of internal control, and monitors 1ST BANCORP's adherence in accounting and financial reporting to generally accepted accounting principles and regulatory accounting principles, as appropriate. The Audit Committee, which currently consists of Messrs. Soyugenc (Chairman), Bell, Bobe, Ballard, and Summers and Mrs. Carnahan, met four times in fiscal 1998.

     The Option Administration Committee administers the 1ST BANCORP Stock Option Plan and the 1ST BANCORP Employee Stock Purchase Plan. The Option Administration Committee, which currently consists of Messrs. Bell (Chairman), Summers, and Soyugenc, and Mrs. Carnahan, met one time in fiscal 1998.

               Management Remuneration and Related Transactions;
                    Remuneration of Named Executive Officers

     During the fiscal year ended June 30, 1998, no cash compensation was paid directly by 1ST BANCORP to any of its executive officers. Each of such officers was compensated by First Federal Bank. However, 1ST BANCORP reimbursed First Federal Bank for certain of these compensation expenses.

     The following table sets forth information as to annual, long-term and other compensation for services in all capacities to 1ST BANCORP and its subsidiaries for the last three fiscal years, of (i) the individual who served as chief executive officer of 1ST BANCORP during the fiscal year ended June 30, 1998, and (ii) each executive officer of 1ST BANCORP serving as such during the 1998 fiscal year, who earned over $100,000 in salary and bonuses during that year (the "Named Executive Officers").

                           Summary Compensation Table

                               Annual Compensation
                                      Awards                                                           Long Term Compensation
                                                                  Other Annual
                                                                  Compensation          Restricted       Securities     All Other
                                  Fiscal                          Bonus($)(2)              Stock         Underlying    Compensation
Name and Principle Position        Year       Salary($)(1)           ($)(3)             Awards ($)       Options (#)       ($)
---------------------------        ----       ------------           ------             ----------       -----------       ---
C. James McCormick               1998                $47,218          $33,000    -           -                 6,300        -
Chairman of the Board            1997                 43,531           25,000    -           -                 6,300        -
and Chief Executive              1996                 41,865           34,729    -           -                     -        -
Officer of 1ST BANCORP
and Chairman of the Board
of First Federal Bank
                                                                                                                            -
Frank D. Baracini                1998               $113,008           $91,750   -           -                 6,518        -
President and Director           1997                105,845            72,000   -           -                 6,490        -
of 1ST BANCORP                   1996                101,626            97,000   -           -                   171
and First Federal and
Chief Executive Officer
of First Federal Bank

Mary Lynn Stenftenagel           1998                $77,816           $58,750   -           -                 7,027        -
Director and Secretary-          1997                 72,616            48,000   -           -                 6,926        -
Treasurer of 1ST                 1996                 69,471            64,000   -           -                   555        -
BANCORP,
Director, Executive Vice
President, Secretary, and
Chief Financial Officer of
First Federal Bank

(1) Salary consists of salary and director's fees. Directors' fees were deferred by these individuals pursuant to 1ST BANCORP's Director Deferred Compensation Plan.

(2) The bonus amounts are paid pursuant to First Federal Bank Management Incentive Plan and were accrued in fiscal years to which they relate.

(3) The Named Executive Officers of 1ST BANCORP receive certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the officer's salary and bonus.

                                  Stock Options

         The following table sets forth information related to options granted during fiscal year 1998 to each of the Named Executive Officers:

                                         Option Grants - Last Fiscal Year
                                                     % of Total
                                                   Options Granted          Exercise or
                                  Options          to Employees in          Base Price
           Name                 Granted (#)          Fiscal Year             ($/Share)           Expiration Date
           ----                 -----------          -----------             ---------           ---------------
C. James McCormick              --                    --                     --                   --

Frank D. Baracani               218 (1)               4.85%                  $16.59 (1)           6/30/98

Mary Lynn  Stenftenagel         727 (1)              16.23%                  $16.59 (1)           6/20/98

(1) Options to acquire shares of 1ST BANCORP's Common Stock pursuant to 1ST BANCORP's Employee Stock Purchase Plan. The option exercise price equaled 85% of the lower of the market value of a share of 1ST BANCORP Common Stock on July 1, 1997 and on June 30, 1998, which was $19.52 per share.

     The following table shows a stock option exercise by the Named Executive Officers during fiscal 1998, including the aggregate value realized by such officers on the date of exercise. The following table includes the number of shares covered by stock options held by the Named Executive Officers as of June 30, 1998. Also reported are the values for "in-the-money" options (options whose exercise price is lower than the market value of the shares at fiscal year end) which represent the spread between the exercise price of any such existing stock options and the year-end market price of the stock.

               Aggregate Option Exercises in Last Fiscal Year and
        Outstanding Stock Option Grants and Value Realized as of 6/30/98

                        Shares         Value                                               Value of Unexercised
                       Acquired     Realized at           Number of Securities                 In-The-Money
                          on          Exercise           Underlying Unexercised             Options at Fiscal
       Name          Exercise(#)     Date($)(1)        Options at Fiscal Year End                Year End
       ----          -----------     ----------        --------------------------                --------
                                                   Exercisable      Unexercisable (2)    Exercisable  Unexercisable

C. James McCormick        --            --            6,300             --                 $147,672        --

Frank D. Baracani        218         $5,648           6,300             --                 $147,672        --

Lynn Stenftenagel        727         $18,837          6,300             --                 $147,672        --

(1) Aggregate market value of the shares covered by the option less the aggregate price paid by the Named Executive Officer. (2) Amounts reflecting gains on outstanding option are based on the June 30, 1998 closing price of $42.50 per share.

                                 Director's Fees

     Directors of 1ST BANCORP are paid $150 for each regular monthly meeting of the Board of Directors. Directors of First Federal Bank are paid $600 for each regular monthly meeting of the Board of Directors of First Federal Bank and members of committees of First Federal Bank Board of Directors who are not employees of 1ST BANCORP subsidiaries are paid $300 per Committee meeting attended.

                       Director Deferred Compensation Plan

         Effective July 1, 1993, First Federal Bank entered into deferred compensation agreements with each of its directors. Under the Agreements, First Federal Bank will defer an amount equal to $600 to which the director would otherwise be entitled from First Federal Bank for each month of the deferral. The director will have the option of apportioning the deferral between a guaranteed investment account which provides a fixed rate of return and a phantom unit account which provides a return equivalent to the appreciation in 1ST BANCORP's Common Stock during the period of the deferral. At the time the director reaches his or her normal retirement date, the value of his or her guaranteed account and phantom stock account will be annuitized and provide him or her with 180 monthly payments. There are other provisions in the Agreement which provide for earlier payment in the case of disability or in the case of death. In addition, there is a one time burial benefit equal to $10,000.

                           Related Party Transactions

         During fiscal 1998 1ST BANCORP and its subsidiaries retained the law firm of Hart, Bell, Cummings, Ewing & Stuckey ("Hart, Bell"), of which firm Mr. Donald G. Bell, director of 1ST BANCORP and First Federal Bank, is a retired partner.

                           Indebtedness of Management

         Since the beginning of its fiscal year ended June 30, 1998, First Federal Bank had outstanding from time to time loans which were made to the directors and executive officers of 1ST BANCORP and their associates, as defined in regulations of the SEC. First Federal Bank offers loans to its directors, officers and employees. However, all of such loans were made in the ordinary course of business, at substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with nonaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.


                                   THE MERGER

         The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Agreements and the Stock Option Agreement, by and between German American and 1ST BANCORP, dated August 6,1998 (the "Option Agreement"), which are attached as Appendices A and C, respectively to this Prospectus/Proxy Statement. The Agreements and the Option Agreement are incorporated herein by reference. The parties urge German American shareholders to read the Appendices in their entirety.

                                     General

         The Agreements provide for the acquisition of 1ST BANCORP by German American pursuant to the Merger of 1ST BANCORP with and into German American, with the effect that German American will be the surviving corporation resulting from the Merger. At the Effective Time (as defined in the Agreements), each share of 1ST BANCORP Common Stock, $1.00 par value, then issued and outstanding, will be converted into the right to receive shares of German American Common Stock, no par value, at an exchange ratio defined below. 1ST BANCORP shareholders shall be allocated and entitled to receive shares of German American Common Stock, which total number of shares of German American Common Stock shall have a value of $57,120,000 subject to (a) the minimum and maximum number of shares limitation described below, (b) the provisions with respect to fractional shares, and (c) the adjustment for any stock dividends or other distribution of property or securities (excluding any cash dividends and excluding the five percent stock dividend that German American intends to declare in late 1998) or any subdivision, split up, reclassification, or combination of the German American Common Stock that occurs between the date hereof and the closing of the Merger. As of ___________, 1998, using a market price of $________ per share of German American Common Stock, 1ST BANCORP shareholders would have received under the Agreement $ ______ in market value of German American Common Stock.

                    Background of and Reasons for the Merger

German American's Reasons for the Merger and Recommendation of the German American Board

         In adopting the Agreements and the Merger, the German American Board considered a number of factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the German American Board considered the following material factors:

         (a) German American's respect for the ability and integrity of the 1ST BANCORP Board of Directors, management, and staff, and their affiliates and German American's belief that expanding its operations in the areas served by 1ST BANCORP offers important long range strategic benefits to German American;

         (b) a review of (i) the business, operations, earnings, and financial condition including the capital levels and asset quality, of 1ST BANCORP on an historical, prospective, and pro forma basis in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the market in which 1ST BANCORP operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of German American's due diligence review of 1ST BANCORP; and

         (c) a variety of factors affecting and relating to the overall strategic focus of German America, including German American's desire to expand into contiguous markets in southwestern Indiana and its desire to pursue the mortgage lending and other business lines pursued by 1ST BANCORP.

THE BOARD OF DIRECTORS OF GERMAN AMERICAN HAS UNANIMOUSLY APPROVED THE AGREEMENTS AND UNANIMOUSLY RECOMMENDS TO THE GERMAN AMERICAN SHAREHOLDERS THAT THEY APPROVE AND ADOPT THE AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

1ST BANCORP's Reasons for the Merger and Recommendation of the 1ST BANCORP Board

         Because of various changes to the banking laws, acquisition activity among financial institutions located in Indiana and in other states during the last several years has increased. This acquisition activity has resulted in regional and large financial institutions entering Indiana and other markets in the mid-western United States. In addition, developments and deregulation in the financial services industry generally have led to increases in competition for bank services. Further, recent increases in bank regulatory burdens have resulted in increased costs to most financial institutions. These increased costs and competitive factors have created an environment in which it is increasingly difficult for community banks such as 1ST BANCORP's subsidiary, First Federal Bank, A Federal Savings Bank ("First Federal") to compete effectively with other larger financial institutions and financial services providers.

         In light of the competitive and regulatory factors described above and other financial, legal and market considerations, the Board of Directors of 1ST BANCORP discussed from time to time whether to remain independent or whether to pursue an affiliation with another financial institution. In the first quarter of calendar year 1995, the Board of Directors signed an agreement with David A. Noyes & Company ("Noyes") whereby Noyes would provide an opinion of 1ST BANCORP's value and represent 1ST BANCORP in seeking a Merger partner. A Confidential Offering Memorandum was prepared and sent to several potential acquirors. The engagement of Noyes was announced in a press release dated March 7, 1995. After reviewing various proposals received from several financial institutions and the analysis performed by Noyes, the Board of Directors determined that it was in the best interests of 1ST BANCORP and its shareholders to remain independent, and to sell two of First Federal's branches located in Tipton and Kokomo, Indiana. The sale of these two branches was completed in December 1995. From time to time, discussions were held with various interested financial institutions during 1996 and 1997, but none resulted in any bids for 1ST BANCORP, with one exception. The general engagement of Noyes terminated during 1996, but Noyes was subsequently engaged on October 30, 1996, by 1ST BANCORP to assist it in negotiations with one financial institution. Negotiations occurred with that institution during 1997 and 1998. That institution submitted a bid to 1ST BANCORP, but that bid was not as attractive as the bid later received from German American Bancorp.

         In early 1998, representatives of 1ST BANCORP met with representatives of German American regarding the possibility of an affiliation of the two corporations. Several informal discussions between senior management of German American and senior management of 1ST BANCORP occurred throughout the spring of 1998.

         On June 25, 1998, an agreement in principle was reached for the Merger of 1ST BANCORP with and into German American subject to due diligence and execution of a definitive agreement, approval by shareholders, receipt of a fairness opinion, and approval of the appropriate bank regulatory agencies. Olive Corporate Finance, LLC ("Olive") was retained by 1ST BANCORP to provide a fairness opinion.

         Following  additional  discussions  between  German  American  and  1ST
BANCORP and after Olive had given its verbal opinion that the proposed consideration to be paid by German American for all of the outstanding shares of 1ST BANCORP Common Stock was fair from a financial point of view to 1ST BANCORP shareholders, a definitive agreement was negotiated and signed August 6, 1998.

         The Board of Directors of 1ST BANCORP considered several factors in determining to approve the German American proposal. Those factors are discussed below.

         Among other items considered by the Board of Directors of 1ST BANCORP in making its decision to approve the Agreements were the price and form of consideration proposed to be paid by German American; the financial condition, results of operation, dividend payment records and prospects of 1ST BANCORP and German American; the relative strength and compatibility of the management of the two organizations; compatibility of the markets of German American's existing subsidiary banks to the market of 1ST BANCORP; the anticipated tax-free nature of the Merger to 1ST BANCORP shareholders receiving solely German American Common Stock in exchange for their shares of 1ST BANCORP Common Stock; price information from Olive regarding other comparable bank acquisitions; and the opinion of Olive that the consideration to be received by 1ST BANCORP shareholders under the Agreements was fair from a financial perspective.

         The Board of Directors of 1ST BANCORP also considered, among other things, the impact of the Merger on 1ST BANCORP's customers and employees and the communities served by 1ST BANCORP, German American's historical practice of retaining employees of the banks that it had previously acquired with competitive salary and benefit programs and with career advancement opportunities; and German American's continuing commitment to the communities served by banks previously acquired by German American.

         Based upon the foregoing factors, the Board of Directors of 1ST BANCORP concluded that it was in the best interests of 1ST BANCORP and its shareholders to affiliate with German American. The importance of the various factors discussed above relative to one another cannot be precisely determined or stated.

                    Opinion of 1ST BANCORP Financial Advisor

         Olive was engaged by 1ST BANCORP to advise the 1ST BANCORP Board of Directors as to the fairness of the consideration, from a financial perspective, to be paid by German American to 1ST BANCORP shareholders as set forth in the Agreements.

         As part of its investment banking business, Olive is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with Mergers, acquisitions, and other transactions. Neither Olive nor any of its affiliates has a material financial interest in 1ST BANCORP or German American. Olive was selected to advise the 1ST BANCORP Board of Directors based upon its familiarity with financial institutions and its knowledge of the banking industry as a whole.

         Except as described in this section, neither 1ST BANCORP nor German American have had any material or compensable relationship with Olive, its affiliates, and/or unaffiliated representatives during the past two years.

         Olive performed certain analyses described below and discussed the range of values for 1ST BANCORP resulting from such analyses with the Board of Directors of 1ST BANCORP in connection with its advice as to the fairness of the consideration to be paid by German American (the "Opinion").

         In arriving at its Opinion, Olive reviewed certain publicly available business and financial information relating to 1ST BANCORP and German American. Olive considered certain financial and stock market data of 1ST BANCORP and German American and compared that data with similar data for certain other publicly-held bank and thrift holding companies which own Midwest financial institutions, and considered the financial terms of certain other comparable Midwest thrift transactions that had recently been effected. Olive also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, Olive did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Olive did not make an independent evaluation or appraisal of the assets of 1ST BANCORP or German American.

         As part of preparing the Opinion, Olive performed a due diligence review of German American. As part of the due diligence review, Olive spoke with German American management, reviewed Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the three years ended December 31, 1995, 1996 and 1997; Quarterly Reports on Form 10-Q for the periods ended March and June 1998; Quarterly Uniform Bank Performance Reports dated December 31, 1993 through June 30, 1998; Consolidated Reports of Condition and Income filed with the Federal Deposit Insurance Corporation dated December 31, 1997 and June 30, 1998; various internal financial reports regarding the operations and the financial condition; each of the filings on Form 8-K during the year ended December 31, 1997 and through September 30, 1998; and certain communications in the form of press releases from German American to its shareholders; Olive reviewed investment security holdings; listing of pending litigation provided by independent counsel; analysis and calculation of the Allowance for Loan and Lease Losses as of June 30, 1998; and internally identified special assets and related reports.

         Olive spoke with 1ST BANCORP management, reviewed and analyzed the historical performance of 1ST BANCORP contained in Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the five years ended June 30, 1994 through June 30, 1998; Thrift Financial Reports dated June 30, 1994 through June 30, 1998; various internal financial reports regarding the operations and the financial condition; each of the filings on Form 8-K during the year ended December 31, 1997 and through June 30, 1998; and certain communications in the form of press releases from 1ST BANCORP to its shareholders; Olive reviewed statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. In review of the aforementioned information, Olive took into account its assessment of general market and financial conditions, its experience in other transactions and its knowledge of the banking industry generally.

         In connection with rendering the Opinion and preparing its written and oral presentations to 1ST BANCORP's Board of Directors, Olive performed a variety of financial analyses, including those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Olive in this regard. The preparation of an Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, Olive believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its Opinion. In performing its analyses, Olive made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond 1ST BANCORP's or German American's control. The analyses performed by Olive are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

Comparable Company Analysis

         Olive reviewed and compared actual stock market data and actual selected financial information for 1ST BANCORP with corresponding information for _____ publicly traded Midwestern thrifts (the "1ST BANCORP Peer Group").

         The analysis of the 1ST BANCORP Peer Group indicated among other things, that, based on market prices as of _______________ and the latest publicly available financial data based on _________, 199__ or _______, 199__ :
(i) the mean and median multiples of price to respective last twelve months' earnings were _____x and _____x, respectively, compared to ______x for 1ST BANCORP; (ii) the mean and median multiples of price to tangible book value were _____% and _____%, respectively, compared to _____% for 1ST BANCORP; (iii) the mean and median dividend yields were ____% for both, respectively, compared to ___% for 1ST BANCORP; (iv) the mean and median return on average assets ("ROAA") for the last twelve months were ____% and ____%, respectively, compared to ______% for 1ST BANCORP; (v) the mean and median return on average equity ("ROAE") for the last twelve months were ____% and ____%, respectively, compared to _____% for 1ST BANCORP.

         Olive reviewed and compared actual stock market data and actual and estimated selected financial information for German American with corresponding information for _____ publicly traded Midwestern banks with assets between _____ million and ____ million (the "German American Peer Group").

         The analysis of the German American Peer Group indicated among other things, that, based on market prices as of _______________ and the latest publicly available financial data based on _________, 199 or _______, 199 : (i) the mean and median multiples of price to respective last twelve months' earnings were _____x and _____x, respectively, compared to ______x for German American; (ii) the mean and median multiples of price to tangible book value were _____% and _____%, respectively, compared to _____% for German American;
(iii) the mean and median dividend yields were ____% for both, respectively, compared to ___% for German American; (iv) the ROAA for the last twelve months were ____% and ____%, respectively, compared to ______% for German American; (v) the ROAE for the last twelve months were ____% and ____%, respectively, compared to _____% for German American.

         Comparable Transactions Analysis: Olive reviewed and compared actual information for comparable pending or closed transactions it deemed pertinent to the Merger, including; (i) ______ Midwest thrift Merger and/or acquisition transactions since January 1, 1996; and (ii) ______ Indiana thrift Merger and/or acquisition transactions since January 1, 1996. In addition to reviewing Midwest and Indiana thrift transactions, Olive performed separate comparable analyses for acquisitions of Midwest thrifts which, like 1ST BANCORP, had returns on average assets between .60% and .80% and returns on average equity between 8.0% and 9.6%.

         The analysis of Midwest Transactions indicated, among other things, that based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were ______x and _____x, respectively, compared to an implied valuation of ______x for 1ST BANCORP earnings in this transaction; (ii) the mean and median ratios of transaction value to book value were ____% and ____%, respectively, compared to _____% for 1ST BANCORP stated book value; (iii) the mean and median ratios of transaction value to tangible book value were ____% and ____%, respectively, compared to _____% for 1ST BANCORP stated tangible book value; and (iv) the mean and median ratios of transaction value to total assets were _____% and _____%, respectively, compared to an implied valuation of _____ of 1ST BANCORP total assets.

         The analysis of Indiana Transactions indicated, among other things, that based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were _______x and ________x, respectively, compared to an implied valuation of ______x for 1ST BANCORP earnings in this transaction; (ii) the mean and median ratios of transaction value to book value were ____% and ____%, respectively, compared to _____% for 1ST BANCORP stated book value; (iii) the mean and median ratios of transaction value to tangible book value were ____% and ____%, respectively, compared to _____% for 1ST BANCORP stated tangible book value; and (iv) the mean and median ratios of transaction value to total assets were _____% and _____%, respectively, compared to an implied valuation of _____ of 1ST BANCORP total assets.

         The analysis of Midwest Transactions with returns on average assets between .60% and .80% indicated, among other things, that based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were _______x and ________x, respectively, compared to an implied valuation of ______x for 1ST BANCORP earnings in this transaction; (ii) the mean and median ratios of transaction value to book value were ____% and ____%, respectively, compared to _____% for 1ST BANCORP stated book value; (iii) the mean and median ratios of transaction value to tangible book value were ____% and ____%, respectively, compared to _____% for 1ST BANCORP stated tangible book value; and (iv) the mean and median ratios of transaction value to total assets were _____% and _____%, respectively, compared to an implied valuation of _____ of 1ST BANCORP total assets.

         The analysis of Midwest Transactions with returns on average equity between 8.0% and 9.6% indicated, among other things, that based on the announced transaction value: (i) the mean and median multiples of transaction value to respective last twelve months' earnings were _______x and ________x, respectively, compared to an implied valuation of ______x for 1ST BANCORP earnings in this transaction; (ii) the mean and median ratios of transaction value to book value were ____% and ____%, respectively, compared to _____% for 1ST BANCORP stated book value; (iii) the mean and median ratios of transaction value to tangible book value were ____% and ____%, respectively, compared to _____% for 1ST BANCORP stated tangible book value; and (iv) the mean and median ratios of transaction value to total assets were _____% and _____%, respectively, compared to an implied valuation of _____ of 1ST BANCORP total assets. .
         Adjusted Net Asset Value Analysis: Olive reviewed 1ST BANCORP's balance sheet data to determine the amount of material adjustments required to the stockholder's equity of 1ST BANCORP based on differences between the market value of 1ST BANCORP's assets and their value reflected on 1ST BANCORP's financial statements. Olive determined that _______ adjustment(s) was/were warranted. Olive reflected a value of the noninterest bearing deposits of approximately $_________. The adjusted net asset value was determined to be $______ per share of 1ST BANCORP Common Stock.

Discounted Earnings Analysis

         A dividend discount analysis was performed by Olive pursuant to which a range of stand-alone values of 1ST BANCORP was determined by adding (i) the present value of estimated future dividend streams that 1ST BANCORP could generate over a five-year period beginning in 1999 and ending in 2003, and (ii) the present value of the "terminal value" of 1ST BANCORP's common equity at the end of 2003. The "terminal value" of 1ST BANCORP's common equity at the end of the five-year period was determined by applying a multiple of ___X the projected terminal year's book value. The median price paid as a multiple of book value for all Midwest bank transactions since January 1, 1996 was ____X.

     Dividend streams and terminal values were discounted to present values using a discount rate of ______%. The rate reflects assumptions regarding the required rate of return of holders or buyers of 1ST BANCORP Common Stock. The value of 1ST BANCORP, determined by adding the present value of the total cash flows, was $____ per share of 1ST BANCORP Common Stock. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming an annual growth rate of ____%, return on assets of ____% for years one through five, _____% for years six through ten, and ____% for years ten through twenty. Dividends also were assumed to be ____% of income for all years. This long-term projection resulted in a value of $____ per share of 1ST BANCORP Common Stock.

Specific Acquisition Analysis

     Olive valued 1ST BANCORP based on an acquisition analysis assuming a "break-even" earnings scenario to an acquirer as to price, current interest rates, and amortization of the premium paid. Based on this analysis, an acquiring institution would pay $____ per share of 1ST BANCORP Common Stock, assuming they were willing to accept no impact to their net income in the initial year. This analysis was based on a funding cost of _____% adjusted for taxes, amortization of the acquisition premium over 15 years and earnings for the last twelve months at June 30, 1998 of $________.

Pro Forma Merger Analysis

     Olive compared the historical and pro forma financial data of 1ST BANCORP to that of German American. This included, among other things, a comparison of profitability, asset quality and capital adequacy measures. In addition, the contribution of each of 1ST BANCORP and German American to the income statement and balance sheet of the pro forma combined company was analyzed.

     The Opinion is directed only to the question of whether the consideration to be received by 1ST BANCORP's shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any 1ST BANCORP shareholder to vote in favor of the Merger. German American and 1ST BANCORP imposed no limitations on Olive regarding the scope of its investigation or otherwise.

     Based on the results of the various analyses described above, Olive concluded that the consideration to be received by 1ST BANCORP shareholders under the Agreements is fair and equitable from a financial perspective to the 1ST BANCORP shareholders.

     Olive will receive a fee of $_______ and reimbursement for all reasonable out-of-pocket expenses from 1ST BANCORP for its services. In addition, 1ST BANCORP has agreed to indemnify Olive and its directors, officers and employees from liability in connection with the 1ST BANCORP Merger, and to hold Olive harmless from any losses, actions, claims, damages, expenses or liabilities related to any of Olive's acts or decisions made in good faith and in the best interest of 1ST BANCORP.

                                 The Agreements

         The following summary of the terms of the Agreements does not purport to be complete and is qualified in its entirety by reference to the Agreements, which are incorporated herein by reference and attached as Appendix A to this Prospectus/Proxy Statement.

         If approved by the German American shareholders and the 1ST BANCORP shareholders, and if all other conditions to the consummation of the Merger specified by the Agreements are satisfied or waived, and unless the Agreements are terminated as provided therein, the Merger will be consummated and become effective on the date specified in the Agreements. Although no assurances can be given, it is anticipated that the Effective Time will occur in the first quarter of 1999.

Effect of the Merger

         At the Effective Time, the separate corporate existence of 1ST BANCORP will cease and 1ST BANCORP will be merged into and become a part of German American, which will survive the Merger.

         Following the Merger, 1ST BANCORP shareholders who do not perfect their dissenters' rights under Chapter 44 of the Indiana Business Corporation Law (the "IBCL") (see "THE Merger -- Rights of Dissenting shareholders") will have the right, upon surrender of the certificates for their shares of 1ST BANCORP Common Stock or other evidence of ownership of such shares acceptable to German American, to receive the Merger Consideration (as such term is defined in the following section).

Terms of the Merger

                     Conversion of 1ST BANCORP Common Stock

         Pursuant to the Merger, German American will acquire all 1,121,588 issued and outstanding shares of 1ST BANCORP Common Stock in exchange for shares of German American Common Stock, no par value, at an exchange ratio calculated as follows. Solely for purposes of establishing the exact number of shares of German American Common Stock that 1ST BANCORP shareholders will receive for each share of 1ST BANCORP Common Stock (the "Exchange Ratio"), each share of German American Common Stock will be valued (the "GA Common Value") at the average of the highest closing bid and lowest closing asked prices of German American Common Stock as reported by Nasdaq National Market System for the 15 trading days ending on the second trading day preceding the Closing Date (the "Valuation Period"). The "Closing Date" is the last day of the month in which all the conditions of closing, as identified in the Agreements, are satisfied. Shareholders can obtain the daily closing bid/asked information as reported by Nasdaq for German American Common Stock by calling any member firm of the National Association of Securities Dealers (NASD) or by accessing Nasdaq's home page on the Internet (http://www.nasdaq.com) and entering the Nasdaq quotation symbol for German American Common Stock (GABC). Shareholders can also obtain this information by calling the German American Investor Relations office at
(812) 482-1314.

         The GA Common Value will then be divided into the sum of $57,120,000 to establish (to the nearest whole share) the aggregate number of shares of German American Common Stock into which all of the then issued and outstanding shares of 1ST BANCORP Common Stock will be converted at the Effective Time. This number of shares of German American Common Stock will then be divided by the number of issued and outstanding shares of 1ST BANCORP Common Stock (expected to be 1,121,588, assuming stock options for ___ shares of 1ST BANCORP Common Stock are exercised by the holders thereof), with the quotient therefrom (carried to the fourth figure past the decimal point) being the number of shares of German American Common Stock into which each share of 1ST BANCORP Common Stock will be converted at the Effective Time, except for shares as to which dissenters rights under the IBCL have been perfected.

         Notwithstanding the above, in no event will the total number of shares of German American Common Stock issued in the Merger be more than 2,040,000 shares or fewer than 1,730,909 shares, nor, accordingly, will the Exchange Ratio be more than 1.8188 or less than 1.5433 shares of German American Common Stock for each of the 1,121,588 shares of 1ST BANCORP Common Stock. The maximum and minimum Exchange Ratios, and the maximum and minimum numbers of shares, will be further adjusted in accordance with the anti-dilution provisions of the Agreements in connection with any future stock dividends, stock splits, and the like that German America might declare (excluding cash dividends and the five percent stock dividend that German American intends to declare in late 1998.) German American does not, however, anticipate that it will declare or effect any such future stock dividends, stock splits, or the like (other than the excluded five percent stock dividend) prior to the Effective Time. At times herein, the shares of German American Common stock to be received in exchange for the shares of 1ST BANCORP Common Stock will be referred to as the "Merger Consideration."

         If the GA Common Value falls between $28 and $33 per share during the Valuation Period, then 1ST BANCORP shareholders will receive an aggregate number of shares of German American Common Stock that had an aggregate GA Common Value as measured during the Valuation Period of $57,120,000. If however, the GA Common Value exceeds $33 per share, then the total number of shares of German American Common stock issued in the Merger will equal 1,730,909. Similarly, if the GA Common Value is below $28, then the total number of shares of German American Common Stock issued will equal 2,040,000. On ____________, 1998 (the latest practicable date prior to the printing of the Prospectus/Proxy Statement), the GA Common Value for German American Common stock was $ _____ per share. Assuming that the GA Common Value remains $___ per share during the Valuation Period (as to which there is no assurance), then ___ shares of German American Common Stock for each share of 1ST BANCORP Common Stock and an aggregate of ____ shares of German American Common Stock will be issued in the Merger.

         The following table illustrates a range of possible values of the German American Common Stock to be received by the 1ST BANCORP shareholders in the Merger:


                              Aggregate                                           Per 1ST BANCORP Share

                                                                                              GA Common Value
Hypothetical                                    Aggregate Average GA                          During the Valuation
Average                                         Common Value During                           Period of Shares to
GA Common Value During                          the Valuation Period   Shares to be Issued    be Issued Per 1ST
the Valuation Period     Aggregate Shares to    of Shares to be        Per 1ST BANCORP        BANCORP Share
                         be Issued*             Issued                 Share*
$38.00                   1,730,909              $65,774,542            1.5433                 $58.65
$35.50                   1,730,909              $61,447,270            1.5433                 $54.79
$33.00                   1,730,909              $57,119,997            1.5433                 $50.93
$30.50                   1,872,787              $57,120,004            1.6698                 $50.93
$28.00                   2,040,000              $57,120,000            1.8188                 $50.93
$25.50                   2,040,000              $52,020,000            1.8188                 $46.38
$23.00                   2,040,000              $46,920,000            1.8188                 $41.83


* Subject to possible adjustment on account of future stock dividends, stock splits, or the like.

         No fractional shares of German American Common Stock will be issued and, in lieu thereof, 1ST BANCORP shareholders who would otherwise be entitled to a fractional share interest (after taking into account all shares of 1ST BANCORP Common Stock held by such 1ST BANCORP shareholder) shall be paid an amount in cash equal to the product of such fractional share interest and the lowest closing asked prices and highest closing bid prices of a share of German American Common as quoted on the Nasdaq National Market System on the last day of the Valuation Period.

         Any 1ST BANCORP shareholders who perfect their dissenters' rights under the IBCL would receive cash for their shares of 1ST BANCORP Common Stock rather than shares of German American Common Stock.

Surrender of Certificates

         As soon as reasonably practicable after the Effective Time but in no event more than 10 days after the Effective Time, German American or its designated exchange agent (the "Exchange Agent") shall mail to each record holder of 1ST BANCORP Common Stock a letter of transmittal (which shall specify that delivery shall be effected, and the risk of loss and title to the certificates of 1ST BANCORP Common Stock shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as German American shall reasonably specify) (each such letter, the "Letter of Transmittal") and instructions for use in effecting the surrender of each 1ST BANCORP stock certificate (the "1ST BANCORP Certificate") in exchange for the Merger Consideration. As soon as reasonably practicable after surrender to the Exchange Agent of a Certificate, together with a Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall transmit to the holder of such 1ST BANCORP Certificate the Merger Consideration.

         No dividends that are otherwise payable on shares of German American Common Stock constituting the Merger Consideration shall be paid to persons entitled to receive such shares of German American Common Stock until such persons surrender their 1ST BANCORP Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of German American Common Stock shall be issued any dividends which shall have become payable with respect to such shares of German American Common Stock (without interest and less the amount of taxes, if any, which may have been imposed thereon if German American is required to withhold taxes) between the Effective Time and the time of such surrender.

         If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered 1ST BANCORP Certificate is registered, it shall be a condition of issuance that the surrendered 1ST BANCORP Certificate shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. German American reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to German American be provided to German American at the reasonable expense of the 1ST BANCORP shareholder in the event that such 1ST BANCORP shareholder claims loss of a 1ST BANCORP Certificate for 1ST BANCORP Common Stock and requests that German American waive the requirement for surrender of such 1ST BANCORP Certificate.

Rights Determined at Effective Time

         1ST BANCORP will provide to German American a certified list of the 1ST BANCORP shareholders from 1ST BANCORP stock records at the Effective Time. Persons who are not identified as registered holders of 1ST BANCORP Common Stock on the records of 1ST BANCORP as of the Effective Time but who have acquired beneficial interests in such shares of 1ST BANCORP Common Stock and desire to register the transfer of those rights after the Effective Time will not be entitled to do so on the books of 1ST BANCORP. Instead, such persons must present to German American appropriate instruments of transfer signed by the registered holder of such shares as of the Effective Time satisfactory to German American to obtain registration in their name of the Merger Consideration issuable by German American.

Stock Options

         Officers, directors and employees of 1ST BANCORP holding options to purchase 1ST BANCORP Common Stock are required to exercise such options prior to the Closing Date.

Expenses

         All costs and expenses incurred in connection with the transactions contemplated by the Agreements will be paid by the party incurring the expenses. However, if the Agreements are terminated because one party has knowingly materially breached any of that party's representations and warranties made in the Agreements and the breach is not cured within thirty (30) days of a written notice to cure the breach, then the nonbreaching party may recover appropriate damages from the breaching party.

Conditions

         Consummation of the Merger is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions precedent:

              (a) The Merger shall have been approved by a majority of the outstanding shares of German American Common Stock and a majority of the outstanding shares of the 1ST BANCORP Common Stock;

              (b) All required regulatory approvals shall have been obtained by the Merger;

              (c) 1ST BANCORP shall have received from Olive an opinion dated the date of the mailing of this Prospectus/Proxy Statement that the terms of the Merger are fair to 1ST BANCORP shareholders from a financial point of view (the Opinion is attached as Appendix B hereto);

              (d) German American shall have received a letter, dated as of the Effective Time, from its independent public accountants to the effect that, in their opinion, the Merger qualifies for "pooling of interests" accounting treatment;

              (e) German American and 1ST BANCORP shall have each received an opinion from Leagre Chandler & Millard, counsel for German American, concerning the expected federal income tax consequences of the Merger;

              (f) First Federal Bank and each of its directors who has not reached the "Normal Retirement Date" specified by his or her individual Director Deferred Compensation Agreement with the Bank shall have agreed to amend such agreements to reduce the monthly interest factor to .857% and the monthly interest credit rate to .521% and to eliminate the phantom stock feature in the Agreements as of December 31, 1998; and

              (g) Other customary conditions and obligations of the parties set forth in the Agreements shall have been satisfied.

         Prior to the Effective Time, the conditions to the consummation of the Agreements may, to the extent not prohibited by law, be waived in writing by the party entitled to the benefits thereof.

Termination of Agreements

         The Agreements may be terminated as follows:

              (a) By mutual agreement of all parties thereto;

              (b) By German American or 1ST BANCORP in the event of a material breach by the other party of any of its representations and warranties or covenants under the Agreements and such breach is not cured within thirty (30) days after notice to cure such breach is given by the non-breaching party,

              (c) By German American or 1ST BANCORP, if the Merger is not consummated by June 30, 1999;

              (d) By German American or 1ST BANCORP, if the conditions to its obligations set forth in the Agreements are not satisfied or waived on or prior to the Closing Date;

              (e) By German American or 1ST BANCORP, if the Agreements and consummation of the Merger are not approved by the affirmative vote of the holders of at least a majority of the outstanding shares of 1ST BANCORP Common Stock entitled to vote at the 1ST BANCORP Annual Meeting; and

              (f) By German American or 1ST BANCORP if the Agreements and consummation of the Merger are not approved by the affirmative vote of the holders of at least a majority of the outstanding shares of German American Common Stock entitled to the German American Special Meeting.

         The Agreements also provide that German American may terminate the Agreements if the environmental inspection reports on all real property owned or leased by 1ST BANCORP provided to German American by 1ST BANCORP pursuant to the Agreements disclose any contamination or presence of hazardous wastes, the estimated remedial and corrective costs of which exceed $250,000, as reasonably estimated by an environmental expert retained for such purpose by German American and reasonably acceptable to 1ST BANCORP; provided, however, that German American must exercise such termination right within ten business days following receipt of such estimate.

         In addition, if the approval of the Board of Governors of the Federal Reserve System (the "FRB") is not received or if legal action to enjoin the Merger is taken by a court or governmental agency, then either German American or 1ST BANCORP may terminate the Agreements. German American may also terminate the Merger in the event that any bank regulatory agency takes action against 1ST BANCORP or any of its subsidiaries seeking to enforce banking laws or regulations.

Restrictions on Bank Operations Prior to the Merger

         Pursuant to the Agreements, 1ST BANCORP has agreed to certain restrictions on the conduct of its business pending consummation of the Merger. 1ST BANCORP has agreed, among other things, (i) that it will carry on its business only in the ordinary course; (ii) that it will not issue any additional capital stock or change its capitalization other than shares issued pursuant to the exercise of outstanding stock options, (iii) that it will not solicit proposals for or otherwise seek a Merger or business combination with or sale of 1ST BANCORP or its subsidiaries to any person or entity other than German American; (iv) that it will not amend its Articles of Incorporation or Bylaws;
(v) that it will not make or agree to make or pay any general or unusual increases in compensation or employee benefits to any of its directors, employees or agents; and (vi) that it will not pay any dividends with respect to its capital stock other than its normal quarterly dividends of no more than $.0667 per share.

Covenants

         Among its other obligations under the Agreements, German American has agreed to take certain actions affecting employees, directors and employee and director benefit plans of 1ST BANCORP and its subsidiaries.

         1ST BANCORP's stock option plan, 1997 Employee Stock Purchase Plan and Automatic Dividend Reinvestment and Stock Purchase Plan will be terminated prior to the Effective Date.

         Employees of First Federal Bank will be entitled to participate in German American's Retirement Profit Sharing Plan, receiving credit for their service with First Federal Bank for purposes of vesting under and eligibility to participate in that plan. First Federal Bank's retirement plan will be terminated and frozen as of the date such employees begin participating in German American's plan. The accrued benefits of the participants in the First Federal Bank's retirement plan will be paid at such times and in such amounts provided for under that plan.

         German American has agreed to cause First Federal Bank to honor its obligations under First Federal Bank's Executive Supplemental Retirement Income Agreements and to honor First Federal Bank's obligations under its Director Deferred Compensation Plan, provided that certain amendments are to be made to such plan as of December 31, 1998. See "Conditions."

Option Agreement

         As an inducement and a condition to German American entering into the Agreements, 1ST BANCORP and German American entered into a Stock Option Agreement, dated August 6, 1998 (the "Option Agreement"), pursuant to which 1ST BANCORP granted German American an option (the "Option") entitling it to purchase up to 218,142 shares of 1ST BANCORP Common Stock (representing approximately 19.9% of the shares of 1ST BANCORP Common Stock issued and outstanding before giving effect to the issuance of additional shares of 1ST BANCORP Common Stock pursuant to the exercise of the Option) of 1ST BANCORP Common Stock under the circumstances described below, at a cash price per share equal to $50.94, subject to possible adjustment in certain circumstances (the "Purchase Price"). This description of the Option Agreement and the Option does not purport to be complete and is qualified in its entirety by reference to the Option Agreement, which is filed as Appendix C to the Registration Statement and incorporated herein by reference.

         If no preliminary or permanent injunction or other order against the delivery of the shares of 1ST BANCORP Common Stock covered by the Option issued by any court of competent jurisdiction is in effect, German American may exercise the Option, in whole or in part, at any time, from time to time, if, but only if, a Purchase Event (as defined below) occurs prior to the Option's termination; and German American, at the time, is not in material breach of the Option Agreement or the Agreements. As defined in the Option Agreement, "Purchase Event" means either of the following events:

         (a) without German American's prior written consent, 1ST BANCORP authorizing, recommending, publicly proposing, or publicly announcing an intention to authorize, recommend, or propose or entering into an agreement with any third party to effect (i) a Merger, consolidation, or similar transaction involving 1ST BANCORP or any of its subsidiaries (other than transactions solely between 1ST BANCORP's subsidiaries other than transactions involving 1ST BANCORP or any of its subsidiaries in which the voting securities outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into securities of the surviving entity) at least 75% of the combined voting power of the voting securities of 1ST BANCORP or the surviving entity outstanding immediately after the consummation of the transaction), (ii) the disposition, by sale, lease, exchange, or otherwise, of 20% or more of the consolidated assets of 1ST BANCORP and its subsidiaries or (iii) the issuance, sale, or other disposition (including by way of Merger, consolidation, share exchange, or any similar transaction) of securities representing 20% or more of the voting power of 1ST BANCORP or any of its subsidiaries (an "Acquisition Transaction"); or

         (b) any person (other than German American or any German American subsidiary) acquiring beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire a beneficial ownership of, or the formation of any "group" (as defined under the Exchange
Act), other than a group of which German American or any German American subsidiary is a member, that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding shares of 1ST BANCORP Common Stock.

         The Option will terminate upon the earliest of the following:

          (a) the Effective Time;

          (b) termination of the Agreements in accordance with their terms before the occurrence of a Purchase Event or a Preliminary Event (as defined below) (other than a termination of the Agreements under certain circumstances involving generally a willful breach by 1ST BANCORP of a representation or warranty contained in the Agreements or a breach by 1ST BANCORP of a covenant contained in the Agreement or a termination resulting from the failure of 1ST BANCORP shareholders to approve the Agreements) (a "Default Termination");

          (c) 18 months after termination of the Agreements by German American pursuant to a Default Termination; or

          (d) 18 months after termination of the Agreements following the occurrence of a Purchase Event or a Preliminary Purchase Event.

         As defined in the Option Agreement, "Preliminary Purchase Event" includes the following events:

          (a) commencement or filing of a registration statement under the Securities Act with respect thereto by any third party of a tender offer or exchange offer to purchase any shares of 1ST BANCORP Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then-outstanding shares of 1ST BANCORP Common Stock (a "Tender Offer" or an "Exchange Offer," respectively); or

          (b) failure of the shareholders of 1ST BANCORP Common Stock to approve the Agreements at the 1ST BANCORP Special Meeting, the failure to have the 1ST BANCORP Special Meeting or another such meeting held for the purpose of voting on the Agreements or the cancellation of such meeting prior to termination of the Agreements, or the withdrawal or modification by the 1ST BANCORP Board in a manner adverse to German American of the recommendation of the 1ST BANCORP Board with respect to the Agreements, in each case, after public announcement that a third party (i) made a proposal to engage in an Acquisition Transaction, (ii) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer or (iii) filed an application or gave a notice under any federal or state statutes or regulations for approval or consent to engage in an Acquisition Transaction.

         In the event of any change in 1ST BANCORP Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares, or similar transaction, the type and number of securities subject to the Option, and the purchase price therefor, shall be adjusted appropriately. In the event that any additional shares of 1ST BANCORP Common Stock are issued after August 6, 1998 (other than pursuant to an event described in the preceding sentence), the number of shares of 1ST BANCORP Common Stock subject to the Option will be adjusted so that, after such issuance, it, together with any shares of 1ST BANCORP Common Stock previously issued pursuant to the Option Agreement, shall not exceed the lesser of (i) 19.9% of the number of shares then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option and (ii) that minimum number of shares of 1ST BANCORP Common Stock which when aggregated with any other 1ST BANCORP Common Stock by German American would cause the provisions of any Indiana takeover laws to be applicable to the Merger or the Option.

         Upon the occurrence of a Repurchase Event (as defined below) that occurs prior to the exercise or termination of the Option, at the request of German American, delivered within 18 months of the Repurchase Event, 1ST BANCORP will, subject to regulatory restrictions, be obligated to repurchase the Option and any shares of 1ST BANCORP Common Stock purchased pursuant to the Option Agreement at a specified price.

         As defined in the Option Agreement, a "Repurchase Event" occurs if (i) any person (other than German American or any German American subsidiary) acquires beneficial ownership, or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of 1ST BANCORP Common Stock, or
(ii) any of the following transactions is consummated: (a) 1ST BANCORP consolidates with or merges into any person, other than German American or one of German American's subsidiaries, and is not the continuing or surviving corporation of such consolidation or Merger; (b) 1ST BANCORP permits any person, other than German American or one of German American's subsidiaries, to merge into 1ST BANCORP and 1ST BANCORP shall be the continuing or surviving corporation, but, in connection with such Merger, the then-outstanding shares of 1ST BANCORP Common Stock shall be changed into or exchanged for stock or other securities of 1ST BANCORP or any other person or cash or any other property or the outstanding shares of 1ST BANCORP Common Stock immediately prior to such Merger shall after such Merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (c) 1ST BANCORP sells or otherwise transfers all or substantially all of its assets to any person, other than German American or one of German American's subsidiaries.

         After the occurrence of a Purchase Event, German American may assign the Option Agreement and its rights thereunder in whole or in part.

      Upon the occurrence of certain events, 1ST BANCORP has agreed to file with the SEC and to cause to become effective certain registration statements under the Securities Act with respect to dispositions by German American and its assigns or all or part of the Option and/or any shares of 1ST BANCORP Common Stock into which the Option is exercisable.

                              Accounting Treatment

         The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes. It is a condition of the Merger that German American shall have received a letter from its independent accountants to the effect that, in their opinion, the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles. Crowe, Chizek and Company LLP, are the independent accountants for German American.

                         Federal Income Tax Consequences

         The Merger is expected to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code"). Except for cash received by any 1ST BANCORP shareholders perfecting their dissenters' rights and cash received by 1ST BANCORP shareholders in lieu of a fractional share interest in German American Common Stock, 1ST BANCORP shareholders will recognize no gain or loss on the receipt of German American Common Stock in the

Merger, their aggregate basis in the shares of German American Common Stock received in the Merger will be the same as their aggregate basis in their shares of 1ST BANCORP Common Stock, converted in the Merger, and, provided the shares surrendered are held as a capital asset, the holding period of the German American Common Stock received by them will include the holding period of their shares of 1ST BANCORP Common Stock, converted in the Merger. Cash received by 1ST BANCORP shareholders in lieu of fractional share interests and cash received by 1ST BANCORP shareholders exercising their dissenters' rights under Chapter 44 of the IBCL will be treated as a distribution in full payment of such fractional share interests, or shares surrendered in exercise of dissenters' rights, resulting in capital gain or loss or ordinary income or loss, as the case may be, depending upon each 1ST BANCORP shareholder's particular situation.

         Leagre Chandler & Millard, attorneys for German American, has delivered an opinion dated ____________, 1998 to German American and 1ST BANCORP upon which they have relied in preparing the above summary of the anticipated federal income tax consequences of the Merger. The Leagre Chandler & Millard opinions, and Representation Certificates of German American and 1ST BANCORP upon which Leagre Chandler & Millard has relied as to certain factual matters in rendering its opinion, are filed as exhibits to the Registration Statement. Although the obligations of German American and 1ST BANCORP to consummate the Merger are conditioned upon the receipt of the opinion of Leagre Chandler & Millard regarding the intended federal income tax consequences of the Merger, the opinion is not binding upon the Internal Revenue Service and no ruling has been sought from the Internal Revenue Service regarding the tax-free nature of the Merger. If the Merger is consummated, and it is later determined that the Merger did not qualify as a tax-free reorganization under the Code, 1ST BANCORP shareholders would recognize taxable gain or loss in the Merger equal to the difference between the fair market value of the German American Common Stock such 1ST BANCORP shareholder received and such 1ST BANCORP shareholder's basis in his or her 1ST BANCORP Common Stock.

THE FOREGOING IS ONLY A GENERAL DESCRIPTION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE Merger AND DOES NOT CONSIDER THE FACTS AND CIRCUMSTANCES OF ANY PARTICULAR 1ST BANCORP SHAREHOLDER'S SITUATION. EACH 1ST BANCORP SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC LEGAL AND TAX CONSEQUENCES OF THE Merger TO HIM OR HER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS.


                             Registration Statement

         German American has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission registering under the 1933 Act the shares of German American Common Stock to be issued pursuant to the Merger. German American Common Stock, for so long as it is listed on the Nasdaq National Market System, is exempt from the statutory registration requirements of each state of the United States, and German American has, therefore, not taken any steps to register the German American Common Stock under those statutes.

                              Transfer Restrictions

         The German American Common Stock received by 1ST BANCORP shareholders in the Merger will be freely transferable, except that "affiliates" of 1ST
BANCORP as of the date of the 1ST BANCORP Annual Meeting, as that term is defined in the rules and regulations under the Securities Act, may sell any German American Common Stock held by them during the one-year period following the respective Merger provided German American remains current in its reporting obligations under the Securities Exchange Act of 1934 (and two years if it does not) only (a) in accordance with the provisions of Rule 145(d) under the Securities Act, (b) pursuant to an effective Registration Statement under the Securities Act, or (c) in transactions otherwise exempt from registration thereunder. In addition, 1ST BANCORP and/or 1ST BANCORP shareholders who may become "affiliates" of German American will be subject to similar sale restrictions for so long as they remain affiliates of German American. Affiliates of 1ST BANCORP also will be subject to prohibitions on sales until financial results covering at least 30 days of post-Merger combined operations have been published. Generally, persons who are not officers, directors, or greater than ten percent shareholders of 1ST BANCORP will not be considered "affiliates" in the absence of other factors indicating a control relationship.

                               Regulatory Matters

         The Merger is subject to the approval of the Board of Governors of the FRB. A notification on form FR Y-4 for such approval was filed with the FRB on _____________, 1998.

                        Rights of Dissenting Shareholders

         Pursuant to Chapter 44 of the IBCL, 1ST BANCORP shareholders have dissenters' rights with respect to the Merger. (German American shareholders do not have such rights with respect to the Merger.) Chapter 44 of the IBCL provides that 1ST BANCORP shareholders have the right to demand payment in cash for the fair value of his or her shares of 1ST BANCORP Common Stock immediately before the applicable Effective Time, excluding any appreciation or depreciation in value in anticipation of the Merger unless a court determines that such exclusion would be inequitable. To claim this right the 1ST BANCORP shareholder


                  (a) must, before the vote is taken, deliver to 1ST BANCORP written notice of his or her intent to demand payment for his or her shares if the Merger is effectuated, and

                  (b) must not vote in favor of the Merger in person or by proxy at the 1ST BANCORP Special Meeting.

         If the Merger is approved by the 1ST BANCORP shareholders, 1ST BANCORP will send a notice of dissenters' rights to those 1ST BANCORP shareholders satisfying the above conditions within ten days after the shareholder approval. The notice will state the procedures the dissenting 1ST BANCORP shareholders thereafter must follow to exercise his or her dissenters' rights in accordance with Chapter 44 of the IBCL.

         A 1ST BANCORP SHAREHOLDER WHO DOES NOT DELIVER WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT AND EITHER VOTE AGAINST THE Merger OR REFRAIN FROM VOTING WILL BE CONSIDERED NOT TO BE ENTITLED TO RIGHTS UNDER CHAPTER 44 OF THE IBCL. 1ST BANCORP shareholders who execute and return the enclosed proxy but do not specify a choice on the Merger proposals will be deemed to have voted in favor of the respective Merger and accordingly to have waived their dissenters' rights, unless they revoke the proxy prior to its being voted.

         Upon consummation of the Merger, 1ST BANCORP will pay each dissenting 1ST BANCORP shareholder who has complied with all requirements of Chapter 44 of the IBCL and of the notice, 1ST BANCORP's estimate of the fair value of the shares as of the time immediately prior to the Merger, EXCLUDING ANY APPRECIATION IN VALUE IN ANTICIPATION OF THE Merger. The determination of the estimate of "fair value" will be based on the value of such shares of 1ST BANCORP Common Stock on June 24, 1998, the day immediately prior to the announcement of the Merger.

         Dissenters can object to the fair value by stating their estimate of the fair value and demanding payment of the additional amount claimed as fair value within 30 days after 1ST BANCORP makes or offers payments for the dissenters' shares. 1ST BANCORP can elect to agree to the dissenters' fair value demand or can commence an action in the Circuit or Superior Court of Knox County, Indiana, within 60 days after receiving the demand for payment for a judicial determination of the fair value. The Court can appoint appraisers to determine the fair value. The costs of the proceeding, including compensation and expenses of the appraisers, counsel for the parties, and experts, will be assessed against all parties to the action in such amounts as the Court finds equitable. Each dissenter made a party to the action will be entitled to receive the amount, if any, by which the Court finds the fair value of the dissenters' shares, plus interest, exceeds the amount paid by 1ST BANCORP.

See the full text of Chapter 44 set forth in Appendix D to this Prospectus/Proxy Statement.

         TO PERFECT RIGHTS OF DISSENT, A 1ST BANCORP SHAREHOLDER MUST NOT VOTE IN FAVOR OF THE Merger AND MUST DELIVER A WRITTEN DEMAND FOR PAYMENT IN ACCORDANCE WITH THE REQUIREMENTS OF CHAPTER 44 OF THE IBCL.

THIS SUMMARY OF THE DISSENTERS' RIGHTS OF 1ST BANCORP SHAREHOLDERS DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE STATUTORY PROVISIONS ATTACHED TO THIS PROSPECTUS AS APPENDIX D. ANY INDIVIDUAL CONSIDERING EXERCISING RIGHTS OF DISSENT SHOULD CAREFULLY READ AND CONSIDER THE INFORMATION DISCLOSED IN APPENDIX D AND CONSULT WITH AN INDEPENDENT INVESTMENT ADVISOR BEFORE EXERCISING RIGHTS OF DISSENT.

                   Interests of Certain Persons in the Merger

         Certain of the directors and officers of 1ST BANCORP have interests in the Merger other than their interests as 1ST BANCORP shareholders, pursuant to certain agreements and understandings that are reflected in the Agreements. German American has agreed that commencing upon the execution of the Agreements and ending on a date three years from the Effective Time, German American will make payments to certain directors and former employees of 1ST BANCORP in lieu of certain health care benefits that will not be available after the Merger. These payments are described in detail in a memorandum from George W. Astrike to
C. James McCormick, dated July 27, 1998, which is attached as Appendix B to the Agreements. German American has agreed that it will cause C. James McCormick, Chairman of the Board of 1ST BANCORP, to be added to the German American Board of Directors as of the Effective Time of the Merger to serve for three years following the Merger. Four members of the Board of Directors of 1ST BANCORP will remain directors of First Federal Bank. For six (6) years after the Effective

Time, German American shall indemnify, defend and hold harmless the present and former officers and directors of 1ST BANCORP and its subsidiaries against all losses, expenses, claims, damages and liabilities arising out of actions or omissions (arising from their present or former status as officers or directors) occurring on or prior to the Effective Time to the full extent then permitted under the applicable provisions of the IBCL and the Home Owners' Loan Act and under the articles of incorporation and bylaws of 1ST BANCORP and the charter and articles of incorporation and bylaws of the 1ST BANCORP's subsidiaries. Also, following the Merger, German American will purchase directors' and officers' insurance for the officers and directors who continue to serve in such capacities following the Merger.


           PRO FORMA CONDENSED FINANCIAL STATEMENTS OF GERMAN AMERICAN

         The following pro forma condensed consolidated balance sheet as of June 30, 1998, and the pro forma condensed consolidated statements of income for the period ended June 30, 1998 and for each of the years in the three-year period ended December 31, 1997, give effect to the Merger based on the historical consolidated financial statements of German American and 1ST BANCORP under the assumptions and adjustments set forth below and in the accompanying notes to the pro forma financial statements. The Merger is expected to be accounted for as a pooling of interests and, therefore, is included in the pro forma condensed consolidated balance sheet as of June 30, 1998, as if the transaction had become effective on such date. The pro forma condensed consolidated statements of income for the period ended June 30, 1998 and for each of the years in the three-year period ended December 31, 1997 include the historical statements of income of 1ST BANCORP and German American as if the transaction had become effective at the beginning of the periods presented.

         1ST BANCORP has been operating on a fiscal year from July 1 to June 30. In the following pro forma statements, the historical financial statements of 1ST BANCORP have been recast from a fiscal year ending June 30 to a calendar year ending December 31.

         If the proposed Merger is consummated, German American will issue not fewer than 1.5433 shares of German American Common Stock for each of the 1,121,588 shares of 1ST BANCORP Common Stock (an aggregate of 1,730,909 German American shares) or more than 1.8188 shares of German American Common Stock for each of the 1,121,588 shares of 1ST BANCORP Common Stock (an aggregate of 2,040,000 shares of German American Common Stock.) (All such numbers are subject to adjustment in the event of any future stock dividends and the like.) The exact number of shares to be issued in the Merger will be determined within the above range by the GA Common Value during a 15 calendar day period ending on the second business day preceding the Closing Date of the Merger. The pro forma financial statements have been prepared assuming the issuance of 2,040,000 shares of German American Common Stock, which is the number of shares which would have been issued if the Closing Date of the Merger was June 30, 1998 in accordance with the formula included in the Agreements. The use of such number of shares is for illustrative purposes only and does not attempt to predict the actual number of shares to be issued in the Merger. In fact, the number of shares of German American Common Stock issued would have been ___ had the value of German American Common Stock been deemed its market value on November ___, 1998.

         German American completed two previous bank holding company acquisitions in 1998; CSB Bancorp and FSB Financial Corporation. Under pooling of interests accounting, CSB and FSB have been combined with German American in the pro forma condensed consolidated balance sheet as of June 30, 1998, and as of the beginning of the period in the pro forma condensed consolidated statement of income for the period ended June 30, 1998. For periods prior to 1998, German American has not yet issued financial statements in which CSB and FSB have been combined. Accordingly, the pro forma condensed consolidated statements of income for each of the three years ended December 31, 1997 include German American results as previously reported prior to the CSB and FSB acquisitions. CSB results are separately included in the pro forma income statements for 1997, 1996 and 1995. FSB is not included in the pro forma income statements for 1997, 1996 and 1995 because inclusion would not have a material impact on overall financial results.

         Basic earnings per share included in the pro forma financial statements does not assume the exercise of outstanding stock options. Diluted earnings per share including the assumed exercise of stock options has not been shown as there is no significant difference between basic and diluted earnings per share amounts.

         The pro forma financial statements have been prepared by the management of German American based upon the historical consolidated financial statements of German American and 1ST BANCORP. These pro forma statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of German American and 1ST BANCORP presented elsewhere in this Prospectus/Proxy Statement or that accompany this Prospectus/Proxy Statement.

         German American and 1ST BANCORP expect to incur total legal, accounting, professional and regulatory costs of approximately $_________ that are directly attributable to the Merger. $________ of these costs can reasonably be expected to be included in the consolidated expenses of German American during the next twelve months. $___________ of these costs had been paid and expensed or accrued and expensed by German American and 1ST BANCORP as of June 30, 1998. Those costs not previously paid or accrued were NOT considered in the preparation of the Pro Forma Financial Statements.

                             GERMAN AMERICAN BANCORP
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  June 30, 1998

                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                         German American              1ST               Pro Forma         Pro Forma
            ASSETS                           Bancorp                BANCORP            Adjustments       Consolidated
--------------------------------        ----------------           --------            -----------       ------------
Cash and cash equivalents                $     33,697              $ 16,163                              $   49,860
Short-term investments                          2,673                    -                                    2,673
Investment in subsidiary                            -                                 $ 23,855 (C)                -
                                                                                       (23,855)(A)
Securities available for sale                 105,837                15,504                                  121,341
Securities held to maturity                    26,230                25,322                                   51,552
Loans                                         406,067               189,204                                  595,271
Allowance for loan losses                      (7,133)               (1,465)                                  (8,598)
Premises and equipment                         13,351                 3,077                                   16,428
Intangibles                                     1,478                   457                                    1,935 (B)
Accrued interest receivable and other
assets                                         11,961                11,887                                   23,848
                                         -----------------        -------------         -----------    --------------
      Total assets                            594,161               260,149                   -              854,310
                                         =================        =============         ===========    ==============

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Deposits                               $   516,402              $ 117,763                              $   634,165
  Short-term borrowings                        4,542                      -                                    4,542
  FHLB Borrowings                              1,000                115,381                                  116,381
  Other liabilities                            6,512                  3,150                                    9,662
                                       -----------------        -------------           -----------    --------------
  Total liabilities                          528,456                236,294                                  764,750
                                       -----------------        -------------           -----------    --------------

SHAREHOLDERS' EQUITY
  Common stock                                6,347                  1,092                 2,040 (C)           8,387
                                                                                          (1,092)(A)
  Additional paid-in capital                 39,497                  2,084                 1,136 (C)          40,633
                                                                                          (2,084)(A)
  Retained earnings                          19,167                 20,715                20,715 (C)          39,882
                                                                                         (20,715)(A)
 Net unrealized gain/(loss) on
 securities available for sale                  694                    (36)                  (36)(C)             658
                                                                                              36 (A)
                                       -----------------        -------------           -----------    --------------
Total shareholders' equity                   65,705                 23,855                     -              89,560
                                       -----------------        -------------           -----------    --------------

Total liabilities and
shareholders' equity                    $   594,161             $  260,149               $     -        $    854,310
                                       =================        =============           ===========    ==============

NOTES:


(A)  To eliminate the investment in 1ST BANCORP.
(B) Includes goodwill of $1,726 being amortized over 15 years and core deposit intangibles of $210 being amortized over 10 years.
(C) Assumed issuance of 2,040,000 common shares of German American Bancorp in exchange for all 1,121,588 shares of 1ST BANCORP. The actual number of shares to be issued is not yet known. Assumed shares issued are based on a minimum value of $28.00 per share of German American stock. The assumed number of shares issued is for illustrative purposes only and is not an attempt to predict the actual number of shares to be issued in the Merger.
(D) No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion 16.

                             GERMAN AMERICAN BANCORP
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     For the six months ended June 30, 1998

                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                                              German American               1ST               Pro Forma
                                                                 Bancorp (A)              BANCORP            Consolidated
                                                             -------------------     -------------------    --------------
INTEREST INCOME
  Interest and fees on loans                                   $     17,900             $      8,006          $   25,906
  Interest on  securities                                             4,011                    1,390               5,401
  Other interest income                                                 653                      246                 899
                                                             -------------------     -------------------    --------------
  Total interest income                                              22,564                    9,642              32,206
                                                             -------------------     -------------------    --------------

INTEREST EXPENSE
  Interest on deposits                                               10,396                    3,418              13,814
  Other interest expense                                                117                    2,940               3,057
                                                             -------------------     -------------------    --------------
  Total interest expense                                             10,513                    6,358              16,871
                                                             -------------------     -------------------    --------------

NET INTEREST INCOME                                                  12,051                    3,284              15,335
  Provision for loan losses                                             119                      575                 694
                                                             -------------------     -------------------    --------------
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES                                            11,932                    2,709              14,641

NON-INTEREST INCOME                                                   1,556                    1,376               2,932
NON-INTEREST EXPENSE                                                  8,276                    2,774              11,050
                                                             -------------------     -------------------    --------------

INCOME BEFORE INCOME TAXES                                            5,212                    1,311               6,523
Income taxes                                                          1,668                      292               1,960
                                                             -------------------     -------------------    --------------

NET INCOME                                                     $      3,544             $      1,019          $    4,563
                                                             ===================     ===================    ==============

BASIC EARNINGS PER SHARE
   Net income per share                                        $       0.56(A)                                $     0.54(B)
   Weighted average number of shares
        outstanding                                               6,346,299(A)                                 8,386,299(B)

NOTES:

(A) Includes issuance of 928,475 common shares of German American in exchange for all shares of CSB Bancorp and 67,203 shares of German American in exchange for all the shares of FSB Financial Corporation at the beginning of the period in connection with two prior acquisitions of bank holding companies.
(B) Assumes issuance of 2,040,000 common shares of German American in exchange for all shares of 1ST BANCORP at the beginning of the period. The actual number of shares to be issued is not yet known. The assumed number of shares issued is for illustrative purposes only and is not an attempt to predict the actual number of shares to be issued in the Merger.
(C) No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion 16.

                             GERMAN AMERICAN BANCORP
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      For the year ended December 31, 1997

                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                              German American
                                                 Bancorp
                                              (as previously         CSB            Pro Forma              1ST           Pro Forma
                                                presented)         Bancorp        Consolidated (B)       BANCORP       Consolidated
                                              ---------------      -------        ---------------        --------      ------------
INTEREST INCOME
  Interest and fees on loans                  $     29,350        $  4,454         $   33,804           $  15,530      $    49,334
  Interest on  securities                            7,510             791              8,301               3,721           12,022
  Other interest income                                608             609              1,217                 737            1,954
                                              ---------------    -------------     ------------        ------------    ------------
    Total interest income                           37,468           5,854             43,322              19,988           63,310
                                              ---------------    -------------     ------------        ------------    ------------
INTEREST EXPENSE
   Interest on deposits                             17,221           2,905             20,126             7,862             27,988
   Other interest expense                              300              16                316             5,525              5,841
                                              ---------------    -------------     ------------        ------------    ------------
   Total interest expense                           17,521           2,921             20,442            13,387             33,829
                                              ---------------    -------------     ------------        ------------    ------------

NET INTEREST INCOME                                 19,947           2,933             22,880             6,601             29,481
Provision for loan losses                             (408)            808                400               467                867
                                              ---------------    -------------     ------------        ------------    ------------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES                          20,355           2,125             22,480             6,134             28,614

NON-INTEREST INCOME                                  2,487             322              2,809             2,183              4,992

NON-INTEREST EXPENSE                                13,668           2,055             15,723             6,092             21,815
                                              ---------------    -------------     ------------        ------------    ------------
NCOME BEFORE INCOME TAXES                            9,174             392              9,566             2,225             11,791
Income taxes                                         3,035              82              3,117               257              3,374
                                              ---------------    -------------     ------------        ------------    ------------
NET INCOME                                     $    6,139         $    310          $   6,449          $  1,968         $   8,417
                                              ===============    =============     ============        ============    ============
BASIC EARNINGS PER SHARE
  Net income per share                         $    1.15(A)                         $  1.02(B)                          $   1.00(C)

  Weighted average number of
     shares outstanding                        5,343,727(A)                       6,339,405(B)                          8,379,405(C)

NOTES:
(A)  Retroactively restated for all stock splits and dividends.
(B) Includes issuance of 928,475 common shares of German American Bancorp in exchange for all shares of CSB Bancorp and 67,203 shares of German American Bancorp in exchange for all the shares of FSB Financial Corporation (FSB) at the beginning of the period. Pro Forma income statement does not include the balances of FSB, as this would not have a material impact on overall financial results.
(C) Assumes issuance of 2,040,000 common shares of German American Bancorp in exchange for all shares of 1ST BANCORP at the beginning of the period. The actual number of shares to be issued is not yet known. The assumed number of shares issued is for illustrative purposes only and is not an attempt to predict the actual number of shares to be issued in the Merger.
(D) No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion 16.

                             GERMAN AMERICAN BANCORP
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      For the year ended December 31, 1996

                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                            German American
                                                Bancorp
                                            (as previously         CSB            Pro Forma            1ST          Pro Forma
                                               presented)        Bancorp         Consolidated        BANCORP      Consolidated
                                            --------------       -------         ------------        -------      -------------
INTEREST INCOME
    Interest and fees on loans              $    27,846          $ 4,434         $    32,280        $ 14,963       $   47,243
    Interest on  securities                       6,737              648               7,385           3,526           10,911
    Other interest income                           778              570               1,348             832            2,180
                                          ----------------    --------------      -----------     -------------   -------------
       Total interest income                     35,361            5,652              41,013          19,321           60,334
                                          ----------------    --------------      -----------     -------------   -------------
INTEREST EXPENSE
    Interest on deposits                         16,179            2,785              18,964           7,510           26,474
    Other interest expense                          504               14                 518           5,759            6,277
                                          ----------------    ---------------     -----------     -------------   -------------
      Total interest expense                     16,683            2,799              19,482          13,269           32,751
                                          ----------------    ---------------     -----------     -------------   -------------
NET INTEREST INCOME                              18,678            2,853              21,531           6,052           27,583
Provision for loan losses                           210              135                 345             124              469
                                          ----------------    ---------------     -----------     -------------   -------------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES                       18,468            2,718              21,186           5,928           27,114

NON-INTEREST INCOME                               2,227              251               2,478           3,187            5,665

NON-INTEREST EXPENSE                             13,288            1,898              15,186           8,517           23,703
                                          ----------------    ---------------     -----------     -------------   -------------
INCOME BEFORE INCOME TAXES                        7,407            1,071               8,478             598            9,076
Income taxes                                      2,513              344               2,857             161            3,018
                                          ----------------    ---------------     -----------     -------------   -------------
NET INCOME                                 $      4,894         $    727           $    5,621       $    437       $    6,058
                                          ================    ===============     ===========     =============   =============

BASIC EARNINGS PER SHARE
   Net income per share                    $     0.92(A)                           $   0.89(B)                     $    0.72(C)

   Weighted average number of
     shares outstanding                     5,335,316(A)                           6,330,994(B)                    8,370,994(C)

NOTES:

(A)  Retroactively restated for all stock splits and dividends.
(B) Includes issuance of 928,475 common shares of German American Bancorp in exchange for all shares of CSB Bancorp and 67,203 shares of German American Bancorp in exchange for all the shares of FSB Financial Corporation (FSB) at the beginning of the period. Pro Forma income statement does not include the balances of FSB, as this would not have a material impact on overall financial results.
(C) Assumes issuance of 2,040,000 common shares of German American Bancorp in exchange for all shares of 1ST BANCORP at the beginning of the period. The actual number of shares to be issued is not yet known. The assumed number of shares issued is for illustrative purposes only and is not an attempt to predict the actual number of shares to be issued in the Merger.
(D) No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion 16.

                             GERMAN AMERICAN BANCORP
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      For the year ended December 31, 1995


                (Dollars in thousands, except per share amounts)
                                   (Unaudited)

                                           German American
                                              Bancorp
                                           (as previously        CSB            Pro Forma           1ST             Pro Forma
                                              presented)        Bancorp        Consolidated        Bancorp        Consolidated

INTEREST INCOME
    Interest and fees on loans          $    26,197          $   4,203         $   30,400         $  16,276        $   46,676
    Interest on  securities                   6,102                623              6,725             4,466            11,191
    Other interest income                     1,517                396              1,913               812             2,725
                                        ---------------    ---------------    ------------      -------------    -------------
       Total interest income                 33,816              5,222             39,038            21,554            60,592
                                        ---------------    ---------------    ------------      -------------    -------------
INTEREST EXPENSE
    Interest on deposits                     15,150              2,499             17,649            10,111            27,760
    Other interest expense                      798                 -                 798             5,121             5,919
                                        ---------------    ---------------    ------------     --------------    -------------
       Total interest expense                15,948              2,499             18,447            15,232            33,679
                                        ---------------    ---------------    ------------     --------------    -------------
NET INTEREST INCOME                          17,868              2,723             20,591             6,322            26,913
Provision for loan losses                        49                 48                 97                95               192
                                        ---------------    ---------------    ------------     --------------    -------------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES                   17,819              2,675             20,494             6,227            26,721

NON-INTEREST INCOME                           1,764                270              2,034            12,271(E)         14,305

NON-INTEREST EXPENSE                         12,418              1,889             14,307             8,275            22,582
                                       ---------------    ----------------    ------------     --------------   --------------

INCOME BEFORE INCOME TAXES                    7,165              1,056              8,221            10,223           18,444
Income taxes
                                              2,323                338              2,661             3,838            6,499
                                       ---------------    ----------------    ------------    ---------------   --------------
NET INCOME                              $     4,842         $      718         $    5,560       $    6,385       $    11,945
                                       ===============    ================    ============    ===============   ==============

BASIC EARNINGS PER SHARE
    Net income per share                $     0.91(A)                          $    0.88(B)                      $     1.43(C)
    Weighted average number of
     shares outstanding                  5,331,745(A)                          6,327,423(B)                       8,367,423(C)

NOTES:

(A)  Retroactively restated for all stock splits and dividends.
(B) Includes issuance of 928,475 common shares of German American Bancorp in exchange for all shares of CSB Bancorp and 67,203 shares of German American Bancorp in exchange for all the shares of FSB Financial Corporation (FSB) at the beginning of the period. Pro Forma income statement does not include the balances of FSB, as this would not have a material impact on overall financial results.
(C) Assumes issuance of 2,040,000 common shares of German American Bancorp in exchange for all shares of 1ST Bancorp at the beginning of the period. The actual number of shares to be issued is not yet known. The assumed number of shares issued is for illustrative purposes only and is not an attempt to predict the actual number of shares to be issued in the Merger.
(D) No adjustments to these pro forma financial statements were necessary to conform accounting methods as contemplated by APB Opinion 16.
(E) 1ST BANCORP non-interest income includes a gain of $7,274 from the sale of two branches in December 1995.

                        INFORMATION ABOUT GERMAN AMERICAN

         German American is a multi-banking holding company organized in Indiana in 1982. German American's principal subsidiaries are The German American
Bank, Jasper, Indiana; First State Bank, Southwest Indiana, Tell City, Indiana; and German American Holdings Corporation , an Indiana corporation that owns all of the outstanding capital stock of Peoples National Bank, Washington, Indiana; and Citizens State Bank, Petersburg, Indiana. German American's principal executive offices are located at 711 Main Street, Jasper, Indiana 47546, and its telephone number is (812) 482-1314.

     Information concerning German American is contained in the following documents, which are incorporated in this Prospectus/Proxy Statement by reference: German American's Annual Report on Form 10-K for the year ended December 31, 1997; German American's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; German American's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and German American's Current Reports on Form 8-K which were filed on February 24, June 16, and July 7, 1998. These documents are available without charge upon oral or written request to John M. Gutgsell, German American, 711 Main Street, Box 810, Jasper, Indiana 47546-3042
(812) 482-1314. In order to assure timely delivery of these documents, any requests should be made by _________, 1998.


                          INFORMATION ABOUT 1ST BANCORP

     1ST BANCORP is a savings and loan holding company organized in Indiana in 1988. 1ST BANCORP's banking subsidiary is First Federal Bank, A Federal Savings Bank. It also owns all of the issued and outstanding shares of First Financial Insurance Agency, Inc. and First Title Insurance Company, Inc. First Federal Bank owns all of the issued and outstanding shares of Financial Services of Southern Indiana Corporation. All of these subsidiaries maintain their principal offices in Vincennes. 1ST BANCORP's principal executive offices are located at 101 N. 3rd Street, P.O. Box 1417, Vincennes, Indiana 47591.

     This Prospectus/Proxy Statement is accompanied by a copy of 1ST BANCORP's Annual Report to shareholders for the year ended June 30, 1998, portions of which are incorporated by reference as specified below. This Annual Report to shareholders, except to the extent specifically incorporated by reference into the Annual Report on Form 10-K for the year ended June 30, 1998, is furnished for the information of the Commission only and is not to be deemed "filed" as a part of the 1998 10-K or this Registration Statement. The following documents are incorporated by reference into this Prospectus/Proxy Statement: 1ST
BANCORP's Annual Report on Form 10-K for the year ended June 30, 1998; 1ST BANCORP's Current Report on Form 8-K dated August 6, 1998; and the following portions of 1ST BANCORP's Annual Report to Shareholders for the year ended June 30, 1998: Selected Financial Data, page _____, and Management's Discussion and Analysis of Financial Condition and Results of Operation, pages _____ to _____. These documents are available without charge upon oral or written request to ____________________. In order to assure timely delivery of these documents, any requests should be made by ________________, 1998.

                     COMPARISON OF 1ST BANCORP COMMON STOCK
                        AND GERMAN AMERICAN COMMON STOCK

                                     General

     The 1ST BANCORP Common Stock is similar in many respects to the German American Common Stock to be issued pursuant to the Merger. Certain differences exist, however, because the Articles of Incorporation of 1ST BANCORP differ from the Articles of Incorporation of German American. The following is a comparison of 1ST BANCORP Common Stock with German American Common Stock and a description of certain material differences between them.

                    Number of Shares Authorized but Unissued

     The Articles of Incorporation 1ST BANCORP authorize the issuance of 5,000,000 shares of 1ST BANCORP Common Stock, $1.00 par value per share, of which 1,121,588 shares were issued and outstanding as of ____________, 1998, and 2,000,000 shares of preferred stock , $1.00 par value per share, of which no shares are issued and outstanding. The Articles of Incorporation of German American authorize the issuance of 20,000,000 shares of common stock, no par value, $1.00 stated value, of which, upon consummation of the Merger, _____ shares of German American Common Stock are expected to be issued and outstanding (assuming no 1ST BANCORP shareholders exercise dissenters' rights and the maximum number of shares specified by the Agreements are issued in the Merger). The remaining shares of German American Common Stock will remain authorized but unissued and may be issued by the Board of Directors of German American without further shareholder approval for any proper corporate purpose, including possible issuance in connection with future Mergers and acquisitions. Such shares could be issued either to existing German American shareholders or to persons who are not then German American shareholders. The German American Board of Directors has no present plans to issue the shares of German American Common Stock that will be authorized but unissued after the Merger, other than pursuant to German American's established annual stock dividend program.

                                 Preferred Stock

     The Articles of Incorporation of 1ST BANCORP authorize the Board of Directors to issue up to 2,000,000 shares of Preferred Stock, $1.00 par value per share. Similarly, the Articles of Incorporation of German American authorize the Board of Directors to issue 500,000 shares of Preferred Stock, no par value per share. The Articles give the 1ST BANCORP and German American Boards of Directors the authority to establish the relative rights, preferences, restrictions and limitations of rights of the Preferred Stock. The German American Board of Directors presently has no plans to issue any of the authorized shares of Preferred Stock.

                                 Dividend Rights

     1ST BANCORP shareholders and German American shareholders each have the right to receive, pro rata, such dividends as are declared by the Boards of Directors out of funds legally available. 1ST BANCORP's and German American's ability to pay dividends is dependent upon their receipt of dividends from their respective bank subsidiaries. Legal and regulatory restrictions limit the amount of dividends that may be paid by banks to their shareholders in order to assure that banks maintain adequate capital. 1ST BANCORP's and German American's ability to pay dividends is also restricted by the IBCL, to which 1ST BANCORP and German American are subject. The IBCL prohibits the payment of dividends if, after giving effect to the payment, the corporation would not be able to pay its debts as they come due in the usual course of business or the corporation's total assets would be less than the sum of its liabilities plus preferential rights of shareholders payable upon dissolution.

                                  Voting Rights

     Each 1ST BANCORP shareholder and German American shareholder is entitled to one vote per share of either 1ST BANCORP Common Stock or German American Common Stock, as the case may be, on most matters submitted to a vote of shareholders. Neither 1ST BANCORP shareholders nor German American shareholders have cumulative voting rights on the election of directors, which means that the directors standing for election at a particular meeting can be elected by a simple plurality of the votes cast.

     Under the IBCL, the affirmative vote of the holders of a majority of the shares entitled to vote is sufficient to approve most matters submitted to a shareholder vote of either corporation. Under the IBCL, a Merger, consolidation, or sale of substantially all of a corporation's assets must be approved by the holders of a majority of the outstanding shares of 1ST BANCORP or German American Common Stock.

     The Articles of Incorporation of both 1ST BANCORP and German American, in addition, contain certain anti-takeover provisions which require a supermajority vote of shareholders in certain circumstances.

                               Liquidation Rights

     In the event of liquidation of German American, German American shareholders will be entitled to receive, pro rata, all of the assets remaining for distribution to shareholders. 1ST BANCORP's right as a shareholder of First Federal Bank to receive Bank assets upon the Bank's liquidation is subordinated to the rights of certain depositors of First Federal Bank, on January 31, 1986, in a liquidation account established at the date First Federal Bank converted from a mutual to a stock organization.

                          Absence of Preemptive Rights

     Neither 1ST BANCORP shareholders nor German American shareholders have preemptive rights to purchase their proportionate share of any future offering of common stock by 1ST BANCORP or German American.

                            Anti-Takeover Provisions

     Like the Articles of Incorporation of German American, the Articles of Incorporation of 1ST BANCORP contain provisions that might deter the takeover or change-in-control of 1ST BANCORP. These provisions may discourage or prevent tender or exchange offers by a corporation or group that intends to use the acquisition of a substantial number of shares of 1ST BANCORP to initiate a takeover culminating in a Merger or other business combination. In recent years a number of other companies have adopted similar charter or bylaw provisions for the same or similar reasons. These provisions may also have the effect of making the removal of current management more difficult.

                        Possible Issuance of Common Stock

     As of the date hereof, there were 5,000,000 authorized shares of 1ST BANCORP Common Stock of which ________ shares were outstanding. Similarly, there were 20,000,000 authorized shares of German American Common Stock of which ___ shares were outstanding as of the date hereof. The Board of either 1ST BANCORP or German American could use the authorized but unissued shares at its discretion to resist the consummation of certain takeover attempts by, for example, diluting the ownership interest of a substantial shareholder or substantially increasing the amount of consideration necessary for a shareholder to obtain control.

Possible Issuance of Preferred Stock

     1ST BANCORP's Articles of Incorporation authorize the 1ST BANCORP Board of Directors to issue up to 2,000,000 shares of 1ST BANCORP Preferred Stock. Similarly, German American's Articles of Incorporation authorize the German American Board of Directors to issue up to 500,000 shares of German American Preferred Stock in one or more series. Both Boards will be authorized to fix the number of shares to be included in the new series, the designation, powers, preferences, and voting and other rights of each such series, and the qualifications, limitations, or restrictions thereof. The Board of either German American or 1ST BANCORP could use the respective Preferred Stock at its discretion to resist the consummation of certain takeover attempts.

Supermajority Vote and Minimum Price Required for Share Acquisitions or Business Combinations

     The Articles of Incorporation of 1ST BANCORP include a provision requiring two thirds of the entire Board of Directors to approve in advance any acquisitions or offers to acquire the beneficial ownership of (i) more than 10% of the issued and outstanding shares of any class of 1ST BANCORP, or (ii) any securities convertible into, or exercisable for, any equity securities of 1ST BANCORP if, assuming conversion or exercise by such person of all securities of which such person is the beneficial owner which are convertible into, or exercisable for, such equity securities (but of no securities convertible into, or exercisable for, such equity securities of which such person is not the beneficial owner), such person would be the beneficial owner of more than 10% of any class of an equity security of 1ST BANCORP. In the event shares of 1ST BANCORP are acquired in violation of this provision, all shares beneficially owned by any person in excess of 10% shall be considered "Excess Shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to 1ST BANCORP shareholders for a vote, and the Board of Directors of 1ST BANCORP may cause such Excess Shares to be transferred to an independent trustee for sale on the open market or otherwise, with the expenses of such trustee to be paid out of the proceeds of the sales. In this provision, the term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of the equity securities of 1ST BANCORP. The term "offer" includes every offer to buy or otherwise acquire, solicitation of any offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value. The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of and/or otherwise. The term "acting in concert" means (i) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangements, whether written or otherwise. This provision does not apply to any offer with a view toward public resale made to 1ST BANCORP by underwriters or a selling group acting on its behalf, a trustee holding stock for the benefit of employees of 1ST BANCORP or its subsidiaries pursuant to one or more employee benefit plans or arrangements, or to any offer or acquisition that has been approved in advance by two thirds of the entire Board of Directors of 1ST BANCORP, as mentioned above. This entire provision of the Articles of Incorporation expires on October 31, 1998.

     The Articles of Incorporation of German American include a provision imposing certain supermajority vote and minimum price requirements on any "Business Combination" with a "Related Person" unless the combination has been approved by the vote of two thirds of certain members of the Board of Directors of German American who are not associated with the Related Person. This provision defines "Business Combination" very broadly to include, subject to certain conditions, (i) any Merger or consolidation of German American or any of its subsidiaries into or with a Related Person, its affiliates or associates;
(ii) any sale, exchange, lease, transfer or other disposition by German American or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a Related Person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by German American or any of its subsidiaries of all or any substantial part of the assets or businesses of a Related Person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of German American's Common Stock (or other voting capital security) beneficially owned by a Related Person; (v) any partial or complete liquidation, spinoff or splitup of German American or any of its subsidiaries; and (vi) the acquisition by a Related Person of beneficial ownership upon issuance of Common Stock (or other voting capital shares) of German American or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares. "Related Person" also is defined broadly to mean any person (which includes any individual, corporation or entity other than German American or its subsidiaries) who (i) beneficially owns ten percent or more of German American Common Stock (or other voting capital security) (a "Ten Percent Shareholder"); (ii) any person who within the preceding two-year period has been a Ten Percent Shareholder and who directly or indirectly controls, is controlled by, or is under common control with German American; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act of 1933, German American Common Stock (or other voting capital security) that has been owned by a Related Person within the preceding two-year period. In the absence of approval by the German American Directors who are not associated with the Related Person or, in the alternative, the agreement by the Related Person to pay all other shareholders a certain minimum price for their shares, a Business Combination with a Related Person would require the approval of 80 percent of the outstanding voting stock plus the approval of a majority of the outstanding shares that are not controlled by the Related Person. In general terms, the restrictions apply to Mergers or consolidations of German American or any subsidiary with any Related Person, transfers or encumbrances of all or substantially all of the assets of German American to a Related Person, the adoption of any plan of liquidation proposed by a Related Person or any transaction which would have the effect, directly or indirectly, of increasing the proportionate share of any class of equity securities of German American or any shareholder (including affiliates and associates) who is the beneficial owner of more than 10 percent of the voting power of the then outstanding shares entitled to vote generally in the election of directors of German American. Absent the provision regulating Business Combinations, Mergers, consolidations, and sales of all or substantially all assets would require only the approval of a majority of the Board of Directors and (subject to the rights of any Preferred Stock issued in the future) the affirmative vote of a majority of the total number of outstanding shares of German American entitled to vote on the matter.

Classified Board

     Like German American, 1ST BANCORP has a classified Board of Directors. The Articles of Incorporation of 1ST BANCORP divide the Board of Directors into three equal (or nearly equal as possible) classes of directors serving staggered three-year terms. As a result, approximately one third of the Board is elected each year. The Bylaws of German American divide the Board of Directors of German American into two equal (or as nearly equal as possible) classes of directors serving staggered two-year terms. As a result, one half of the Board is elected each year. In either company, any vacancy shall be filled by a majority vote of the remaining directors of such Board. Any director elected to fill such vacancy shall hold office for an unexpired term of the class of which he is a member.

Removal of Directors

     The Articles of Incorporation of 1ST BANCORP provide that any director may be removed by a two-third's affirmative vote of the outstanding voting power at a shareholders' meeting called for that purpose. 1ST BANCORP directors may be removed only for "cause", defined in the Articles of Incorporation as the conviction of a felony or a determination by a court that the director is liable for gross negligence or misconduct in the performance of his or her duties as a director. The Articles of Incorporation of German American provides for an 80 percent affirmative vote of the outstanding voting power at a Shareholders' meeting called for that purpose to remove a director. German American directors may be removed with or without cause.

Amendment, Change, or Repeal of Certain Articles

     Like the Articles of Incorporation of German American, the Articles of Incorporation of 1ST BANCORP provide that any amendment, change, or repeal of certain of the articles of the Articles of Incorporation described above would require the approval of at least two-thirds of the outstanding voting power. A two-thirds vote of shareholders is also required for any shareholder amendment of 1ST BANCORP's Bylaws.

Control Share Restrictions

     German American has elected to be governed by Chapter 42 of the Indiana Business Corporation Law. Chapter 42, which deals with Control Share Acquisitions, provides that shares acquired by a person or a group equaling certain percentages of the total outstanding shares (20%, 33-1/3%, and 50%) have only such voting rights as are approved by certain disinterested shareholders. In order to obtain shareholder approval of voting rights for the excess control shares, the acquiring person or group must give written notice of the control share acquisition and request a special shareholders' meeting. 1ST BANCORP is also subject to this statute.

                                  LEGAL MATTERS

     The due authorization and valid issuance of the shares of German American Common Stock pursuant to the Merger, and the intended federal income tax consequences of the Merger, will be passed upon by Leagre Chandler & Millard.

                                     EXPERTS

     Crowe Chizek & Co. LLP, independent certified public accountants, have audited the consolidated balance sheets of German American as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. Crowe Chizek & Co. LLP's reports thereon are incorporated by reference herein in reliance upon their authority as experts in accounting and auditing.

     KPMG Peat Marwick LLP, independent certified public accountants, have audited the consolidated statements of financial condition of 1ST BANCORP as of June 30, 1998 and 1997 and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for the years ended June 30, 1998, 1997, and 1996. KPMG Peat Marwick LLP's reports thereon are incorporated by reference herein in reliance upon their authority as experts in accounting and auditing.

     The Opinion of Olive, and the information provided by Olive under "THE Merger -- Opinion of Financial Adviser to 1ST BANCORP," has been included herein in reliance upon its authority as experts in valuation of financial institutions and their securities in connection with Mergers and acquisitions.

                                  OTHER MATTERS

     The Boards of Directors of 1ST BANCORP and of German American do not know of any other matters that may come before the Special Meetings of Shareholders.

     Section 16(a) of the 1934 Act requires that 1ST BANCORP's officers and directors and persons who own more than 10% of 1ST BANCORP's Common Stock file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish 1ST BANCORP with copies of all Section 16(a) forms that they file.

     Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, 1ST BANCORP believes that during the fiscal year ended June 30, 1998, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the Securities Exchange Act of 1934 were satisfied in a timely manner.

     If the Merger is not consummated, 1ST BANCORP will hold an annual shareholder meeting in 1999. Any proposal which a shareholder wishes to have presented at that annual meeting and included in the proxy statement and form of proxy relating to that meeting must be received by 1ST BANCORP at its principal executive offices no later than 120 days in advance of September 26, 1999. Any such proposals should be sent to the attention of the Secretary of 1ST BANCORP at 101 North Third Street, Vincennes, Indiana 47591. A shareholder proposal being submitted outside the processes of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be considered untimely if it is received by 1ST BANCORP later than 45 days in advance of September 26, 1999.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     German American has filed with the Commission a Registration Statement under the Securities Act that registers the distribution to 1ST BANCORP shareholders of the shares of German American Capital Stock to be issued in connection with the Merger. The Registration Statement, including the attached exhibits and schedules, contain additional relevant information about German American and German American capital stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Prospectus/Proxy Statement.

     In addition, both German American and 1ST BANCORP file reports, proxy statements and other information with the Commission under the Exchange Act. You may read this information at the following locations of the SEC:

         Public Reference Room                 New York Regional Office              Chicago Regional Office
        450 Fifth Street, N.W.                   7 World Trade Center                    Citicorp Center
               Room 1024                              Suite 1300                     500 West Madison Street
        Washington, D.C. 20549                    New York, NY 10048                        Suite 1400
                                                                                   Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

     The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like German American and 1ST BANCORP, who file electronically with the Commission. The address of that site is http://www.sec.gov.

     The Commission allows German American and 1ST BANCORP to "incorporate by reference" information into this Prospectus/Proxy Statement. This means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus/Proxy Statement, except for any information that other information included directly in this document supersedes.

     1ST BANCORP's 1998 Annual Report to Shareholders accompanies this Prospectus/Proxy Statement, which also incorporates by reference the documents listed below that German American and 1ST BANCORP have previously filed with the Commission. They contain important information about our companies and their financial condition.

German American                            Year ended December 31, 1997 as filed
Annual Report on Form 10-K                 March 31, 1998

Quarterly Report on Form 10-Q              Quarter ended March 31, 1998 as filed
                                           May 14, 1998

Quarterly Report on Form 10-Q              Quarter ended June 30, 1998, as filed
                                           August 14, 1998

Current Report on Form 8-K                 Filed February 24, 1998;
                                           June 16, 1998; and July 7, 1998


The description of German American Common Stock set forth in Pre-Effective Amendment No. 3 to the German American Registration Statement (File No. 333-46913) filed on Form S-4 on May 5, 1998, including any subsequent amendment or report filed with the Commission for the purpose of updating such description.



1ST BANCORP
Annual Report on Form 10-K                     Year ended June 30,1998, as filed
                                               _________________, 1998

Current Report on Form 8-K                     Dated August 6, 1998

The following portions of 1ST BANCORP's Annual Report to Shareholders for the year ended June 30, 1998: Selected Financial Data, page _____, and Management's Discussion and Analysis of Financial Condition and Results of Operation, pages _____ to _____, and Market Information and Shareholder Information, page
________.

     German American incorporates by reference additional documents that either company may file with the Commission between the date of this Prospectus/Proxy Statement and the dates of the German American Special Meeting and the 1ST BANCORP Special Meeting. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     German American has supplied all information contained or incorporated by reference in this Prospectus/Proxy Statement relating to German American, as well as all pro forma financial information, and 1ST BANCORP has supplied all such information relating to 1ST BANCORP.

     You can obtain any of the documents incorporated by reference in this document through German American or 1ST BANCORP, as the case may be, or from the Commission through the Commission's web site at the address described above. Documents incorporated by reference are available from the companies without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this Prospectus/Proxy Statement. You can obtain documents incorporated by reference in this
Prospectus/Proxy Statement by requesting them in writing or by telephone from the appropriate company at the following addresses:

       German American Bancorp                        1ST BANCORP
         Investor Relations                       Investor Relations
      711 Main Street, Box 810              101 N. 3rd Street, P.O. Box 1417
         Jasper, Indiana 47546                  Vincennes, Indiana 47591
            (812) 482-1314                            (812) 885-2255

     If you would like to request documents, please do so by December ___, 1998 to receive them before the Special Meetings. If you request any incorporated documents form us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give any information or make any representation about the Merger or our companies that is different from, or in addition to, that contained in this Prospectus/Proxy Statement or in any of the materials that we've incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to
exchange  or  purchase,   the  securities   offered  by  this  document  or  the
solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                           FORWARD LOOKING STATEMENTS

     This Prospectus/Proxy Statement contains certain forward-looking statements with respect to the financial condition, results of operations, and business of German American and 1ST BANCORP and of German American following the consummation of the Merger, including statements relating to the cost savings and revenue enhancements that are expected to be realized from the Merger and the expected impact of the Merger on German American's financial performance. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: (i) expected cost savings from the Merger cannot be fully realized; (ii) deposit attrition, customer loss, or revenue loss following the Merger is greater than expected; (iii) competitive pressure in the banking industry increases significantly; (iv) costs or difficulties related to the integration of the businesses of German American and 1ST BANCORP are greater than expected; (v) changes in the interest rate environment reduce margins; (vi) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (vii) changes occur in the regulatory environment; (viii) changes occur in business conditions and inflation; (ix) changes occur in the securities markets; and (x) disruptions of the operations of German American, 1ST BANCORP or any of their subsidiaries, or any other governmental or private entity as a result of the "Year 2000 Problem." The forward-looking earnings estimates included in this Prospectus/Proxy Statement have not been examined or compiled by the independent public accountants of German American and 1ST BANCORP, nor have such accountants applied any procedures thereto. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of German American after the Merger is included in the SEC filings incorporated by reference herein. See "Where You Can Find Additional Information."

                                   APPENDIX A
           Agreement and Plan of Reorganization, dated August 6, 1998 by and between 1ST BANCORP and German American





     ----------------------------------------------------------------------
     ----------------------------------------------------------------------



                      AGREEMENT AND PLAN OF REORGANIZATION



                                 by and between


                                  1ST BANCORP,
                             an Indiana corporation,


                                       and


                            GERMAN AMERICAN BANCORP,
                             an Indiana corporation.


     ----------------------------------------------------------------------
     ----------------------------------------------------------------------










                                                  Dated: August 6, 1998

                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made August 6, 1998, by and between 1ST BANCORP, an Indiana corporation ("1ST
BANCORP"), and GERMAN AMERICAN BANCORP, an Indiana corporation ("German American").

                                    Recitals

     A. 1ST BANCORP is a corporation duly organized and existing under the Indiana Business Corporation Law ("IBCL") that is duly registered with the Office of Thrift Supervision ("OTS") as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). 1ST BANCORP owns all of the outstanding capital stock of First Federal Bank, A Federal Savings Bank (the "Bank"). The principal place of business of 1ST BANCORP is Vincennes, Knox County, Indiana.

     B. The Bank is a federal savings bank duly organized and existing under the HOLA, chartered by the OTS, with its principal banking office located in Vincennes, Knox County, Indiana

     C. Financial Services of Southern Indiana Corporation ("FSSIC") is a wholly-owned subsidiary of the Bank, and First Financial Insurance Agency, Inc. ("FFIAI"), and First Title Insurance Company ("FTC") are wholly-owned subsidiaries of 1ST BANCORP, all with principal offices in Vincennes, Knox County, Indiana (collectively FSSIC, FFIAI and FTC are referred to herein as the "Subsidiaries"). The Subsidiaries are all Indiana corporations duly organized and existing under the IBCL.

     D. German American is a corporation duly organized and existing under the IBCL and is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a bank holding company under Bank Holding Company Act of 1956, as amended ("BHC Act"). The principal place of business of German American is Jasper, Dubois County, Indiana.

     E. The parties desire to effect a transaction whereby 1ST BANCORP will be merged with and into German American in consideration of the issuance of German American Common Stock.

                                   Agreements

     In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

                                   ARTICLE ONE
                         TERMS OF THE MERGER AND CLOSING

     Section 1.01. The Merger. Pursuant to the terms and provisions of this Agreement, the IBCL and the Plan of Merger attached hereto as Appendix A and incorporated herein by reference (the "Plan of Merger"), 1ST BANCORP shall merge with and into German American (the "Merger"). 1ST BANCORP shall be the "Merging Company" in the Merger and its corporate identity and existence, separate and apart from German American, shall cease on consummation of the Merger. German American shall be the "Surviving Company" in the Merger, and its name shall not be changed pursuant to the Merger.

     Section 1.02. Effect of the Merger. The Merger shall have all the effects provided by the IBCL.

     Section 1.03. The Merger - Conversion of Shares.

     (a) At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"):

          (i) Each of the shares of common stock, $1.00 par value, of 1ST BANCORP ("1ST BANCORP Common") that are issued and outstanding immediately prior to the Effective Time shall thereupon and without further action be converted into shares of common stock, no par value, of German American ("German American Common") at the Exchange Ratio which shall be calculated as set forth in this Section 1.03(a)(i). 1ST BANCORP's shareholders of record at the Effective Time, for the shares of 1ST BANCORP Common then held by them, respectively, shall be allocated and entitled to receive (upon surrender of certificates representing said shares for cancellation) shares of German American Common, which total number of shares of German American Common shall have a value (as hereinafter determined) of $57,120,000 subject, however, to (A) the provisions of this Section 1.03(a) with respect to the minimum and maximum number of shares to be exchanged,
     (B) the provisions of Section 1.03(f) of this Agreement, and (C) the provisions of this Section 1.03(b) with respect to fractional shares. The consideration payable to 1ST BANCORP shareholders hereunder is sometimes hereafter referred to as the "Merger Consideration."

          For purposes of establishing the number of shares of German American Common into which each share of 1ST BANCORP Common shall be converted at the Effective Time (the "Exchange Ratio"), each share of German American Common shall be valued (the "GA Common Value") at the average of the highest closing bid and the lowest closing asked prices of German American Common as reported by the NASDAQ National Market System for the 15 trading days ending on the second trading day preceding the Closing Date (as defined by Section 1.06 hereof) (the "Valuation Period"). The GA Common Value shall then be divided into the sum of $57,120,000 to establish (to the nearest whole share) the aggregate number of shares of German American Common into which all of the then issued and outstanding shares of 1ST BANCORP Common shall be converted at the Effective Time. Notwithstanding the above, if the GA Common Value exceeds $33 per share, then the aggregate number of shares to be issued in the Merger will be determined by using $33 as the GA Common Value. Similarly, if the GA Common Value is below $28 per share, then the aggregate number of shares to be issued in the Merger will be determined by using $28 as the GA Common Value. The number of shares of German American Common as so calculated shall then be divided by the number of shares of 1ST BANCORP Common that are issued and outstanding as of the Effective Time, with the quotient therefrom (carried to the fourth figure past the decimal point) being the Exchange Ratio. The maximum and minimum figures for the GA Common Value shall be subject to adjustment in accordance with the provisions of Section 1.03(f) of this Agreement.

          (ii) The shares of German American issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of German American.

     (b) No fractional shares of German American Common shall be issued and, in lieu thereof, holders of shares of 1ST BANCORP Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of 1ST BANCORP Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the average of the highest bid and the lowest asked price of a share of German American Common as quoted on the NASDAQ National Market System on the last day of the Valuation Period.

     (c) At the Effective Time, all of the outstanding shares of 1ST BANCORP Common, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of 1ST BANCORP Common (the "Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.05.

     (d) At the Effective Time, each share of 1ST BANCORP Common, if any, held in the treasury of 1ST BANCORP or by any direct or indirect subsidiary of 1ST BANCORP, including the Bank and the Subsidiaries (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled.

     (e) At the Effective Time, the shares of common stock of the Bank outstanding immediately prior to the Effective Time shall be unchanged by the Merger and shall be deemed owned by the Surviving Company.

     (f) If (i) German American shall hereafter declare a stock dividend or other distribution of property or securities (excluding any cash dividends and excluding the five percent stock dividend that German American intends to declare in late 1998) upon its shares of common stock or shall subdivide, split up, reclassify or combine its shares of common stock, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made in the maximum and minimum figures for the GA Common Value as set forth in Section 1.03(a)(i) above.

     (g) If any holders of 1ST BANCORP Common dissent from the Merger and demand dissenters' rights under the IBCL, any issued and outstanding shares of 1ST BANCORP Common held by such dissenting holders shall not be converted as described in this Section 1.03 but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to the IBCL; provided, however, that each share of 1ST BANCORP Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for dissenters' rights or lose his or her right to exercise dissenters' rights shall have only such rights as provided under the IBCL.

     Section 1.04. The Closing. The closing of the Merger (the "Closing") shall take place at the offices of Leagre Chandler & Millard (or at such other place as the parties may agree) at 9:00 A.M. Eastern Standard Time on the Closing Date described in Section 1.06 of this Agreement.

     Section 1.05. Exchange Procedures; Surrender of Certificates.

     (a) The Fifth Third Bank, Cincinnati, Ohio, shall act as Exchange Agent in the Merger (the "Exchange Agent").

     (b) As soon as reasonably practicable but in no event more than ten working days after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as German American may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practical but in no event more than ten days after surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall transmit to the holder of such Certificate the Merger Consideration. No interest on the

Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates.

     With respect to any certificate for shares of 1ST BANCORP Common which has been lost, stolen or destroyed, German American shall be authorized to issue its common stock (or to pay cash as to fractional shares) to the registered owner of such certificate upon German American's receipt of an agreement to indemnify German American against loss from such lost, stolen or destroyed certificate and an affidavit of lost, stolen or destroyed stock certificate, both in form and substance reasonably satisfactory to German American, and upon payment by the 1ST BANCORP shareholder of a reasonable fee for a security bond from a recognized insurance company.

     (c) No dividends that are otherwise payable on shares of German American Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of German American Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of German American Common shall be issued any dividends which shall have become payable with respect to such shares of German American Common (without interest and less the amount of taxes thereon, if any, which are required to be withheld), between the Effective Time and the time of such surrender.

     Section 1.06. The Closing Date. The Closing shall take place on the last business day of the month during which each of the conditions in Sections 6.01(d) and 6.02(d) is satisfied or waived by the appropriate party, or on such later or earlier date as 1ST BANCORP and German American may agree (the "Closing Date"). The parties shall use their best efforts to cause the Effective Time of the Merger to be as of the first business day of the calendar month that follows the month in which the Closing occurs; provided, however, that in no event shall the Effective Time be prior to January 4, 1999.

     Section 1.07. Actions At Closing.

     (a) At the Closing, 1ST BANCORP shall deliver to German American:

          (i) certified copies of (A) the Articles of Incorporation and Bylaws of 1ST BANCORP, as amended; (B) the Charter and Bylaws of the Bank, as amended; and (C) the Articles of Incorporation and Bylaws of each of the Subsidiaries;

          (ii) a certificate or certificates signed by the chief executive officer of 1ST BANCORP, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Two hereof is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) 1ST BANCORP, the Bank, and the Subsidiaries have performed and complied in all material respects, unless waived by German American, with all of its respective obligations and agreements required to be performed hereunder prior to the Closing Date;

          (iii) certified copies of the resolutions of 1ST BANCORP's Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Plan of Merger and authorizing the consummation of the Merger;

          (iv) a certificate of the Indiana Secretary of State, dated a recent date, stating that 1ST BANCORP is duly organized and validly existing under the IBCL;

          (v) a certificate of the OTS, dated a recent date, stating that the Bank is duly organized and validly existing under the laws of the United States of America;

          (vi) certificates of the Indiana Secretary of State, dated a recent date, stating that each of the Subsidiaries is duly organized and exists under the IBCL; and

          (vii) the legal opinion of Barnes & Thornburg, counsel for 1ST BANCORP to the effect set forth as Exhibit 1.07(a)(vii).

     (b) At the Closing, German American shall deliver to 1ST BANCORP:

          (i) a certificate signed by the Chief Executive Officer of German American stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article Three is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) German American has performed and complied in all material respects, unless waived by 1ST BANCORP with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;

          (ii) certified copies of the resolutions of German American's Board of Directors and (if required by the NASDAQ NMS listing standards or the IBCL) German American's shareholders authorizing the execution of this Agreement and the Plan of Merger and the consummation of the Merger;

          (iii) a certificate of the Indiana Secretary of State, dated a recent date, stating that German American is duly organized and validly existing under the IBCL; and

          (iv) the legal opinion of Leagre Chandler & Millard, counsel for German American, in the form attached hereto as Exhibit 1.07(b)(iv).

     (c) At the Closing, the parties shall insert the Exchange Ratio determined in accordance with Section 1.03 of this Agreement into the Plan of Merger, and shall execute and/or deliver to one another such Plan of Merger and such other documents and instruments and take such other actions as shall be necessary or appropriate to consummate the Merger.

                                   ARTICLE TWO
                  REPRESENTATIONS AND WARRANTIES OF 1ST BANCORP

     1ST BANCORP hereby makes the following representations and warranties:

     Section 2.01. Organization and Capital Stock.

     (a) 1ST BANCORP is a corporation duly organized and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (b) The Bank is a federal savings bank duly chartered and validly existing under the laws of the United States of America and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (c) 1ST BANCORP has authorized capital stock of 7,000,000 shares, 5,000,000 of which are 1ST BANCORP Common, $1.00 par value, and 2,000,000 of which are preferred capital stock, $1.00 par value. At the date of this Agreement, there were 1,096,189 shares of 1ST BANCORP Common duly and validly issued and outstanding, fully paid and non-assessable and no shares of preferred stock issued and outstanding. None of the outstanding shares of 1ST BANCORP Common has been issued in violation of any preemptive rights of the current or past shareholders of 1ST BANCORP or in violation of any applicable federal or state securities laws or regulations.

     (d) The Bank has authorized capital stock of 5,000,000 shares of common stock, $1.00 par value, 1,000 of which shares are issued and outstanding ("Bank Common") and 2,000,000 shares of preferred stock, none of which are outstanding. All of such shares of Bank Common are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Bank Common has been issued in violation of any preemptive rights of the current or past shareholders of the Bank or in violation of any applicable federal or state securities laws or regulations.

     (e) FSSIC has authorized capital stock of 1,000 shares of common stock, no par value, one of which is issued and outstanding and is fully paid and nonassessable. None of the outstanding shares of FSSIC Common has been issued in violation of any preemptive rights of the current or past shareholders of FSSIC or in violation of any applicable federal or state securities laws or regulations.

     (f) FFIAI has authorized capital stock of 1,000 shares of common stock, no par value, 100 of which are issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of FFIAI Common has been issued in violation of any preemptive rights of the current or past shareholders of FFIAI or in violation of any applicable federal or state securities laws or regulations.

     (g) FTC has authorized capital stock of 1,000 shares of common stock, no par value, 100 of which are issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of FTC Common has been issued in violation of any preemptive rights of the current or past shareholders of FTC or in violation of any applicable federal or state securities laws or regulations.

     (h) Except as otherwise disclosed with particularity in a confidential writing delivered by 1ST BANCORP to German American prior to execution of this Agreement, which confidential writing thereafter shall be executed by all the parties concurrently with the execution of this Agreement (the "Disclosure Schedule"), there are no shares of capital stock or other equity securities of 1ST BANCORP, the Bank, or the Subsidiaries authorized, issued or outstanding and no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of 1ST BANCORP, the Bank, or the Subsidiaries, or contracts, commitments, understandings or arrangements by which 1ST BANCORP, the Bank, or the Subsidiaries are or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

     Section 2.02. Authorization; No Defaults. The Board of Directors of 1ST BANCORP, by all appropriate action, has approved this Agreement, the Plan of Merger and the Merger and has authorized the execution of this Agreement and the Plan of Merger on its behalf by its duly authorized officers and the performance by 1ST BANCORP of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of 1ST BANCORP, as amended, or the Charter or Bylaws of the Bank, as amended, or the Articles of Incorporation or Bylaws of any of the Subsidiaries, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which 1ST BANCORP, the Bank, or any of the Subsidiaries is bound or subject, would prohibit 1ST BANCORP from consummating, or would be violated or breached by 1ST BANCORP's consummation of, this Agreement and the Merger and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by 1ST BANCORP and constitutes a legal, valid and binding obligation of 1ST BANCORP, enforceable against 1ST BANCORP in accordance with its terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion. Neither 1ST BANCORP, the Bank, nor any of the Subsidiaries is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, 1ST BANCORP's, the Bank's, or any of the Subsidiaries' articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which either 1ST BANCORP or the Bank is a party or by which it or its property is bound.

     Section 2.03. Subsidiaries. Except (i) as otherwise disclosed in the Disclosure Schedule, (ii) for the ownership by 1ST BANCORP of all the capital stock of the Bank and FFIAI and FTC and (iii) for the ownership by the Bank of all of the capital stock of FSSIC, neither 1ST BANCORP nor the Bank nor any of the Subsidiaries has (or has had at any time in the last ten years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

     Section 2.04. Financial Information.

     (a) 1ST BANCORP has furnished to German American its audited financial statements of 1ST BANCORP for the years ended June 30, 1997, 1996 and 1995 and all subsequent financial statements of 1ST BANCORP included as part of 1ST BANCORP's Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be reflected in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of 1ST BANCORP in all material respects as of the date and for the period indicated.

     (b) The Bank has furnished to German American its Thrift Financial Reports as filed with the OTS for the quarters ended March 31, 1998, and June 30, 1998 (the "TFR Reports"). The TFR Reports were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present the financial position and results of operations of the Bank in all material respects as of the dates and for the periods indicated, subject, however, to normal recurring year-end adjustments, none of which will be material.

     (c) Each of the Subsidiaries has furnished to German American its financial statements for the year-to-date periods ended March 31, 1998 and June 30, 1998. Such reports were prepared in accordance with any applicable regulatory instructions on a consistent basis with previous such reports, and fairly present the financial position and results of operations of the Subsidiaries in all material respects as of the dates and for the periods indicated, subject, however, to normal recurring year-end adjustments, none of which will be material.

     (d) Except as set forth in the Disclosure Schedule, neither 1ST BANCORP, the Bank, nor any one of the Subsidiaries, has any material liability, fixed or contingent, except to the extent set forth in the financial statements and the TFR Reports described in subsections (a), (b) and (c) of this Section 2.04 (collectively, the "1ST BANCORP Financial Statements") or incurred in the ordinary course of business since the date of the most recent balance sheet of 1ST BANCORP, the Bank, or the Subsidiaries included in the 1ST BANCORP Financial Statements.

     (e) Except as otherwise provided in the Disclosure Schedule, 1ST BANCORP does not engage in the lending business (except by and through the Bank) or any other business or activity other than that which is incident to its ownership of all the capital stock of the Bank or of FFIAI and FTC and does not own any investment securities (except the capital stock of the Bank and FFIAI and FTC).

     Section 2.05. Absence of Changes. Since June 30, 1997, and except to the extent reflected in the TFR Reports, there has not been any material adverse change in the financial condition, the results of operations or the business of 1ST BANCORP or the Bank, taken as a whole. The making by the Bank after June 30, 1998, of provisions for the purpose of increasing its allowance for possible loan losses not exceeding in the aggregate the amount specified by Section 4.05 of this Agreement shall not be deemed a material adverse change for purposes of this Section 2.05.

     Section 2.06. Absence of Agreements with Banking Authorities. Neither 1ST BANCORP nor the Bank is subject to any order (other than orders applicable to saving and loan holding companies or savings banks generally) and neither is a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of saving and loan holding companies or savings banks, including without limitation, the OTS or the Federal Deposit Insurance Corporation (the "FDIC").

     Section 2.07. Tax Matters. 1ST BANCORP and the Bank have filed all federal, state and local tax returns due in respect of any of their respective business, income and properties in a timely fashion and has paid or made provision for all amounts shown due on such returns. All such returns fairly reflect the information required to be presented therein in all material respects. All provisions for accrued but unpaid taxes contained in the 1ST BANCORP Financial Statements were made in accordance with generally accepted accounting principles.

     Section 2.08. Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of 1ST BANCORP, threatened, before any judicial, administrative or regulatory agency or tribunal, to which 1ST BANCORP, the Bank, or any one of the Subsidiaries is a party or to which any of their properties are subject. Set forth in Section 2.08 of the Disclosure
Schedule is a listing of all litigation to which 1ST BANCORP is a named party.

     Section 2.09. Employment Matters.

     (a) Except as set forth in the Disclosure Schedule, neither 1ST BANCORP, the Bank, nor any one of the Subsidiaries is a party to or bound by any material contract arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by 1ST BANCORP, the Bank, or one of the Subsidiaries respectively, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

     (b) 1ST BANCORP, the Bank and each of the Subsidiaries are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) neither 1ST BANCORP, the Bank, nor any one of the Subsidiaries is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against 1ST BANCORP, the Bank, or any of the Subsidiaries pending or, to the knowledge of 1ST BANCORP, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of 1ST BANCORP, threatened against or directly affecting 1ST BANCORP, the Bank, or any of the Subsidiaries; and (iv) neither 1ST BANCORP, the Bank, nor any one of the Subsidiaries has experienced any material work stoppage or other material labor difficulty during the past five years.

     (c) Except as set forth in the Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of 1ST BANCORP, the Bank, or any of the Subsidiaries from any of such entities, (ii) increase any benefit otherwise payable under any of their employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by 1ST BANCORP, the Bank, or any of the Subsidiaries to or with respect to any employee or former employee of 1ST BANCORP, the Bank, or any of the Subsidiaries will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code of 1986, as amended ("Code") or otherwise.

     Section 2.10. Reports. Since June 30, 1995, 1ST BANCORP, the Bank, and each of the Subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that they were required to file with (i) the Securities and Exchange Commission ("SEC"), (ii) the OTS, (iii) the FDIC and (iv) any other governmental authority with jurisdiction over 1ST BANCORP, the Bank, or any of the Subsidiaries. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

     Section 2.11. Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by the Bank, as reflected in the TFR Reports, are carried on the books of the Bank in accordance with generally accepted accounting principles, consistently applied. The Bank from and after the date hereof will not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

     Section 2.12. Loan Portfolio. To the knowledge of 1ST BANCORP, all loans and discounts shown in the TFR Reports, or which were entered into after June
30, 1998, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of the Bank, in accordance in all material respects with the Bank's lending policies and practices unless otherwise approved by the Bank's Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. To the knowledge of 1ST BANCORP, the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine and what they purport to be. To the knowledge of 1ST BANCORP, the Bank has complied and will through the Closing Date continue to comply with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as set forth in the Disclosure Schedule, the Bank has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. Except as set forth in the Disclosure Schedule, 1ST BANCORP has no knowledge that any condition of property in which the Bank has an interest as collateral to secure a loan or that is held as an asset of any trust violates the Environmental Laws (defined in Section 2.15) in any material respect or obligates 1ST BANCORP, or the Bank, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

     Section 2.13. ERISA.

     (a) Except as disclosed in the Disclosure Schedule, no person participates in any "employee welfare benefit plan" or "employee pension benefit plan" (as those terms are respectively defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), nor may any person reasonably expect to participate in any such plan, in either case, on account of his or her past or present employment with 1ST BANCORP or the Bank. 1ST BANCORP and the Bank do not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements (referred to collectively hereinafter as "fringe benefit arrangements") for any past or present employee, consultant or agent of 1ST BANCORP or the Bank, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA), except as listed in the Disclosure Schedule.

     (b) During the past sixty months, 1ST BANCORP has not maintained any employee welfare benefit plans or employee pension benefit plans except for plans listed on the Disclosure Schedule. There have been no amendments to any of the employee pension benefit plans, employee welfare benefit plans or fringe benefit arrangements listed on the Disclosure Schedule since June 30, 1997, except as set forth in the Disclosure Schedule.

     (c) To the knowledge of 1ST BANCORP, all employee pension benefit plans, employee welfare benefit plans and fringe benefit arrangements listed on the Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation. To the knowledge of 1ST BANCORP, all employee pension benefit plans maintained by 1ST BANCORP and the Bank comply in form and in operation with all applicable requirements of Section 401(a) and, to the extent applicable, Section 401(k) of the Code. To the knowledge of 1ST BANCORP, except as disclosed in the Disclosure Schedule, neither 1ST BANCORP nor the Bank has (i) incurred any liability for tax under
Section 4971 of the Code on account of any accumulated funding deficiency and no plan or arrangement listed in the Disclosure Schedule has incurred any accumulated funding deficiency within the meaning of Section 412 or 418(B) of the Code; (ii) applied for or obtained a waiver by the IRS of any minimum funding requirement under Section 412 of the Code; (iii) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (iv) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability under Section 406 of ERISA; (v) incurred any liability to the Pension Benefit Guaranty Corporation; (vi) had a reportable event (within the meaning of Section 4043 of ERISA) for which notice is not waived by applicable regulations; or (vii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

     (d) A true and correct copy of each of the plans and arrangements listed on the Disclosure Schedule as in effect on the date hereof and each trust agreement relating to each such plan and arrangement, has been supplied to German American. A true and correct copy of the annual report (as described in Section 103 of ERISA) most recently filed for each plan listed in the Disclosure Schedule has been supplied to German American, and there have been no material changes in the financial condition in the respective plans from that stated in the annual reports supplied. In the case of any plan or arrangement which is not in written form, the Disclosure Schedule includes an accurate description of such plan or arrangement. 1ST BANCORP and the Bank have provided to German American a description of any liability or contingent liability which may be incurred by 1ST BANCORP or the Bank if any plan or arrangement listed on the Disclosure Schedule (including without limitation the payment by the Bank of premiums for health care coverage for active employees or retirees) were terminated or if 1ST BANCORP or the Bank was to cease its participation therein. To the best of the knowledge of the present non-employee members of the Board of Directors of 1ST BANCORP and of the Bank (without any independent review of the books and records of 1ST BANCORP and the Bank or the making of any other independent inquiry), and to the best of the knowledge of the President of the Bank (after review of the books and records of the Bank but without the obligation to make any further independent inquiry), neither 1ST BANCORP nor the Bank nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any plan or arrangement (other than any employee pension plan disclosed in the Disclosure Schedule) that cannot be unilaterally terminated or modified by the Bank or 1ST BANCORP at their discretion at any time without further obligation.

     (e) Except as disclosed in the Disclosure Schedule, in the case of each plan or arrangement listed in the Disclosure Schedule which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such plan or arrangement equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, on a plan continuation basis and as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

     (f) On a timely basis, 1ST BANCORP and the Bank have made all contributions or payments to or under each plan or arrangement listed in the Disclosure Schedule as required pursuant to each such plan or arrangemen or in the alternative have made sufficient provision for reserves to meet contributions and payments under such plans or arrangements which have not been made because they are not yet due.

     (g) Except as otherwise provided in the Disclosure Schedule, none of the plans or arrangements listed in the Disclosure Schedule owns (or has owned within the past 60 months) any 1ST BANCORP Common or other securities of 1ST BANCORP, the Bank or a related entity.

     Section 2.14. Title to Properties; Insurance. 1ST BANCORP, the Bank, and the Subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the 1ST BANCORP Financial Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of other real estate owned, as such real estate is internally classified on the books of the Bank, rights of redemption under applicable law) to all real properties reflected on the 1ST BANCORP
Financial   Statements  as  being  owned  by  1ST  BANCORP,  the  Bank,  or  the
Subsidiaries, respectively. All material leasehold interests used by 1ST BANCORP, the Bank, and the Subsidiaries in their respective operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion. Except as set forth in the Disclosure Schedule, all such properties comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of 1ST BANCORP, threatened with respect to such properties. 1ST BANCORP, the Bank, and the Subsidiaries have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by 1ST BANCORP, the Bank, and the Subsidiaries in their respective business free and clear of any claim, defense or right of any other person or entity which is material to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. All insurable properties owned or held by 1ST BANCORP, the Bank, or the Subsidiaries are insured in such amounts, and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with companies of the same size and in the same business.

     Section 2.15. Environmental Matters.

     (a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which 1ST BANCORP, the Bank, or any one of the Subsidiaries has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

     (b) Except as disclosed in the Disclosure Schedule, to the knowledge of 1ST BANCORP, the Bank, or the Subsidiaries, neither (i) the conduct by 1ST BANCORP, the Bank, and the Subsidiaries of operations at any property, nor (ii) any condition of any property owned by 1ST BANCORP, the Bank, or the Subsidiaries within the past ten (10) years and used in its business operations, nor (iii) the condition of any property owned by them within the past ten (10) years but not used in their business operations, nor (iv) the condition of any property held by them as a trust asset within the past ten (10) years, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) 1ST BANCORP, the Bank, or the Subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither 1ST BANCORP, the Bank, nor any one of the Subsidiaries has received any notice from any person or entity that 1ST BANCORP, the Bank, or the Subsidiaries or the operation of any facilities or any property owned by any of them, or held as a trust asset, are or were in violation of any Environmental Laws or that any one of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     Section 2.16. Compliance with Law. 1ST BANCORP, the Bank, and each of the Subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct their respective businesses as presently conducted and, to their knowledge, are in compliance in all material respects with all applicable laws and regulations, the violation of which would be material.

     Section 2.17. Brokerage. Except as set forth in the Disclosure Schedule, there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Merger payable by 1ST BANCORP, the Bank, or any of the Subsidiaries.

     Section 2.18. Material Contracts. Except as set forth in the Disclosure Schedule, neither 1ST BANCORP, the Bank, nor any one of the Subsidiaries is a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts, certificates of deposit, money market accounts and other deposit accounts and borrowings from the Federal Home Loan Bank ("FHLB") and the
FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an individual amount in excess of $10,000 or for the performance of services over a period of more than thirty days and involving an individual amount in excess of $25,000; (vi) joint venture or partnership agreement or arrangement; (vii) contract arrangement or understanding with any present or former consultant, advisor, investment banker, broker, attorney or accountant; or (viii) contract, agreement or other commitment not made in the ordinary course of business.

     Section 2.19. Compliance with Americans with Disabilities Act. (a) To the best of 1ST BANCORP's knowledge, 1ST BANCORP, the Bank, and the Subsidiaries, and their respective properties (including those held by any of them in a fiduciary capacity) are in material compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) no action under the ADA against 1ST BANCORP, the Bank, the Subsidiaries, or any of its properties has been initiated nor, to the best of 1ST BANCORP's knowledge, has been threatened or contemplated.

     Section 2.20. Statements True and Correct. None of the information supplied or to be supplied by 1ST BANCORP, the Bank, or the Subsidiaries for inclusion in any documents to be filed with the SEC, the OTS, the FDIC, or any other regulatory authority in connection with the Merger will, to the best of the knowledge of 1ST BANCORP at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

     Section 2.21. 1ST BANCORP's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of 1ST BANCORP" or words of similar import, it is understood and agreed that matters within the knowledge of the directors and the executive officers of 1ST BANCORP, of the Bank and of each of the Subsidiaries shall be considered to be within the knowledge of 1ST BANCORP.

                                  ARTICLE THREE
                REPRESENTATIONS AND WARRANTIES OF GERMAN AMERICAN

     German American hereby makes the following representations and warranties:

     Section 3.01. Organization and Capital Stock.

     (a) German American is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

     (b) German American has authorized capital stock of (i) 20,000,000 shares of German American Common, of which, as of the date of this Agreement, 6,346,039 shares are issued and outstanding (not including an additional approximately 317,302 shares that will be issued and delivered in December 1998, pursuant to German American's annual five percent stock dividend), and (ii) 500,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of German American Common are duly and validly issued and outstanding, fully paid and non-assessable.

     (c) The shares of German American Common that are to be issued to the shareholders of 1ST BANCORP pursuant to the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

     Section 3.02. Authorization. The Board of Directors of German American has, by all appropriate action, approved this Agreement, the Plan of Merger and the Merger and authorized the execution hereof on its behalf by its duly authorized officers and its performance of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of German American, as amended, or any other agreement, instrument, decree, proceeding law or regulation (except for the need for approval of the issuance of additional shares pursuant to the Merger by the shareholders of German American under the National Market System listing standards of NASDAQ or the IBCL, and except as specifically referred to in or contemplated by this Agreement) by or to which it or any of its subsidiaries is bound or subject would prohibit German American from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by German American and constitutes a legal, valid and binding obligation of German American enforceable against German American in accordance with its terms and no other corporate acts or proceedings are required by law to be taken by German American to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB and OTS, and the SEC's order declaring effective German American's registration statement under the Securities Act of 1933, as amended ("Securities Act") with respect to the Merger, and applicable state securities law filings and approvals, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Merger by German American. German American is not, nor will by reason of the consummation of the transactions contemplated herein be, in material default under or material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, German American's articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness of security thereof, or any material lease, contract or other commitment or agreement to which German American is a party or other commitment or agreement to which it is a party or by which it or its property is bound.

     Section 3.03. Subsidiaries. Each of German American's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

     Section 3.04. Financial Information. The consolidated balance sheet of German American and its subsidiaries as of December 31, 1997 and related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended together with the notes thereto, included in German American's most recent Annual Report on Form 10-K, as filed with the SEC (the "10-K"), and the unaudited consolidated balance sheets of German American and its subsidiaries as of March 31, 1998 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the periods then ended included in German American's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998 as filed with the SEC (the "10-Q Reports") (collectively the financial statements and notes thereto included in the 10-Q Reports and the 10-K are sometimes referred to as the "German American Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of German American and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

     Section 3.05. Absence of Changes. Since December 31, 1997 (and except to the extent reflected in the 10-Q Reports), there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of German American and its subsidiaries, taken as a whole.

     Section 3.06. Reports. Since January 1, 1995 (or, in the case of subsidiaries of German American, the date of acquisition thereof by German American, if later), German American and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC,
(ii) the FRB, (iii) the FDIC, (iv) the Office of the Comptroller of the Currency

("OCC"), (v) the Indiana Department of Financial Institutions ("IDFI"), (vi) any applicable state securities or banking authorities, and (vii) any other governmental authority with jurisdiction over German American or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. None of the information included in such reports or documents was, at their respective dates of filing, false or misleading with respect to any material fact, or omitted to state any material fact necessary in order to make the statements therein not misleading, on a consolidated basis, taking into account the circumstances under which such reports or documents were filed and considering the total mix of information that was at the time publicly available concerning German American and its subsidiaries.

     Section 3.07. Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of German American, threatened, before any judicial, administrative or regulatory agency or tribunal against German American or any of its subsidiaries, or to which the property of German American or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

     Section 3.08. Absence of Agreements with Banking Authorities. Neither German American nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally) or is a party to any agreement or memorandum of understanding with any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the FDIC, the OCC, the IDFI, and the FRB.

     Section 3.09. Compliance with Law. German American and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are, and all times while this Agreement is in effect shall be, in compliance in all material respects with all applicable laws and regulations, including, without limitation, all rules, regulations and requirements of the SEC, the violation of which would be material.

     Section 3.10. Environmental Matters.

     (a) As used in this Agreement, "Environmental Laws" means all local, state and federal environmental, health and safety laws and regulations in all jurisdictions in which German American or any of its subsidiaries has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

     (b) Except as previously disclosed to 1ST BANCORP regarding the banking offices at 9th and Main Streets, Petersburg, Indiana and 231 West Broadway, Princeton, Indiana, to the knowledge of German American or any of its subsidiaries, neither (i) the conduct by German American or any of its subsidiaries of operations at any property, nor (ii) any condition of any property owned by German American or any of its subsidiaries within the past ten
(10) years and used in its business operations, nor (iii) the condition of any property owned by them within the past ten (10) years but not used in their business operations, nor (iv) the condition of any property held by them as a trust asset within the past ten (10) years, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) German American or any of its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither German American or any of its subsidiaries has received any notice from any person or entity that German American or any of its subsidiaries or the operation of any facilities or any property owned by any of them, or held as a trust asset, are or were in violation of any Environmental Laws or that any one of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

     Section 3.11. Statements True and Correct. None of the information supplied or to be supplied by German American or any of its subsidiaries for inclusion in any documents to be filed with the SEC, the OTS, the FDIC, or any other regulatory authority in connection with the Merger will, to the best of the knowledge of German American at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

     Section 3.12. German American's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of German American" or words of similar import, it is understood and agreed that matters within the knowledge of the directors and the executive officers of German American shall be considered to be within the knowledge of German American.


                                  ARTICLE FOUR
                            COVENANTS OF 1ST BANCORP


     The parties hereto agree that the covenants contained in this Article Four shall be effective from the date hereof through the earlier of the Effective Time or the termination of this Agreement.

     Section 4.01. Conduct of Business.

     (a) 1ST BANCORP, the Bank, and the Subsidiaries shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities, only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, neither 1ST BANCORP, the Bank nor any one of the Subsidiaries will, without the prior written consent of German American:

          (i) declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except as provided in Section 4.09 of this Agreement; or

          (ii) issue (or agree to issue) any common or other capital stock (other than common stock for an aggregate of 25,200 shares issued to directors or employees of 1ST BANCORP upon the exercise of stock options issued and outstanding prior to the execution of the Letter of Intent dated June 15, 1998 between German American and 1ST BANCORP), or any options, warrants or any other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

          (iii) directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) (except for shares acquired in satisfaction of a debt previously contracted) any of their own common or any other capital stock; or

          (iv) effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

          (v) change the Articles of Incorporation or Bylaws of 1ST BANCORP or the Charter or Bylaws of the Bank; or

          (vi) pay or agree to pay, conditionally or otherwise, any bonus other than bonuses that were accrued as of June 30, 1998, for the fiscal year ended June 30, 1998, in the aggregate amount of $278,000 and bonuses for the six month period ended December 31, 1998, equal to $124,500 (which amount approximates 50 percent of the average of the total amount of bonuses paid in each of the prior two fiscal years); or

          (vii) pay or agree to pay, conditionally or otherwise, additional compensation (other than ordinary and normal salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees or, except as required by law or this Agreement, adopt or make any change in any Employee Plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that 1ST BANCORP and the Bank may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants disclosed on the Disclosure Schedule when, if, and as earned by them; or

          (viii) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

          (ix) make or commit to make (or renew or commit to renew) any new loan, or issue or commit to issue (or renew or commit to renew) any new letter of credit or line of credit, or make (or commit to make) any additional discretionary advance (not including any advance for the purposes and in the amount already committed) under any existing letter of credit or line of credit, or purchase or agree to purchase any interest in a loan participation, in aggregate principal amounts (A) in excess of $300,000 to any one borrower (or group of affiliated borrowers) or (B) that would cause the Bank's credit extensions or commitments to any one borrower (or group of affiliated borrowers) to exceed $500,000 (German American's consent to credit extensions in the ordinary course of business will not be unreasonably withheld); or

          (x) other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

          (xi) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

          (xii) enter into or amend any agreement, contract or commitment out of the ordinary course of business; or

          (xiii) except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

          (xiv) except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to 1ST BANCORP, the Bank, or the Subsidiaries, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

          (xv) sell or otherwise dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to 1ST BANCORP, the Bank, or the Subsidiaries; or

          (xvi) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to German American, which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that neither 1ST BANCORP, the Bank, nor any one of the Subsidiaries shall be required to obtain such a report with respect to single family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated; or

          (xvii) commit any act or fail to do any act which will cause a material breach of any material agreement, contract or commitment to which it is a party; or

          (xviii) violate any law, statute, rule, governmental regulation or order, which violation could reasonably be expected to have a material adverse effect on its business, financial condition, or earnings; or

          (xix) purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $10,000 other than (a) purchases of property made in the ordinary course of business or (b) purchases made or costs incurred in connection with loan collection activities or foreclosure sales in connection with any of 1ST BANCORP's, the Bank's, or any one of the Subsidiaries' loans, without the consent of German American, which consent shall not be unreasonably withheld; or

          (xx) issue certificate(s) for shares of 1ST BANCORP Common to any 1ST BANCORP shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), reasonable payments for a surety bond from a recognized insurance company in an amount that would indemnify 1ST BANCORP (and its successors) against lost certificate(s) and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); provided, however, that 1ST BANCORP may waive the surety bond requirement in connection with the issuance of replacement certificates to any shareholder if the number of shares of 1ST BANCORP Common so reissued (together with the number of shares previously reissued since January 1, 1997, to such shareholder and all other shareholders who are affiliated or associated with such shareholder) has an aggregate market value of $2,500 or less; or

          (xxi) hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors or the sole shareholder of the Bank or of any one of the Subsidiaries for the purpose of appointing or electing any new member to the Board of Directors of the Bank or any one of the Subsidiaries (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by German American.

     (b) 1ST BANCORP, the Bank, and the Subsidiaries shall take all necessary action to ensure that all bonus arrangements of 1ST BANCORP, the Bank, or the Subsidiaries, including all arrangements pursuant to the Management Incentive Award Plan for the fiscal year ended June 30, 1998, and the six months ended December 31, 1998, have been paid and terminated prior to the Closing Date.

     (c) Neither 1ST BANCORP, the Bank, nor any one of the Subsidiaries shall, without the prior written consent of German American, engage in any transaction or take any other action that would render untrue in any material respect any of the representations and warranties of 1ST BANCORP contained in Article Two hereof if such representations and warranties were given as of the date of such transaction or action.

     (d) 1ST BANCORP shall promptly notify German American in writing of the occurrence of any matter or event known to 1ST BANCORP that is, or is likely to become, materially adverse to the business, operations, properties, assets or condition (financial or otherwise) of 1ST BANCORP, the Bank, or the Subsidiaries taken as a whole.

     (e) Neither 1ST BANCORP, the Bank, nor any of the Subsidiaries shall (a) directly or indirectly solicit or encourage (nor shall they permit any of their respective officers, directors, employees or agents directly or indirectly to solicit or encourage), including by way of furnishing information other than the terms of this Agreement, any inquiries or proposals from third parties for a Merger, consolidation, share exchange or similar transaction involving 1ST BANCORP, the Bank, or the Subsidiaries or for the acquisition of the stock or substantially all of the assets or business of 1ST BANCORP, the Bank, or the Subsidiaries, or (b) subject to the fiduciary duties of the Directors of 1ST BANCORP as advised by counsel in a written opinion, discuss with or enter into conversations with any person concerning any such Merger, consolidation, share exchange, acquisition or other transaction. 1ST BANCORP shall promptly notify German American orally (to be confirmed in writing as soon as practicable thereafter) of all of the relevant details concerning any inquiries or proposals that it may receive relating to any such matters, including actions it intends to take with respect to such matters.

     Section 4.02. Breaches. 1ST BANCORP shall, in the event it has knowledge of the occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to in this Agreement, give prompt notice thereof to German American and use its best efforts to prevent or promptly remedy the same.

     Section 4.03. Submission to Shareholders. 1ST BANCORP shall cause to be duly called and held, on a date mutually selected by German American and 1ST BANCORP, an annual or special meeting of its shareholders (the "1ST BANCORP Shareholders' Meeting") for submission of this Agreement and the Merger for approval of 1ST BANCORP shareholders as required by the IBCL. In connection with the 1ST BANCORP Shareholders' Meeting, (i) 1ST BANCORP shall cooperate with and assist German American in preparing and filing a registration statement containing a Prospectus/Proxy Statement (the "Prospectus/Proxy Statement") with the SEC in accordance with SEC requirements and 1ST BANCORP shall mail it to its shareholders, (ii) 1ST BANCORP shall furnish German American all information concerning itself that German American may reasonably request in connection with such Prospectus/Proxy Statement, and (iii) the Board of Directors of 1ST BANCORP shall (unless a written opinion of independent counsel for 1ST BANCORP relating to the fiduciary duties of the Board of Directors advises against such a recommendation, in which event the individual members of the Board of Directors shall nevertheless remain personally obligated to support the Agreement and the Merger pursuant to their personal undertakings on the signature page of this Agreement) unanimously recommend to 1ST BANCORP's shareholders the approval of this Agreement and the Merger contemplated hereby.

     Section 4.04. Consummation of Agreement. 1ST BANCORP shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and provisions hereof. 1ST BANCORP shall furnish to German American in a timely manner all information, data and documents in the possession of 1ST BANCORP, the Bank, or the Subsidiaries requested by German American as may be required to obtain any necessary regulatory or other approvals of the Merger or to file with the SEC a registration statement on Form S-4 (the "Registration Statement") relating to the shares of German American Common to be issued to the shareholders of 1ST BANCORP pursuant to the Merger and this Agreement, and shall otherwise cooperate fully with German American to carry out the purpose and intent of this Agreement.

     Section  4.05.  Financial  Information.  1ST  BANCORP  shall  allow  German
American to make a special review of the assets of the Bank with a view to determining the consistency of the procedures and standards employed by the Bank in determining its allowance for possible loan losses with the procedures and standards employed by German American's present bank subsidiaries. If, as a result of such review or otherwise, the Bank after June 30, 1998, has made or hereafter makes additions to its allowance for possible loan losses for the purpose of increasing the amount of the allowance above its amount as of June 30, 1998, German American shall not assert that such additions (to the extent that the amount thereof does not exceed an aggregate of $300,000) violate any representation, warranty or covenant of 1ST BANCORP in this Agreement or otherwise entitle German American to terminate its obligations to consummate the transactions contemplated hereby.

     Section 4.06. Environmental Reports. Except as German American shall otherwise consent with respect to any residential real estate (which consent will not be unreasonably withheld by German American), 1ST BANCORP shall, at 1ST BANCORP's and German American's shared expense, cooperate with an environmental consulting firm designated by German American in connection with the conduct by such firm of a phase one environmental investigation on all real property owned or leased by 1ST BANCORP, the Bank, or the Subsidiaries as of the date of this Agreement, and any real property acquired or leased by 1ST BANCORP, the Bank, or the Subsidiaries after the date of this Agreement, except as otherwise provided in Section 4.01(a)(xvi). If further investigation procedures are required as to any property by the report of the phase one investigation in German American's reasonable opinion, 1ST BANCORP shall as soon as practicable, at 1ST BANCORP's and German American's shared expense, commission the taking of such further procedures and provide a report of the results of such further procedures ("Phase Two Report") to German American. German American shall have fifteen (15) business days from German American's receipt of any Phase Two Report to notify 1ST BANCORP of any objection to the contents of the Phase Two Report. Should the cost of taking all remedial and corrective actions and measures (i) required by applicable law, or (ii) recommended or suggested in the Phase Two Report and prudent in light of the recommendations or suggestions in the Phase Two Report findings, in the aggregate, exceed the sum of $250,000, as reasonably estimated by the environmental expert retained for such purpose by German American and reasonably acceptable to 1st BANCORP, or if the cost of such actions and measures cannot be so reasonably estimated by such expert with any reasonable degree of certainty, then German American shall have the right pursuant to
Section 7.03 hereof, for a period of 10 business days following receipt of such estimate or indication that the costs of such actions and measures cannot be so reasonably estimated to terminate this Agreement without further obligation to 1ST BANCORP, which shall be German American's sole remedy in such event.

     Section 4.07. Restriction on Resales. 1ST BANCORP shall obtain and deliver to German American, at least thirty (30) days prior to the Closing Date, signed representations, in form reasonably acceptable to German American, of each shareholder who may reasonably be deemed an "affiliate" of 1ST BANCORP as of the date of the 1ST BANCORP Shareholders' Meeting within the meaning of such term as used in Rule 145 under the Securities Act regarding their prospective compliance with the provisions of such Rule 145. 1ST BANCORP shall also obtain and deliver to German American at least 30 days prior to the Closing Date, the signed agreements of each shareholder who may reasonably be deemed an "affiliate" (as such term is described in the preceding sentence) of 1ST BANCORP as of the date of the Shareholders' Meeting agreeing not to sell any shares of German American Common or otherwise reduce his or her risk relative to such shares, until such time as financial results covering at least thirty (30) days of post-Merger combined operations have been filed by German American with the SEC in a quarterly report on Form 10-Q or in an annual report on Form 10-K.

     Section 4.08. Access to Information. 1ST BANCORP shall permit German American reasonable access, in a manner which will avoid undue disruption or interference with 1ST BANCORP's normal operations, to its, the Bank's, and the Subsidiaries' properties and shall disclose and make available to German American all books, documents, papers and records relating to its, the Bank's, and the Subsidiaries' assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which German American may have an interest in light of the transactions contemplated by this Agreement. During the period from the date of this Agreement to the Effective Time, 1ST BANCORP will cause one or more of its, the Bank's, or the Subsidiaries' designated representatives to confer on a regular basis with the President of German American, or any other person designated in a written notice given to 1ST BANCORP by German American pursuant to this Agreement, to report the general status of the ongoing operations of 1ST BANCORP, the Bank, and the Subsidiaries. 1ST BANCORP will promptly notify German American of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving 1ST BANCORP, the Bank, or any of the Subsidiaries, and will keep German American fully informed of such events. German American hereby understands and agrees that all books, documents, papers and records relating to 1ST BANCORP's, the Bank's, and the Subsidiaries' assets, stock ownership, properties, operations, obligations and liabilities which it obtains, receives, reviews or has access to pursuant to this Section
4.08 shall be subject to the Confidentiality Agreement between 1ST BANCORP and German American ("Confidentiality Agreement").

     Section 4.09. Dividends. Notwithstanding Section 4.01(a) of this Agreement, 1ST BANCORP may (in the absence of any material adverse change in its consolidated financial condition, results of operations, or business, other than the adverse change that might result from additional provisions made to increase the Bank's allowance for loan losses as contemplated by, and not exceeding the maximum amount specified by, Section 4.05, and other than the adverse changes that are expected to result from the expenses associated with the Merger and accruals under the Director Deferred Compensation Plan of 1ST BANCORP resulting from the Merger), continue to declare and pay quarterly cash dividends (during September and December 1998 and during the third month of each subsequent calendar quarter with respect to that calendar quarter) to 1ST BANCORP shareholders in a quarterly amount not to exceed $.0667 per share of 1ST BANCORP Common, or an aggregate of not more than $.2668 per share for the fiscal year beginning July 1, 1998; provided, however, that no dividend may be paid to 1ST BANCORP's shareholders during the quarter in which the Merger is consummated if, during such quarter, 1ST BANCORP's shareholders will become entitled to receive dividends on their shares of German American Common Stock received pursuant to this Agreement.

     Section 4.10. Termination and Modification of Benefit Plans. On or before the Closing Date, 1ST BANCORP shall terminate the 1ST BANCORP Stock Option Plan, the 1ST BANCORP 1997 Employee Stock Purchase Plan, and the 1ST BANCORP Automatic Dividend Reinvestment and Stock Purchase Plan. On or before the date employees of 1ST BANCORP and its Subsidiaries may begin participating in German American Bancorp's Retirement Profit Sharing Plan, 1ST BANCORP shall terminate and freeze its defined benefit pension plan and, in connection therewith, shall take and shall have taken all necessary action to apply to the IRS for a determination letter in connection with such termination and provide all notices to participants and to the Pension Benefit Guaranty Corporation as required by and in accordance with ERISA. Upon such termination, all accrued benefits of participants in the pension plan shall be payable at the times and in the amounts provided for under that plan. The Bank shall continue to make contributions to the pension plan through the date of such termination only to the extent required to maintain the plan's tax-qualified status and to avoid any federal income taxes or penalties attributable to the plan's funding status. Subject to Section 5.12 hereof, on or before November 1, 1998, 1ST BANCORP shall take and have taken all necessary steps to discontinue all medical insurance benefits provided to any party who would not be eligible for such benefits under the German American Bancorp Employee Benefits Plan.

                                  ARTICLE FIVE
                          COVENANTS OF GERMAN AMERICAN

     Section 5.01. Regulatory Approvals and Registration Statement.

     (a) German American shall file (and cooperate with 1ST BANCORP, the Bank, and the Subsidiaries, in filing) all regulatory applications required in order to consummate the Merger, including all necessary applications for the prior approval of the FRB under the BHC Act and the OTS under the HOLA, as soon as practicable after the date hereof. German American shall keep 1ST BANCORP reasonably informed as to the status of such applications and promptly send or deliver copies of such applications, and of any supplementally filed materials, to counsel for 1ST BANCORP.

     (b) German American shall file with the SEC the Registration Statement relating to the shares of German American Common to be issued to the shareholders of 1ST BANCORP pursuant to this Agreement as soon as practicable after the date hereof, and shall use its best efforts to cause the Registration Statement to become effective as soon as practicable. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of the mailing thereof to the shareholders and at the time of any Shareholders' Meeting, the Prospectus/Proxy Statement included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall not contain any untrue statement of a material fact or omit to state any material fact regarding German American or the Merger necessary to make the statements therein not false or misleading. German American shall timely file all documents required to obtain all necessary Blue Sky permits and approvals, if any, required to carry out the Merger, shall pay all expenses incident thereto and shall use its best efforts to obtain such permits and approvals on a timely basis. German American shall promptly and properly prepare and file any other filings required under the Securities Exchange Act of 1934 (the "Exchange Act") relating to the Merger or the Stock Option Agreement referred to in Section 8.04 hereof, or otherwise required of it under the Exchange Act prior to the Effective Time, and shall deliver copies thereof to 1ST BANCORP's counsel promptly upon the filing thereof with the SEC.

     Section 5.02. Breaches. German American shall, in the event it has knowledge of the occurrence of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date of this Agreement) of any of its representations or agreements contained or referred to in this Agreement, give prompt notice thereof to 1ST BANCORP and use its best efforts to prevent or promptly remedy the same.

     Section 5.03. Consummation of Agreement. German American shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement, and use its best efforts to cause the Effective Time to occur on January 4, 1999 or as soon thereafter as practicable.

     Section 5.04. Directors' and Officers' Indemnification.

     (a) Following the Effective Time, German American will provide the directors and officers of 1ST BANCORP, the Bank, and the Subsidiaries from time to time with the same directors' and officers' liability insurance coverage that German American provides to directors and officers of its other banking subsidiaries.

     (b) For six (6) years after the Effective Time, German American shall (and shall cause the Bank to) indemnify, defend and hold harmless the present and former officers and directors of 1ST BANCORP, the Bank, and the Subsidiaries (each, an "Indemnified Party") against all losses, expenses, claims, damages and liabilities arising out of actions or omissions (arising from their present or former status as officers or directors) occurring on or prior to the Effective Time to the full extent then permitted under the applicable provisions of the IBCL and the HOLA and under the articles of incorporation and bylaws of 1ST BANCORP and the charter and bylaws of the Bank and under the articles of incorporation and bylaws of the Subsidiaries.

     (c) If during the six (6) year period after the Effective Time German American or the Bank or any of its or their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or Merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of German American and/or the Bank shall assume the obligations set forth in this
Section 5.04.

     Section 5.05. Board of Directors of German American. German American shall cause the Chairman of the Board of 1ST BANCORP to be appointed to the Board of Directors of German American as of the Effective Time and shall take action to waive the retirement provision in the German American Bylaws to allow him to serve as a Director until the third annual meeting of German American following the Closing Date.

     Section 5.06. Board of Directors of the Bank. At the Effective Time, the Board of Directors of the Bank shall be reconstituted at the sole discretion of German American; provided, however, that German American agrees that no fewer than four current members of the Board of Directors of the Bank shall be appointed to serve as members of the Board of Directors of the Bank after the Effective Time.

         Section 5.07. Preservation of Business. German American shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of German American under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis.

     Section 5.08. Securities and Exchange Commission Filings. German American will provide 1ST BANCORP with copies of all filings made by German American with the SEC under the Exchange Act; and the Securities Act and the respective rules and regulations of the SEC thereunder as soon as practicable after such filings are made at any time prior to the Effective Time.

     Section 5.09. Rule 144(c) Information. Following the Effective Time, German American shall make available adequate current public information about itself as that terminology is used in and as required by Rule 144(c) of the SEC under the Securities Act.

     Section 5.10. Authorization of Common Stock. At the Effective Time and on such subsequent dates when the former shareholders of 1ST BANCORP surrender their 1ST BANCORP share certificates for cancellation, the shares of German American Common to be exchanged with former shareholders of 1ST BANCORP shall have been duly authorized and validly issued by German American and shall be fully paid and non-assessable and subject to no pre-emptive rights and listed for trading on the NASDAQ NMS.

     Section 5.11. Benefit Plan Eligibility and Past Service Credit. Employees of the Bank shall receive full vesting and eligibility credit under German American's defined contribution retirement and other employee benefit plans for their years and, if applicable, months of service to the Bank; provided, however, that German American reserves the right to retain health insurance benefits for eligible employees of the Bank under the current existing plan or plans pertaining to such employees, which benefits and costs to the employees shall be substantially equal to those under German American's health insurance plan.

     Section 5.12. Director and Retiree Benefit Payments. From and after the date hereof and for a period of three years after the Effective Time, German American will make payments to certain Directors and former employees of 1ST BANCORP as outlined in a memorandum from George Astrike to Jim McCormick dated July 27, 1998, a copy of which is attached to this Agreement as Appendix B. Any post-retirement health insurance benefits other than the cash payments to be made in lieu of such benefits as described in Appendix B for any employees or directors of 1ST BANCORP and its Subsidiaries, shall be discontinued as of November 1, 1998, as provided in Section 4.10 hereof.

     Section 5.13. Executive Supplemental Retirement Income Agreements. Following the Effective Time, German American agrees to cause the Bank to honor all obligations under the Executive Supplemental Retirement Income Agreements effective January 1, 1993, between the Bank and C. James McCormick, Frank D. Baracani, Lynn Stenftenagel, Robert W. Ballard, Bradley M. Rust, Carroll C. Hamner, and Gerald R. Belanger, and to guarantee the Bank's obligations thereunder.

     Section 5.14. Director Deferred Compensation Plan. German American agrees to honor all obligations to the individuals listed in the Disclosure Schedule as parties to the related agreements under the Director Deferred Compensation Plan as amended pursuant to Section 6.01(j) hereof. No additional director fee deferrals will be permitted on and after the date hereof.

                                   ARTICLE SIX
                       CONDITIONS PRECEDENT TO THE MERGER

     Section 6.01. Conditions of German American's Obligations. The obligations of German American to effect the Merger shall be subject to the satisfaction (or waiver by German American) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by 1ST BANCORP in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

     (b) 1ST BANCORP shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

     (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Merger, including approval of the Merger by the shareholders of German American in order to comply with the NASDAQ NMS listing standards or the IBCL, shall have been obtained and all waiting periods required by law shall have expired.

     (e) German American shall have received the environmental reports required by Sections 4.06 and 4.01(a)(xvi) hereof and shall not have elected, pursuant to
Section 4.06 hereof, to terminate and cancel this Agreement.

     (f) German American shall have received all documents required to be received from 1ST BANCORP or the Bank on or prior to the Closing Date, all in form and substance reasonably satisfactory to German American.

     (g) German American shall have received a letter, dated as of the Effective Time, from Crowe, Chizek and Company, LLP, its independent public accountants, to the effect that the Merger will qualify for pooling of interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement.

     (h) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

     (i) German American shall have received from its counsel, Leagre Chandler & Millard, an opinion to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;
(ii) no gain or loss will be recognized by the holders of shares of 1ST BANCORP Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares); (iii) the basis of shares of German American Common received by the shareholders of 1ST BANCORP will be the same as the basis of shares of 1ST BANCORP Common exchanged therefor; and (iv) the holding period of the shares of German American Common received by the shareholders of 1ST BANCORP will include the holding period of the shares of 1ST BANCORP Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     (j) The Bank and each of its directors who have not reached and will not reach, on or before the Effective Time, the "Normal Retirement Date" specified by his or her individual Director Deferred Compensation Agreement with the Bank, shall have agreed to amend such Agreement from and after the Effective Time as follows:

          (i) the monthly interest factor set forth in Section 1.7 of such Agreement shall be 0.857%;

          (ii) the monthly interest crediting rate set forth in Section 1.11 of such Agreement shall be 0.521%; and

          (iii) the phantom stock feature set forth in Section 1.14 and referred to throughout such Agreement shall be eliminated as of December 31, 1998.

     (k) All officers, directors and employees of 1ST BANCORP, the Bank, and the Subsidiaries shall have exercised all stock options such that no options, warrants, or other rights to purchase 1ST BANCORP Common are outstanding at the Closing Date.

     Section 6.02. Conditions of 1ST BANCORP's Obligations. 1ST BANCORP's obligations to effect the Merger shall be subject to the satisfaction (or waiver by 1ST BANCORP) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by German American in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on the Closing Date.

     (b) German American shall have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any bank regulatory authority or other governmental agency seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

     (d) All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Merger, including the requisite approval of the Merger by the shareholders of 1ST BANCORP, shall have been obtained and all waiting periods required by law shall have expired.

     (e) 1ST BANCORP shall have received all documents required to be received from German American on or prior to the Closing Date, all in form and substance reasonably satisfactory to 1ST BANCORP.

     (f) The Registration Statement shall be effective under the Securities Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC, and German American shall have received all state securities or "Blue Sky" approvals, authorizations, exemptions or permits required to issue the shares of German American Common as the Merger Consideration to the shareholders of 1ST BANCORP.

     (g) 1ST BANCORP shall have received from counsel for German American, Leagre Chandler & Millard, an opinion reasonably satisfactory to 1ST BANCORP to the effect that if the Merger is consummated in accordance with the terms set forth in this Agreement, (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of shares of 1ST BANCORP Common upon receipt of the Merger Consideration (except for cash received in lieu of fractional shares);
(iii) the basis of German American Common received by the shareholders of 1ST BANCORP will be the same as the basis of 1ST BANCORP Common exchanged therefor; and (iv) the holding period of the shares of German American Common received by the shareholders of 1ST BANCORP will include the holding period of the shares of 1ST BANCORP Common exchanged therefor, provided such shares were held as capital assets as of the Effective Time.

     (h) The German American Common to be exchanged for the 1ST BANCORP Common pursuant to the Merger shall have an aggregate value (as measured by the per share average value of the German American Common during the Valuation Period that is utilized to determine the Exchange Ratio pursuant to Section 1.03(a)) of at least $57,120,000.

     (i) 1ST BANCORP shall have received from Olive Corporate Finance, LLC or another reputable financial advisor a written fairness opinion stating that the terms of the Merger are fair to the shareholders of 1ST BANCORP from a financial point of view. Such written fairness opinion shall (i) be in form and substance reasonably satisfactory to 1ST BANCORP, (ii) be dated as of the mailing date of the Prospectus/Proxy Statement, and (iii) be included as an exhibit to such Prospectus/Proxy Statement.


                                  ARTICLE SEVEN
                           TERMINATION OR ABANDONMENT

     Section 7.01. Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the parties approved by their respective Boards of Directors at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Merger by the shareholders of 1ST BANCORP or German American shall have been previously obtained.

     Section 7.02. Breach of Representations, Warranties or Covenants. In the event that there is a material breach in any of the representations and warranties or covenants of the parties, which breach is not cured within thirty
(30) days after notice to cure such breach is given by the non-breaching party, then the Board of Directors of the non-breaching party, regardless of whether approval by the shareholders of this Agreement and the Merger shall have been previously obtained, and in addition to any other remedies to which the non-breaching party may be entitled, may terminate and cancel this Agreement effective immediately by providing written notice thereof to the other party hereto.

     Section  7.03.   Adverse   Environmental   Reports.   German   American  as
specifically provided by Section 4.06 may terminate this Agreement by giving written notice thereof to1ST BANCORP.

     Section 7.04. Failure of Conditions. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then the Board of Directors of such party may, regardless of whether approval by its shareholders of this Agreement and the Merger shall have been previously obtained, terminate and cancel this Agreement on the Closing Date by delivery of written notice thereof to the other party on such date.

     Section 7.05. Shareholder Approval Denial. If this Agreement and consummation of the Merger is not approved by the shareholders of 1ST BANCORP, or if the issuance of the additional German American Common is required to be approved by the shareholders of German American pursuant to the NASDAQ NMS listing standards or the IBCL and is not so approved at the meeting of German American's shareholders called to consider such issuance, then either party may terminate this Agreement by giving written notice thereof to the other party, subject to Section 7.02.

     Section 7.06. Regulatory Enforcement Matters. In the event that 1ST BANCORP or the Bank, on the one hand, or German American, on the other hand, shall become a party or subject to any memorandum of understanding, cease and desist order, or civil money penalties imposed by any federal or state agency charged with the supervision or regulation of savings associations, savings and loan holding companies, or bank holding companies, after the date of this Agreement, then the party that is not subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

     Section 7.07. Lapse of Time. If the Closing Date does not occur on or prior to June 30, 1999, despite each party's best efforts to consummate the Merger on or before that date, then this Agreement may be terminated by the Board of Directors of either 1ST BANCORP or German American by giving written notice thereof to the other party.


                                  ARTICLE EIGHT
                               GENERAL PROVISIONS

     Section 8.01. Liabilities. In the event that this Agreement is terminated or the Merger is abandoned pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise. Directors, officers and employees of each party hereto shall have no personal liability under this Agreement with respect to the representations and warranties of their respective parties except for fraud or for their personal intentional and knowing participation in the making of false or misleading statements in such representation and warranties.

     Section 8.02. Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, or
(c) upon actual receipt if transmitted during business hours by facsimile (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

     If to German American:

                           German American Bancorp
                           711 Main Street
                           Box 810
                           Jasper, Indiana 47546
                           Attn: George W. Astrike, Chairman of the Board with a copy to:
                           Leagre Chandler & Millard
                           1400 First Indiana Plaza
                           135 North Pennsylvania
                           Indianapolis, Indiana 46204
                           Attn:   Mark B. Barnes
                                   John R. Zerkle
and

    If to 1ST BANCORP or the Bank:

                           1ST BANCORP
                           101 North Third Street
                           Vincennes, Indiana 47951-1220
                           Attn: C. James McCormick, Chairman of the Board

    with a copy to:

                           Barnes & Thornburg
                           1313 Merchants Bank Building
                           11 South Meridian Street
                           Indianapolis, Indiana 46204
                           Attn: Claudia V. Swhier

or to such other address as any party may from time to time designate by notice to the other.

     Section 8.03. Non-survival of Representations and Agreements. No representation, warranty or covenant contained in this Agreement shall survive (and no claims for the breach or nonperformance thereof may be brought after) the Effective Time except the covenants of German American in Sections 5.04, 5.05, 5.06, 5.09, 5.10, 5.12, 5.13, and 5.14 which shall survive the Effective
Time. No representation, warranty or covenant contained in this Agreement shall survive (and, except for any intentional breach or nonperformance, no claims for the breach or nonperformance, thereof may be brought after) the termination of this Agreement pursuant to Article Seven hereof. The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

     Section 8.04. Stock Option Agreement. Concurrently with the execution of this Agreement, German American and 1ST BANCORP are executing and delivering a Stock Option Agreement that provides for the grant to German American of an option to purchase up to 19.9% of the outstanding common stock of 1ST BANCORP upon the occurrence of certain events that create the potential for another party to acquire control of 1ST BANCORP. German American hereby agrees to make all necessary filings with the SEC and the OTS or other governmental agencies in connection with the receipt of such option from 1ST BANCORP.

     Section 8.05. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof, including, without limitation, the Letter of Intent dated June 15, 1998 of German American accepted by 1ST BANCORP.

     Section 8.06. Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     Section 8.07. Waiver, Amendment or Modification. The conditions of this Agreement which may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

     Section 8.08. Rules of Construction.  Unless the context otherwise requires
(a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

     Section 8.09. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

     Section 8.10. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Except for Sections 5.04, 5.10, 5.12, 5.13 and 5.14 of this Agreement (which are intended to be for the benefit of present and former officers and directors and their spouses, to the extent contemplated thereby, and their beneficiaries, and may be enforced by such persons), there shall be no third party beneficiaries hereof.

     Section 8.11. Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written, with the unanimous approval of their respective Boards of Directors.

                                             GERMAN AMERICAN BANCORP


                                             By   /s/ George W. Astrike
                                                 George W. Astrike
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                                             1ST BANCORP


                                             By   /s/ C. James McCormick
                                                  C. James McCormick
                                                  Chairman of the Board and
                                                  Chief Executive Officer


       APPROVED BY THE MEMBERS OF THE BOARD OF DIRECTORS OF 1ST BANCORP:

The undersigned Directors of 1ST BANCORP hereby (a) agree in their capacities as Directors of 1ST BANCORP to recommend to 1ST BANCORP's shareholders the approval of this Agreement and the Merger in accordance with 4.03 hereof, and (b) agree to vote their shares of 1ST BANCORP Common that are registered in their personal names (and agree to use their best efforts to cause all additional shares of 1ST BANCORP Common over which they have voting influence or control to be voted) in favor of the Merger at the 1ST BANCORP Shareholders' Meeting. Notwithstanding the foregoing, the execution of the Agreement by the undersigned Directors of 1ST BANCORP or anything herein to the contrary, German American hereby understands and agrees, as evidenced by its execution of this Agreement above, that none of the undersigned Directors of 1ST BANCORP will have any obligation or liability under this Agreement or otherwise to German American or any other person or entity, except as provided in the foregoing sentence and in Section
8.01 hereof.


/s/ R. William Ballard                         /s/ Ruth Mix Carnahan
R. William Ballard                             Ruth Mix Carnahan


/s/ Frank Baracani                            /s/ C. James McCormick
Frank Baracani                                C. James McCormick


/s/ Donald G. Bell                           /s/ Rahmi Soyugenc
Donald G. Bell                               Rahmi Soyugenc


/s/ James W. Bobe                            /s/ Lynn Stenftenagel
James W. Bobe                                Lynn Stenftenagel


                                             /s/ John S. Summers
                                             John J. Summers

                  -------------------------------------------

                                 PLAN OF MERGER


                                 by and between


                                   1ST BANCORP
                            (an Indiana corporation)


                                       and


                             GERMAN AMERICAN BANCORP
                            (an Indiana corporation)


                  -------------------------------------------















                                   APPENDIX A

                                 PLAN OF MERGER

     THIS PLAN OF Merger, made and entered into as of _________, 1998, between 1ST BANCORP, an Indiana corporation ("1ST BANCORP"), and German American Bancorp, an Indiana corporation ("German American").

                              W I T N E S S E T H:

     WHEREAS, 1ST BANCORP and German American deem it advisable for 1ST BANCORP to merge with and into German American pursuant to this Plan of Merger in accordance with the IBCL (as defined in Section 1.01); and

     WHEREAS, the Boards of Directors of the parties hereto have approved an Agreement and Plan of Reorganization that was executed and delivered as of August 6, 1998 between them (the "Agreement and Plan of Reorganization");

     NOW, THEREFORE, the parties hereby agree as follows:

                                   ARTICLE ONE
                                   THE MERGER

     Section 1.01. The Merger. Pursuant to the terms and provisions of this Plan of Merger and the Indiana Business Corporation Law ("IBCL"), 1ST BANCORP shall merge with and into German American (the "Merger"). The Merger shall be effective at 12:01 a.m. on _______ , 1999, subject to the filing of this Plan of Merger in the Office of the Indiana Secretary of State prior to such time (the "Effective Time").

     Section 1.02. Merging Corporation. 1ST BANCORP shall be the merging corporation under the Merger and its corporate identity and existence, separate and apart from German American, shall cease on consummation of the Merger.

     Section 1.03. Surviving Corporation. German American shall be the surviving corporation in the Merger and the Articles of Incorporation and Bylaws of German American in effect prior to the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                   ARTICLE TWO
                               TERMS OF THE MERGER
                            AND CONVERSION OF SHARES

     Section 2.01. Effect of the Merger. The Merger shall have all of the effects provided by the IBCL.

     Section 2.02. Conversion of Shares. At the Effective Time:

     (a) Each of the not more  than  ________  shares of  common  stock,  no par value, of 1ST BANCORP ("1ST BANCORP Common") that are issued and outstanding immediately prior to the Effective Time shall thereupon and without further action be converted into the right to receive ______ [Here insert the Exchange Ratio to be determined in accordance with the Agreement and Plan of Reorganization.]shares of common stock, no par value, of German American ("German American Common") (the "Merger Consideration").

     (b) The shares of German American Common issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of German American.

     (c) If any holders of 1ST BANCORP Common dissent from the Merger and demand dissenters' rights under the IBCL, any issued and outstanding shares of 1ST BANCORP Common held by such dissenting holders shall not be converted as described in Section 2.02(a) but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders pursuant to the IBCL; provided, however, that each share of 1ST BANCORP Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his demand for dissenters' rights or lose his right to exercise dissenters' rights shall have only such rights as provided under the IBCL.

     Section 2.03. Fractional Shares. No fractional shares of German American Common shall be issued and, in lieu thereof, holders of shares of 1ST BANCORP Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of 1ST BANCORP Common held by such holder) shall be paid an amount in cash equal to the product of multiplying such fractional share by $______. [Here insert the average of the highest bid and lowest ask price of a share of German American Common as quoted on the NASDAQ National Market System on the last day of the Valuation Period.]

     Section 2.04. Exchange Procedures; Surrender of Certificates.

     (a) The Fifth Third Bank shall act as Exchange Agent in the Merger (the "Exchange Agent").

     (b) As soon as reasonably practicable but in no event more than ten working days after the Effective Time, the Exchange Agent shall mail to each record holder of any Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as German American may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practical but in no event more than ten days after surrender to the Exchange Agent of a Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall transmit to the holder of such Certificate the Merger Consideration. No interest on the Merger Consideration issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. German American reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to German American be provided to German American at the reasonable expense of the 1ST BANCORP shareholder in the event that such shareholder claims loss of a Certificate and requests that German American waive the requirement for surrender of such Certificate.


                                  ARTICLE THREE
                       AMENDMENT; TERMINATION; ASSIGNMENT

     Section 3.01. Amendment. At any time prior to the Effective Time, the parties to this Plan of Merger by mutual written agreement authorized by their respective Boards of Directors (and whether before or after the shareholders of German American and 1ST BANCORP have approved and adopted this Plan of Merger) may amend this Plan of Merger; provided, however, that if the shareholders of 1ST BANCORP have approved and adopted this Plan of Merger, any such amendment shall not have a material adverse effect on the shareholders of 1ST BANCORP.

     Section 3.02. Termination. This Plan of Merger may be terminated by the parties hereto prior to the Effective Time under the circumstances provided in, and strictly in accordance with, the provisions of the Agreement and Plan of Reorganization.

     Section 3.03. Successors and Assigns. This Plan of Merger and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever. Neither this Plan of Merger nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Plan of Merger as of the day and year first above written.

                                       1ST BANCORP


                                       By
                                            C. James McCormick
                                            Chairman of the Board and
                                            Chief Executive Officer


                                       GERMAN AMERICAN BANCORP


                                       By
                                            George W. Astrike,
                                            Chairman of the Board and
                                            Chief Executive Officer

                            GERMAN AMERICAN BANCORP


MEMO TO:   Jim McCormick

FROM:      George Astrike

DATE:      July 27, 1998

SUBJECT:   Director and Retiree Health Benefits Coverage

     It is our understanding that 1ST BANCORP and its subsidiaries have no contractual obligation to provide ongoing health benefits to any current or former director and surviving spouses (excluding the obligation as outlined in the agreement dated December 5, 1988 by and between Arthur L. Hart and First Federal Bank). It is our further understanding that 1ST BANCORP and its subsidiaries have no contractual obligation to provide post-retirement health benefits to any current or former employees. Promptly after the signing of a definitive agreement, appropriate disclosures will be provided to all such directors and employees confirming these assumptions. Such disclosures will clearly communicate to all parties that the right of 1ST BANCORP and its subsidiaries to terminate or make modifications to any current health benefits exists and that 1ST BANCORP and its subsidiaries have the right to terminate or make further modifications to any such benefits without further obligation or notice.

     In consideration of the change from your Company's current practice of paying the cost of health benefits for certain directors, former directors, and retired employees, we agree, for a 36-month period from the effective time of the Merger, to the following financial consideration:

          GROUP ONE: DIRECTORS ELIGIBLE FOR MEDICARE COVERAGE

          Directors: Bell, Carnahan, McCormick and Summers

          Payment:   Will  pay  up  to  $200  per  month  ($2,400  annually)  as reimbursement of the Director's cost of obtaining Medicare and Medicare supplemental insurance coverage.

          (In the event any of the above named directors are rejected for Medicare supplemental insurance coverage, GABC will pay $250 per month for a three-year period from the date of our Merger transaction in lieu of the $200 monthly payment for Medicare and Medicare supplement coverage).

          GROUP TWO: DIRECTORS NOT ELIGIBLE FOR MEDICARE COVERAGE

          Directors: Bobe and Soyugenc

          Payment: If Director is or becomes ineligible for any other group medical plan, will pay up to $250 per month ($3,000 annually) as reimbursement of the Director's cost of obtaining other insurance coverage.


                                   APPENDIX B

          GROUP THREE: ACTIVE EMPLOYEE DIRECTORS

          Directors: Baracani and Stenftenagel

          Payment: Not applicable. Coverage and Employee premiums will be consistent to those provided and charged to other full-time active employees.

          GROUP FOUR: RETIRED EMPLOYEES ELIGIBLE FOR EARLY RETIREE BENEFITS

          Individuals: Ballard and Hamner

          Payment: During the time the director/retired employee is eligible for coverage as an early retiree under GABC's standard health benefit plan, a payment of up to $250 per month ($3,000 annually) as reimbursement of a portion of the premium paid by the director/retired employee toward coverage under GABC's health benefit plan. Upon the director/retired employee's eligibility for Medicare coverage, the monthly payment will be equal to that paid to Group One.

          GROUP FIVE: FORMER DIRECTORS, SPOUSES OF FORMER DIRECTORS AND CERTAIN RETIRED EMPLOYEES

          Individuals: Long, McClure, Riley, Rutledge and Floyd

          Payment:   Will  pay  up  to  $200  per  month  ($2,400  annually)  as reimbursement of the individual's cost of obtaining Medicare and Medicare supplemental insurance coverage.

          GROUP SIX: RETIRED EMPLOYEE PAYING THEIR OWN PREMIUM

          Individuals: Jones and Cunningham

          Payment: Not applicable. Cunningham will not be eligible to participate in GABC's health benefit plan. Jones may be eligible to participate in GABC's plan as an early retiree and would be responsible for the full premium amount charged for such coverage.

                              EXHIBIT 1.10 (a)(vii)

                         [BARNES & THORNBURG LETTERHEAD]



_________________, 1998


German American Bancorp
711 Main Street
Box 810
Jasper, Indiana 47546

Gentlemen:

     We have acted as special counsel for 1ST BANCORP, an Indiana corporation ("1ST BANCORP"), and First Federal Bank, a Federal Savings Bank ("First Federal"), in connection with the Agreement and Plan of Reorganization dated ____________________, 1998 ("Master Agreement"), among 1ST BANCORP, German American Bancorp, an Indiana corporation ("German American"), and German American Holdings Corporation, an Indiana corporation ("GAHC"), and the Plan of Merger dated ______________, 1998, between 1ST BANCORP and GAHC, and joined in by German American (the Agreement and Plan of Reorganization and the Plan of Merger are referred to collectively herein as the "Agreements").

     This opinion is being delivered to you pursuant to Section 1.07(a)(vii) of the Master Agreement. Terms used herein that are defined in the Agreements shall have the meanings set forth therein unless otherwise defined herein.

     In rendering the opinion hereinafter expressed, we have examined and relied upon originals or copies of originals, certified to our satisfaction, of (a) the Agreements; (b) the Articles of Incorporation and Bylaws, as amended, of 1ST BANCORP; (c) the Charter and Bylaws, as amended of First Federal; (d) the Certificate of Existence dated _______________, 1998, issued by the Indiana Secretary of State with respect to 1ST BANCORP; (e) the Certificate of Existence dated _____________, 1998 issued by the Office of Thrift Supervision with respect to First Federal; (f) the organizational documents of 1ST BANCORP and First Federal; (g) the corporate minute books, records of corporate proceedings and stock transfer records of 1ST BANCORP and First Federal; (h) certificates executed by 1ST BANCORP and First Federal, respectively; and (i) such other corporate documents and records of 1ST BANCORP and First Federal and such public documents and records as we have deemed relevant. We have made such investigation of facts and law, relied upon the representations and warranties of 1ST BANCORP and First Federal contained in the Agreements, and done such other things as we have determined are necessary or appropriate for the purpose of issuing the following opinions.

     Based solely on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

     1. 1ST BANCORP is a corporation duly incorporated and existing under the laws of the State of Indiana, and First Federal is a federal savings bank duly chartered and existing under the laws of the United States of America. 1ST BANCORP and First Federal each have all requisite corporate power and authority to own and operate their respective businesses as they now are being conducted. 1ST BANCORP and First Federal have all requisite corporate power and authority to enter into the Agreements and to consummate the transactions contemplated by the Agreements.

     2. To the best of our knowledge after due inquiry, 1ST BANCORP holds all of the issued and outstanding shares of capital stock of First Federal free and clear of any claims, liens, pledges and other encumbrances.

     3. All corporate acts and other proceedings required to be taken by 1ST BANCORP and First Federal to authorize the execution, delivery and performance of the Agreements have been duly taken. The Agreements have been duly executed and delivered by 1ST BANCORP and First Federal and constitute legal, valid, and binding obligations of 1ST BANCORP and First Federal enforceable against 1ST BANCORP and First Federal in accordance with their terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

     4. To the best of our knowledge after due inquiry, neither the execution and delivery by 1ST BANCORP and First Federal of the Agreements nor the consummation of the transactions contemplated by the Agreements will constitute a material default under or a material violation of any provision of, nor will the consummation of the transactions contemplated by the Agreements afford any party a right to accelerate any indebtedness under, the Articles of Incorporation or Bylaws of 1ST BANCORP or First Federal, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which 1ST BANCORP or First Federal is a party or by which either 1ST BANCORP or First Federal or its property is bound, or any judgment, order, or decree against 1ST BANCORP or First Federal.

     5. 1ST BANCORP's authorized capital stock consists of _____________ shares of common stock, no par value per share (the "1ST BANCORP Common"). To the best of our knowledge after due inquiry, ___________ of such shares are issued and outstanding and no shares of preferred stock have been issued.

     6. First Federal's authorized capital stock consists of ________ shares of common stock, $____ par value per share (the "First Federal Common"). To the best of our knowledge after due inquiry, _______ of such shares are issued and outstanding.

     7. To the best of our knowledge after due inquiry, there is no action, suit or proceeding pending or overtly threatened in writing against 1ST BANCORP or First Federal before or by any court or governmental body which (a) seeks to affect the enforceability of the Agreements or challenge the validity or propriety of the transactions contemplated by the Agreements or (b) which is likely, if decided adversely to 1ST BANCORP or First Federal, to have a material adverse effect on the financial condition, results of operations, or capitalization of 1ST BANCORP or First Federal taken as a whole.

     This opinion is solely for the benefit of the addressee hereof in connection with the closing of the transactions contemplated by the Agreements, and no person or entity may rely upon this opinion without the prior, express written consent of this firm. This opinion is based on our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.


                                            Very truly yours,

                               EXHIBIT 1.10(b)(iv)

_______________, 1998

1ST BANCORP
101 North Third Street
Vincennes, Indiana 47951-1220

Gentlemen:

     We have acted as counsel for German American Bancorp, an Indiana corporation ("German American"), in connection with the Agreement and Plan of Reorganization dated ________, 1998 (the "Master Agreement"), between 1ST BANCORP, an Indiana corporation ("1ST BANCORP"), and German American and the Plan of Merger dated _________, 1998 between 1ST BANCORP and German American (the Agreement and Plan of Reorganization and the Plan of Merger are referred to collectively herein as the "Agreements").

     This opinion is being delivered to you pursuant to Section 1.07(b)(iv) of the Agreement of Merger. Terms used herein that are defined in the Agreements shall have the meaning set forth therein unless otherwise defined herein.

     In connection with this opinion, we have examined and relied upon the Agreements, the Articles of Incorporation and Bylaws of German American, and such other corporate documents and records of German American and public documents and records as we have deemed necessary or appropriate for this opinion. As to questions of fact material to our opinion, we have relied upon representations of officers of German American and public officials, none of which representations have been independently verified by us. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and conformity to the original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of the latter documents, and the due authorization, execution and delivery of all documents by parties other than German American.

     Based solely on the foregoing and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

     1. German American is a corporation duly incorporated and validly existing under the laws of the State of Indiana. German American has all requisite corporate power and authority and all licenses, permits, and authorizations necessary to own and operate its properties and assets, to incur all of its liabilities, and to carry on its business as it is now being conducted. German American has all requisite corporate power and authority to enter into the Agreements, to merge 1ST BANCORP with German American in accordance with the terms of the Agreements, and to consummate the transactions contemplated by the Agreements.

     2. All corporate acts and other proceedings required to be taken by German American to authorize the execution, delivery and performance of the Agreements have been duly taken. The Agreements have been duly executed and delivered by German American and constitute legal, valid, and binding obligations of German American enforceable against German American in accordance with their terms, subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar laws affecting the enforceability of creditors' rights generally from time to time in effect and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

     3. Each of German American's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

     4. To the best of our knowledge after due inquiry, neither the execution and delivery by German American of the Agreements nor the consummation of the transactions contemplated by the Agreements will constitute a default under or a material violation of any provision of, nor will the consummation of the transaction contemplated by the Agreements afford any party a right to accelerate any indebtedness under, the Articles of Incorporation or Bylaws of German American, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which German American is a party or by which German American or its property is bound, or any judgment, order, or decree against German American.

     5. Except as set forth in the Agreements and to the best of our knowledge after due inquiry, no consent, approval, order or authorization of, or registration, declaration or filing with or notice to any court, administrative agency, or commission or other governmental authority or instrumentality, domestic or foreign, or any other governmental entity or entities ("Approvals") is required to be obtained or made by German American in connection with the execution and delivery of the Agreements or the consummation by German American of the transaction contemplated by the Agreement, and all such Approvals have been obtained as of the date hereof.

     6. German American's authorized capital stock consists of 20,000,000 shares of common stock, ("German American Common"), and 500,000 shares of preferred stock, no par value per share. To the best of our knowledge after due inquiry, ________ shares of German American Common are issued and outstanding, and no shares of preferred stock have been issued.

     7. The shares of German American Common that are to be issued to the security holders of 1ST BANCORP pursuant to the Merger have been duly authorized and, when so issued in accordance with the terms of the Agreements, will be validly issued and outstanding, fully paid and nonassessable.

     8. To the best of our knowledge after due inquiry, there is no material litigation, claim or other proceeding pending or threatened before any judicial, administrative or regulatory agency or tribunal against German American or any of its subsidiaries, or to which the property of German American or any of its subsidiaries is subject which can reasonably be expected to result in any material adverse change in the financial condition, operations, or business of German American and its subsidiaries taken as a whole.

     The foregoing opinions are based on and are limited to the laws of the State of Indiana, and the laws of the United States of America, and we express no opinion with regard to the laws of any other jurisdiction.

     This opinion is solely for the benefit of the addressee hereof in connection with the closing of the transactions contemplated by the Agreements, and no person or entity may rely upon this opinion without the prior, express written consent of this firm. This opinion is based on our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

                                              Very truly yours,

                                   APPENDIX B
                     Opinion of Olive Corporate Finance, LLC


______________, 1998



Board of Directors
1ST BANCORP
Third and Busseron Streets
Vincennes, IN  47591

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of 1ST BANCORP of the Merger ("Merger") of 1ST BANCORP with German American Bancorp ("German American"), as set forth in the Agreement and Plan of Reorganization ("Agreement") among 1ST BANCORP and German American dated August 6, 1998.

     The terms of the Agreement provide, among other things, that subject to the Merger receiving approvals from the shareholders of 1ST BANCORP and from the Federal Reserve Board; approval of the Registration Statement by the Securities and Exchange Commission relating to the shares of German American Common Stock to be issued to the shareholders of 1ST BANCORP pursuant to the Agreement; and subject to the satisfaction of certain other conditions, the shares of common stock, $1.00 par value, of 1ST BANCORP that are issued and outstanding immediately prior to the effective date of the Merger shall be converted into shares of common stock, no par value of German American having a total value of $57,120,000, subject, however, to provisions set forth in the Agreement with respect to the minimum and maximum number of shares to be exchanged and with respect to fractional shares.

     In connection with our opinion, we have, among other things:

     (i) Reviewed the Agreement, the Proxy Statement relating to the Special Meeting of Shareholders of 1ST BANCORP to be held in connection with the Merger; and the Draft of the Registration Statement on Form S-4 relating to this transaction;

     (ii) Reviewed certain publicly available business and financial information relating to 1ST BANCORP and German American that we deemed to be relevant;

     (iii)Reviewed 1ST BANCORP's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the five years ended June 30, 1994 through June 30, 1998; Quarterly Report on Form 10-Q for the period ended June 30, 1998; Thrift Financial Reports dated June 30, 1994 through June 30, 1998; various internal financial reports regarding the operations and the financial condition; each of the filings on Form 8-K during the year ended December 31, 1997 and through June 30, 1998; and certain communications in the form of press releases from 1ST BANCORP to its shareholders;

     (iv) Reviewed German American's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the three years ended December 31, 1995, 1996 and 1997; Quarterly Reports on Form 10-Q for the periods ended March and June 1998; Quarterly Uniform Bank Performance Reports dated December 31, 1993 through June 30, 1998; Consolidated Reports of

          Condition and Income filed with the Federal Deposit Insurance Corporation dated December 31, 1997 and June 30, 1998; various internal financial reports regarding the operations and the financial condition; each of the filings on Form 8-K during the year ended December 31, 1997 and through June 30, 1998; and certain communications in the form of press releases from German American to its shareholders;

     (v) Participated in discussions with members of the senior management of 1ST BANCORP and German American regarding past and current business operations, financial condition and future prospects of the company;

     (vi) Compared the financial performance, prices and trading activity of German American and 1ST BANCORP with that of certain other comparable publicly-traded companies and their securities;

     (vii)Reviewed the historical market prices, trading activity and yields of the common stock of German American and 1ST BANCORP for recent years;

     (viii) Reviewed the financial terms, to the extent publicly available, of certain recent business combinations of Midwest and Indiana thrifts; and

     (ix) Performed such other analyses and considered such other factors as we have deemed appropriate.

     In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all financial and other information provided to us without independent verification. We have not made any independent valuation or appraisal of the assets or reserves against future liabilities or losses of 1ST BANCORP or German American. We have also taken into account our assessment of general economic, market, and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally.

     Olive, as part of its investment banking business, is engaged in the valuation of banks and thrifts and their securities in connection with Mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for various purposes. Olive is a Member of the NASD and SIPC.

     Olive has never acted as a market maker for the common stock of 1ST BANCORP or German American. Except for this engagement, 1ST BANCORP has not had any material or compensable relationship with Olive or its affiliates during the past two years. Neither Olive nor any of its affiliates has a material financial interest in 1ST BANCORP or German American.

     Based upon and subject to the foregoing and such other matters we considered relevant, it is our opinion that as of the date hereof, the terms and consideration of the Merger are fair to 1ST BANCORP's shareholders from a financial point of view.

Sincerely,


OLIVE CORPORATE FINANCE LLC

                                   APPENDIX C
                  Stock Option Agreement, dated August 6, 1998
                 by and between 1ST BANCORP and German American


                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement") is made and entered into as of August 6, 1998, by and between 1ST BANCORP, an Indiana corporation ("Issuer"), and GERMAN AMERICAN BANCORP, an Indiana corporation ("Grantee").

     WHEREAS, Grantee and Issuer have entered into that certain Agreement and Plan of Reorganization, dated as of August 6, 1998 (the "Merger Agreement"), providing for, among other things, the Merger of Issuer with and into Grantee with Grantee as the surviving entity; and

     WHEREAS, as a condition and inducement to Grantee's execution of the Merger Agreement, Grantee has required that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Issuer and Grantee agree as follows:

     1. DEFINED TERMS. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

     2. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 218,142 shares (as adjusted as set forth herein, the "Option Shares," which shall include the Option Shares before and after any transfer of such Option Shares) of common stock, $1.00 par value per share ("Issuer Common Stock"), of Issuer at a purchase price per Option Share (subject to adjustment as set forth herein, the "Purchase Price") equal to $50.94 provided, however, that in no event shall the number of shares of Issuer Common Stock for which this Option is exercisable exceed the lesser of (i) 19.9% of the lssuer's issued and outstanding shares of Issuer Common Stock without giving effect to any shares subject to or issued pursuant to the Option and (ii) that minimum number of shares of Issuer Common Stock which when aggregated with any other shares of Issuer Common Stock beneficially owned by Grantee or any Affiliate thereof would cause the provisions of any Takeover Laws of the IBCL to be applicable to the Merger or the Option.

     3.   EXERCISE OF OPTION.

     (a) Provided that (i) Grantee or Holder (as hereinafter defined), as applicable, shall not be in material breach of its agreements or covenants contained in this Agreement or the Merger Agreement, and (ii) no preliminary or permanent injunction or other order against the delivery of shares covered by the Option issued by any court of competent jurisdiction in the United States shall be in effect, Holder may exercise the Option, in whole or in part, at any time and from time to time following the occurrence of a Purchase Event and prior to the termination of the Option. The Option shall terminate and be of no further force and effect upon the earliest to occur of (A) the Effective Time,

(B) termination of the Merger Agreement in accordance with the terms thereof prior to the occurrence of a Purchase Event or a Preliminary Purchase Event (other than a termination of the Merger Agreement by Grantee pursuant to (i)
Section 7.02 thereof (but only if such termination was a result of a willful breach by Issuer) or (ii) Section 7.05 thereof (but only if such termination was as a result of the failure of the shareholders of Issuer to approve the Merger) (each a "Default Termination")), (C) 18 months after a Default Termination, and
(D) 18 months after any termination of the Merger Agreement following the occurrence of a Purchase Event or a Preliminary Purchase Event. Any purchase of shares upon exercise of the Option shall be subject to compliance with applicable law, including, without limitation, any required regulatory approvals under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and the Savings and Loan Holding Company Act. The term "Holder" shall mean the holder or holders of the Option from time to time, and which initially is the Grantee. The rights set forth in Section 8 shall terminate when the right to exercise the Option terminates (other than as a result of a complete exercise of the Option) as set forth herein.

     (b) As used herein, a "Purchase Event" means any of the following events subsequent to the date of this Agreement:

          (i) without Grantee's prior written consent, Issuer shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any person (other than Grantee or any Subsidiary of Grantee) to effect an Acquisition Transaction (as defined below). As used herein, the term Acquisition Transaction shall mean (A) a Merger, consolidation or similar transaction involving Issuer, or any of its Subsidiaries (other than transactions solely between Issuer's Subsidiaries and transactions involving Issuer or any Subsidiary in which the voting securities of Issuer outstanding immediately prior thereto continue to represent (by either remaining outstanding or being converted into securities of the surviving entity or the parent thereof) at least 75% of the combined voting power of the voting securities of the Issuer or the surviving entity or the parent thereof outstanding immediately after the consummation of the transaction),
     (B) the disposition, by sale, lease, exchange or otherwise, of Assets of Issuer or any of its Subsidiaries representing in either case 20% or more of the consolidated assets of Issuer and its Subsidiaries, or (C) the issuance, sale or other disposition of (including by way of Merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Issuer or any of its Subsidiaries (any of the foregoing, an "Acquisition Transaction"); or

          (ii) any person (other than Grantee or any Subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act), other than a group of which Grantee or any of its Subsidiaries is a member, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then-outstanding shares of Issuer Common Stock,

     (c) As used herein, a "Preliminary Purchase Event" means any of the following events:

          (i) any person (other than Grantee or any Subsidiary of Grantee) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange
     Act), or shall have filed a registration statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to, a tender offer or exchange offer to purchase any shares of Issuer Common Stock such that, upon consummation of such offer, such person would own or control 20% or more of the then-outstanding shares of Issuer Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively); or

          (ii) the holders of Issuer Common Stock shall not have approved the Merger Agreement at the meeting of such stockholders held for the purpose of voting on the Merger Agreement, such meeting shall not have been held or shall have been canceled prior to termination of the Merger Agreement, or Issuer's Board of Directors shall have withdrawn or modified in a manner adverse to Grantee the recommendation of Issuer's Board of Directors with respect to the Merger Agreement, in each case after it shall have been publicly announced that any person (other than Grantee or any Subsidiary of Grantee) shall have (A) made a proposal to engage in an Acquisition Transaction, (B) commenced a Tender Offer or filed a registration statement under the Securities Act with respect to an Exchange Offer, or (C) filed an application (or given a notice), whether in draft or final form, under any federal or state statute or regulation (including a notice filed under the HSR Act and an application, or notice filed under the BHC Act, the Bank Merger Act, or the Change in Bank Control Act of 1978) seeking the Consent to an Acquisition Transaction from any federal or state governmental or regulatory authority or agency.

     As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     (d) In the event Holder wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 30 business days from the Notice Date for the closing (the "Closing") of such purchase (the "Closing Date"). If prior Consent of any governmental or regulatory agency or authority is required in connection with such purchase, Issuer shall cooperate with Holder in the filing of the required notice or application for such Consent and the obtaining of such Consent and the Closing shall occur immediately following receipt of such Consents (and expiration of any mandatory waiting periods).

     4. PAYMENT AND DELIVERY OF CERTIFICATES.

     (a) On each Closing Date, Holder shall (i) pay to Issuer, in immediately available funds by wire transfer to a bank account designated by Issuer, an amount equal to the Purchase Price multiplied by the number of Option Shares to be purchased on such Closing Date, and (ii) present and surrender this Agreement to the Issuer at the address of the Issuer specified in Section 13(f) hereof.

     (b) At each Closing, simultaneously with the delivery of immediately available funds and surrender of this Agreement as provided in Section 4(a), (i) Issuer shall deliver to Holder (A) a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all liens, claims, charges and encumbrances of any kind whatsoever and subject to no pre-emptive rights, and (B) if the Option is exercised in part only, an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the shares of Issuer Common Stock purchasable hereunder, and (ii) Holder shall deliver to Issuer a letter agreeing that Holder shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable federal and state law or of the provisions of this Agreement.

     (c) In addition to any other legend that is required by applicable law, certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

          THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF AUGUST 6, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

It is understood and agreed that: (i) the references in the above legend to resale restrictions of the Securities Act shall be removed by delivery of substitute certificate(s) without such reference if Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act: (ii) the references in the above legend to the provisions of this Agreement shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

     5. REPRESENTATIONS AND WARRANTIES OF ISSUER. Issuer hereby represents and warrants to Grantee as follows:

     (a) Issuer has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Issuer. This Agreement has been duly executed and delivered by Issuer.

     (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, the number of shares of Issuer Common Stock necessary for Holder to exercise the Option, and Issuer will take all necessary corporate action, to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 7 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional Shares of Issuer Common Stock or other securities which may be issuable pursuant to Section 7, upon issuance pursuant hereto, shall be duly and validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all liens, claims, charges, and encumbrances of any kind or nature whatsoever, including any preemptive rights of any stockholder of Issuer.

     (c) Issuer has taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws, or other governing instruments of Issuer or any of its subsidiaries or restrict or impair the ability of Grantee to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of Issuer or any of its subsidiaries that may be directly or indirectly acquired or controlled by it.

     6. REPRESENTATIONS AND WARRANTIES OF GRANTEE. Grantee hereby represents and warrants to Issuer that:

     (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

     (b) This Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under any applicable securities laws.

     (c) Grantee has taken all necessary action to exempt the transactions contemplated by this Agreement from any applicable Takeover Laws.


     7. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC.

     (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, if any, so that Holder shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Holder would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event, or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the first sentence of this Section 7(a) or pursuant to this Option), the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it, together with any shares of Issuer Common Stock previously issued pursuant hereto, shall not exceed the lesser of (i) 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option and (ii) that minimum number of shares of Issuer Common Stock, which when aggregated with any other shares of Issuer Common Stock beneficially owned by Grantee or any Affiliate thereof would cause the provisions of any Takeover Laws of the IBCL to be applicable to the Merger or the Option.

     (b) In the event that Issuer shall enter in an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or Merger; (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such Merger, the then outstanding shares of Issuer Common Stock shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property and the outstanding shares of Issuer Common Stock immediately prior to such Merger shall after such Merger represent less than 50% of the outstanding shares and share equivalents of the merged company; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as defined below) or (y) any person that controls the Acquiring Corporation (in each case, such person being referred to as the "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option, provided that, if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The Substitute Option Issuer shall also enter into an agreement with the then holder or holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of the Substitute Common Stock (as hereinafter defined) as is equal to the Assigned Value (as hereinafter defined) multiplied by the number of shares of the Issuer

Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per share of the Substitute Common Stock (the "Substitute Purchase Price") shall then be equal to the Purchase Price, multiplied by a fraction in which the numerator is the number of shares of the Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares for which the Substitute Option is exercisable.

     (e) The following terms have the meanings indicated:

          (i) "Acquiring Corporation" shall mean (x) the continuing or surviving corporation of a consolidation or Merger with Issuer (if other than Issuer), (y) Issuer in a Merger in which Issuer is the continuing or surviving person, and (z) the transferee of all or any substantial part of the Issuer's assets (or the assets of its Subsidiaries).

          (ii) "Substitute Common Stock" shall mean the common stock issued by the Substitute Option Issuer upon exercise of the Substitute Option.

          (iii) "Assigned Value" shall mean the highest of (x) the price per share of the Issuer Common Stock at which a Tender Offer or Exchange Offer therefor has been made by any person (other than Grantee), (y) the price per share of the Issuer Common Stock to be paid by any person (other than the Grantee) pursuant to an agreement with Issuer, and (z) the highest last sale price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on such exchange, the highest bid price per share on any day as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Grantee) within the six-month period immediately preceding the agreement; provided, that in the event of a sale of less than all of Issuer's assets, the Assigned Value shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by Grantee (or by a majority in interest of the Grantees if there shall be more than one Grantee (a "Grantee Majority")) and reasonably acceptable to Issuer, divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. In the event that an exchange offer is made for the Issuer Common Stock or an agreement is entered into for a Merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for the Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Issuer (or if applicable, Acquiring Corporation). (If there shall be more than one Grantee, any such selection shall be made by a Grantee Majority.)

          (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, Merger or sale in question, but in no event higher than the last sale price of the shares of the Substitute Common Stock on the day preceding such consolidation, Merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls or is controlled by such Merger person, as Grantee may elect.

     (f) In no event pursuant to any of the foregoing paragraphs shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of the Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock but for this clause (f), the Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (f) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (f). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee (or a Grantee Majority) and reasonably acceptable to the Acquiring Corporation.

     (g) Issuer shall not enter into any transaction described in subsection (b) of this Section 7 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Section 7 are given full force and effect (including, without limitation, any action that may be necessary so that the shares of Substitute Common Stock are in no way distinguishable from or have lesser economic value than other shares of common stock issued by the Substitute Option Issuer).

     (h) The provisions of Sections 8, 9, 10, and 11 shall apply, with appropriate adjustments, to any securities for which the Option becomes exercisable pursuant to this Section 7 and, as applicable, references in such sections to "Issuer," "Option," "Purchase Price" and "Issuer Common Stock" shall be deemed to be references to "Substitute Option Issuer," "Substitute Option," "Substitute Purchase Price" and "Substitute Common Stock," respectively.

     8. REPURCHASE AT THE OPTION OF HOLDER.

     (a) Subject to the last sentence of Section 3(a), at the request of Holder at any time commencing upon the first occurrence of a Repurchase Event (as defined in Section 8(d)) and ending 18 months immediately thereafter, Issuer shall repurchase from Holder the Option and all shares of Issuer Common Stock purchased by Holder pursuant hereto with respect to which Holder then has beneficial ownership. The date on which Holder exercises its rights under this
Section 8 is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Section 8 Repurchase Consideration") equal to the sum of:

          (i) the aggregate Purchase Price paid by Holder for any shares of Issuer Common Stock acquired by Holder pursuant to the Option with respect to which Holder then has beneficial ownership;

          (ii) the excess, if any, of (x) the Applicable Price (as defined below) for each share of Issuer Common Stock over (y) the Purchase Price (subject to adjustment pursuant to Section 7), multiplied by the number of shares of Issuer Common Stock with respect to which the Option has not been exercised; and

          (iii) the excess, if any, of the Applicable Price over the Purchase Price (subject to adjustment pursuant to Section 7) paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Holder for each share of Issuer Common Stock with respect to which the Option has been exercised and with respect to which Holder then has beneficial ownership, multiplied by the number of such shares.

     (b) If Holder exercises its rights under this Section 8, Issuer shall, within ten business days after the Request Date, pay the Section 8 Repurchase Consideration to Holder in immediately available funds, and contemporaneously with such payment Holder shall surrender to Issuer the Option and the certificates evidencing the shares of' Issuer Common Stock purchased thereunder with respect to which Holder then has beneficial ownership, and Holder shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever. Notwithstanding the foregoing, to the extent that prior notification to or

Consent of any governmental or regulatory agency or authority is required in connection with the payment of all or any portion of the Section 8 Repurchase Consideration, Holder shall have the ongoing option to revoke its request for repurchase pursuant to Section 8, in whole or in part, or to require that Issuer deliver from time to time that portion of the Section 8 Repurchase Consideration that it is not then so prohibited from paying and promptly file the required notice or application for Consent and expeditiously process the same (and each party shall cooperate with the other in the filing of any such notice or application and the obtaining of any such Consent). If any governmental or regulatory agency or authority disapproves of any part of Issuer's proposed repurchase pursuant to this Section 8, Issuer shall promptly give notice of such fact to Holder. If any governmental or regulatory agency or authority prohibits the repurchase in part but not in whole, then Holder shall have the right (i) to revoke the repurchase request or (ii) to the extent permitted by such agency or authority, determine whether the repurchase should apply to the Option and/or Option Shares and to what extent to each, and Holder shall thereupon have the right to exercise the Option as to the number of Option Shares for which the Option was exercisable at the Request Date less the sum of the number of shares covered by the Option in respect of which payment has been made pursuant to
Section 8(a)(ii) and the number of shares covered by the portion of the Option (if any) that has been repurchased. Holder shall notify Issuer of its determination under the preceding sentence within five business days of receipt of notice of disapproval of the repurchase.

     Notwithstanding anything herein to the contrary, all of Holder's rights under this Section 8 shall terminate on the date of termination of this Option pursuant to Section 3(a).

     (c) For purposes of this Agreement, the "Applicable Price" means the highest of (i) the highest price per share of Issuer Common Stock paid for any such share by the person or groups described in Section 8(d)(i), (ii) the price per share of Issuer Common Stock received by holders of Issuer Common Stock in connection with any Merger or other business combination transaction described in Section 7(b)(i), 7(b)(ii) or 7(b)(iii), or (iii) the highest last sale price per share of Issuer Common Stock quoted on the Nasdaq National Market (or if Issuer Common Stock is not quoted on such exchange, the highest bid price per share as quoted on the principal trading market or securities exchange on which such shares are traded as reported by a recognized source chosen by Holder) during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Issuer's Assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer (which determination shall be conclusive for all purposes of this Agreement), divided by the number of shares of the Issuer Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Holder and reasonably acceptable to Issuer, which determination shall be conclusive for all purposes of this Agreement.

     (d) As used herein, a "Repurchase Event" shall occur if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 50% or more of the then-outstanding shares of Issuer Common Stock, or (ii) any of the transactions described in Section 7(b)(i), 7(b)(ii), or 7(iii) shall be consummated.

     9. REGISTRATION RIGHTS.

     (a) Issuer shall, subject to the conditions of subparagraph (c) below, if requested by any Holder, including Grantee and any permitted transferee

("Selling Holder"), as expeditiously as possible prepare and file a registration statement under the Securities Laws if necessary in order to permit the sale or other disposition of any or all shares of Issuer Common Stock or other securities that have been acquired by or are issuable to Selling Holder upon exercise of the Option in accordance with the intended method of sale or other disposition stated by Holder in such request (it being understood and agreed that any such sale or other disposition shall be effected on a widely distributed basis so that, upon consummation thereof, no purchaser or transferee shall beneficially own more than 5% of the shares of Issuer Common Stock then outstanding), including, without limitation, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities for sale under any applicable state securities laws. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

     (b) If Issuer at any time after the exercise of the Option, but prior to the termination of the Option, proposes to register any shares of Issuer Common Stock under the Securities Laws in connection with an underwritten public offering of such Issuer Common Stock, Issuer will promptly give written notice to Holder of its intention to do so and, upon the written request of Holder given within 30 days after receipt of any such notice (which request shall specify the number of shares of Issuer Common Stock intended to be included in such underwritten public offering by Selling Holder), Issuer will use all reasonable efforts to cause all such shares, the holders of which shall have requested participation in such registration, to be so registered and included in such underwritten public offering; provided, that Issuer may elect to not cause any such shares to be so registered (i) if the underwriters in good faith determine that the inclusion of such shares would interfere with the successful marketing of the shares of Issuer Common Stock for the account of Issuer, or
(ii) in the case of a registration solely to implement a dividend reinvestment or similar plan, an employee benefit plan or a registration filed on Form S-4 or any successor form, or a registration filed on a form which does not permit registrations of resales; provided, further, that such election pursuant to clause (i) may only be made once. If some but not all the shares of Issuer Common Stock, with respect to which Issuer shall have received requests for registration pursuant to this subparagraph (b), shall be excluded from such registration, Issuer shall make appropriate allocation of shares to be registered among Selling Holders and any other person (other than Issuer or any person exercising demand registration rights in connection with such registration) who or which is permitted to register their shares of Issuer Common Stock in connection with such registration pro rata in the proportion that the number of shares requested to be registered by each Selling Holder bears to the total number of shares requested to be registered by all persons then desiring to have Issuer Common Stock registered for sale (other than Issuer or any person exercising demand registration rights in connection with such registration).

     (c) Issuer shall use all reasonable efforts to cause the registration statement referred to in subparagraph (a) above to become effective and to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective, provided, that Issuer may delay any registration of Option Shares required pursuant to subparagraph (a) above for a period not exceeding 90 days, provided Issuer shall in good faith determine that any such registration would adversely affect an offerings, or contemplated offering of other securities by Issuer. Notwithstanding anything to the contrary contained herein, Issuer shall not be required to register Option Shares under the Securities Laws pursuant to subparagraph (a) above:

          (i) prior to the occurrence of a Purchase Event and following the termination of the Option;

          (ii) more than twice;

          (iii) within 90 days after the effective date of a registration referred to in subparagraph (b) above pursuant to which the Selling Holders concerned were afforded the opportunity to register such shares under the Securities Laws and such shares were registered as requested; and

          (iv) unless a request therefor is made to Issuer by Selling Holders holding at least 15% or more of the aggregate number of Option Shares then outstanding or the right to acquire at least 15% of the Option Shares.

     In addition to the foregoing, Issuer shall not be required to maintain the effectiveness of any registration statement after the expiration of 120 days from the effective date of such registration statement. Issuer shall use all reasonable efforts to make any filings, and take all steps, under all applicable state securities laws to the extent necessary to permit the sale or other disposition of the Option Shares so registered in accordance with the intended method of distribution for such shares, provided, that Issuer shall not be required to consent to general jurisdiction or qualify to do business in any state where it is not otherwise required to so consent to such jurisdiction or to so qualify to do business.

     (d) Except where applicable state law prohibits such payments, Issuer will pay all expenses (including without limitation registration fees, qualification fees, blue sky fees and expenses (including the fees and expenses of Issuer's counsel), accounting expenses, printing expenses, expenses of underwriters, excluding discounts and commissions but including liability insurance if Issuer so desires or the underwriters so require, and the reasonable fees and expenses of any necessary special experts) in connection with each registration pursuant to subparagraph (a) or (b) above (including the related offerings and sales by Selling Holders) and all other qualifications, notifications or exemptions pursuant to subparagraph (a) or (b) above. Underwriting discounts and commissions relating to Option Shares and any other expenses incurred by such Selling Holders in connection with any such registration (including expenses of Selling Holders' counsel) shall be borne by such Selling Holders.

     (e) In connection with any registration under subparagraph (a) or (b) above Issuer hereby agrees to indemnify the Selling Holders, and each underwriter thereof, including each person, if any, who controls such holder or underwriter within the meaning of Section 15 of the Securities Act, against all expenses, losses, claims, damages and liabilities caused by any untrue statement of a material fact contained in any registration statement or prospectus (including any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such expenses, losses, claims, damages or liabilities of such indemnified party are caused by any untrue statement or alleged untrue statement or any omission or alleged omission made in reliance upon and in conformity with, information furnished in writing to Issuer by such indemnified party expressly for use therein, and Issuer and each officer, director and controlling person of Issuer shall be indemnified by such Selling Holder, or by such underwriter, as the case may be, for all such expenses, losses, claims, damages and liabilities caused by any untrue, or alleged untrue, statement or omission made in reliance upon, and in conformity with, information furnished in writing to Issuer by such holder or such underwriter, as the case may be, expressly for such use.

     Promptly upon receipt by a party indemnified under this subparagraph (e) of notice of the commencement of any action against such indemnified party in respect of which indemnity or reimbursement may be sought against any indemnifying party under this subparagraph (e), such indemnified party shall notify the indemnifying party in writing of the commencement of such action, but the failure so to notify the indemnifying party shall not relieve it of any liability which it may otherwise have to any indemnified party under this subparagraph (e), except to the extent such failure to notify materially prejudices the indemnifying party. In case notice of commencement of any such action shall be given to the indemnifying party as above provided, the indemnifying party shall be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel (other than reasonable costs of investigation) shall be paid by the indemnified party unless
(i) the indemnifying party either agrees to pay the same, (ii) the indemnifying party falls to assume the defense of such action with counsel satisfactory to the indemnified party, or (iii) the indemnified party has been advised by counsel that one or more legal defenses may be available to the indemnifying party that may be contrary to the interest of the indemnified party, in which case the indemnifying party shall be entitled to assume the defense of such action notwithstanding its obligation to bear fees and expenses of such counsel; provided, however, that the indemnifying party shall not be liable for the expenses of more than one firm of counsel for all indemnified parties in any jurisdiction. No indemnifying party shall be liable for any settlement entered into without its consent, which consent may not be unreasonably withheld

     If the indemnification provided for in this subparagraph (e) is unavailable to a party otherwise entitled to be indemnified in respect of any expenses, losses, claims, damages or liabilities referred to herein, then the indemnifying party, in lieu of indemnifying such party otherwise entitled to be indemnified, shall contribute to the amount paid or payable by such party to be indemnified as a result of such expenses, losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative benefits received by issuer, all Selling Holders and the underwriters from the offering of the securities and also the relative fault of Issuer, all Selling Holders and the underwriters in connection with the statements or omissions which resulted in such expenses, losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The amount paid or payable by a party as a result of the expenses, losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim; provided, that in no case shall any Selling Holder be responsible, in the aggregate, for any amount in excess of the net offering proceeds attributable to its Option Shares included in the offering. No person guilty of fraudulent misrepresentation (within the meaning of Section 1 (f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any obligation by any holder to indemnify shall be several and not joint with other holders.

     In connection with any registration pursuant to subparagraph (a) or (b) above, Issuer and each Selling Holder (other than Grantee) shall enter into an agreement containing the indemnification provisions of this subparagraph (e).

     (f) Issuer shall use its best efforts to comply with all reporting requirements and will do all such other things as may be necessary to permit the expeditious sale at any time of any Option Shares by Holder in accordance with and to the extent permitted by any rule or regulation promulgated by the SEC from time to time, including, without limitation, Rules 144 and 144A.

     (g) Issuer will pay all stamp taxes in connection with the issuance and the sale of the Option Shares and in connection with the exercise of the Option, and will save Holder harmless, without limitation as to time, against any and all liabilities, with respect to all such taxes.

     10. QUOTATION; LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then authorized for quotation or trading or listing on any securities exchange or any automated quotations system maintained by a self-regulatory organization, Issuer, upon the request of Holder, will promptly file an application, if required, to authorize for quotation or trading or listing the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on the securities exchange or any automated quotations system maintained by a self-regulatory organization and will use its best efforts to obtain approval, if required, of such quotation or listing as soon as practicable.

     11. DIVISION OF OPTION. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Holder, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     12. MISCELLANEOUS.

     (a) EXPENSES. Except as otherwise provided in Section 9, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) WAIVER AND AMENDMENT. Any provision oft his Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARY; SEVERABILITY. This Agreement, together with the Merger Agreement and the other documents and instruments referred to herein and therein, between Grantee and Issuer (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto (other than any transferees of the Option Shares or any permitted transferee of this Agreement pursuant to Section 12(h) and other than as provided in the Merger Agreement) any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state governmental or regulatory agency or authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Holder to acquire, or does not require Issuer to repurchase, the full number of shares of Issuer Common Stock as provided in Sections 3 and 8 (as adjusted pursuant to Section 7), it is the express intention of Issuer to allow Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Indiana without regard to any applicable conflicts of law rules.

     (e) DESCRIPTIVE HEADINGS. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth in the Merger Agreement (or at such other address for a party as shall be specified by like notice).

     (g) COUNTERPARTS. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed, it being understood that both parties need not sign the same counterpart.

     (h) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that Grantee may assign this Agreement to a wholly owned Subsidiary of Grantee and Grantee may assign its rights hereunder in whole or in part after the occurrence of a Purchase Event. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) FURTHER ASSURANCES. In the event of any exercise of the Option by Holder, Issuer and Holder shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (j) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     (k) CONFIDENTIALITY AGREEMENTS. The parties hereto agree that this Agreement supersedes any provision of the Confidentiality Agreements that could be interpreted to preclude the exercise of any rights or the fulfillment of any obligations under this Agreement, and that none of the provisions included in the Confidentiality Agreements will act to preclude Holder from exercising the Option or exercising any other rights under this Agreement or act to preclude Issuer from fulfilling any of its obligations under this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                            GERMAN AMERICAN BANCORP


                                            BY:  /s/ George W. Astrike
                                                 George W. Astrike
                                                 Chairman of the Board and
                                                 Chief Executive Officer

                                             1ST BANCORP


                                             BY:   /s/ C. James McCormick
                                                   C. James McCormick
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                                   APPENDIX D

                     INDIANA CODE 23-1-44 DISSENTERS' RIGHTS


Ind. Code 23-1-44-1. "Corporation" defined

     As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by Merger or share exchange of that issuer.

Ind. Code 23-1-44-2. "Dissenter" defined

     As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 [IC 23-1-44-8] of this chapter and who exercises that right when and in the manner required by sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter.

Ind. Code 23-1-44-3. "Fair value" defined

     As used in this chapter, "fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

Ind. Code 23-1-44-4. "Interest" defined

     As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

Ind. Code 23-1-44-5. "Record shareholder" defined

     As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

Ind. Code 23-1-44-6. "Beneficial shareholder" defined

     As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

Ind. Code 23-1-44-7. "Shareholder" defined

     As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

Ind. Code 23-1-44-8. Shareholder dissent

     (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of Merger to which the corporation is a party if:

               (A) Shareholder approval is required for the Merger by IC 23-1-40-3 or the articles of incorporation; and

               (B) The shareholder is entitled to vote on the Merger.

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

          (4) The approval of a control share acquisition under IC 23-1-42.

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   (b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the Merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

          (1) Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

          (2) Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets ---- National Market Issues or a similar market.

     (c) A shareholder:

          (1)  Who  is  entitled   to  dissent   and  obtain   payment  for  the
     shareholder's shares under this chapter; or

          (2) Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

Ind. Code 23-1-44-9. Beneficial shareholder dissent

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

          (1) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) The beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

Ind. Code 23-1-44-10. Notice of dissenters' rights preceding shareholder vote

     (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

   (b) If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 [IC 23-1-44-12] of this chapter.

Ind. Code 23-1-44-11. Notice of intent to dissent

     (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2) Must not vote the shareholder's shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

Ind. Code 23-1-44-12. Notice of dissenters' rights following action creating rights

     (a) If proposed corporate action creating dissenters' rights under section 8 [IC 23-1-44-8] of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 [IC 23-1-44-11] of this chapter.

     (b) The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty
     (60) days after the date the subsection (a) notice is delivered; and

          (5) Be accompanied by a copy of this chapter.

Ind. Code 23-1-44-13. Demand for payment by dissenter

     (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 [IC 23-1-44-12] of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) [IC 23-1-44-12(b)(3)] of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

Ind. Code 23-1-44-14. Transfer of shares restricted after demand for payment

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 [IC 23-1-44-16] of this chapter.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

Ind. Code 23-1-44-15. Payment to dissenter

     (a) Except as provided in section 17 [IC 23-1-44-17] of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 [IC 23-1-44-13] of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

     (b) The payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders'
     equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares; and

          (3) A  statement  of the  dissenter's  right to demand  payment  under section 18 [IC 23-1-44-18] of this chapter.

Ind. Code 23-1-44-16. Return of shares and release of restrictions

     (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 [IC 23-1-44-12] of this chapter and repeat the payment demand procedure.

Ind. Code 23-1-44-17. Offer of fair value for shares obtained after first announcement

     (a) A corporation may elect to withhold payment required by section 15 [IC 23-1-44-15] of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 [IC 23-1-44-18] of this chapter.

Ind. Code 23-1-44-18. Dissenter demand for fair value under certain conditions

     (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 [IC 23-1-44-15] of this chapter), or reject the corporation's offer under section 17 [IC 23-1-44-17] of this chapter and demand payment of the fair value of the dissenter's shares, if:

          (1) The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

          (2) The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     (b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

Ind. Code 23-1-44-19. Effect of failure to pay demand -- Commencement of judicial appraisal proceeding

     (a) If a demand for payment under IC 23-1-42-11 or under section 18 [IC 23-1-44-18] of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e) Each dissenter made a party to the proceeding is entitled to judgment:

          (1) For the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

          (2) For the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 [IC 23-1-44-17] of this chapter.

Ind. Code 23-1-44-20. Judicial determination and assessment of costs

     (a) The court in an appraisal proceeding commenced under section 19 [IC 23-1-44-19] of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the  corporation  and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Officers and Directors.

Under the IBCL and Article IV of German American's Restated Bylaws, German American's officers, directors, and employees are entitled to indemnification against all liability and expense with respect to any civil or criminal claim, action, suit or proceeding in which they are wholly successful. If they are not wholly successful and even if they are adjudged liable or guilty, they are entitled to indemnification if it is determined, with respect to a civil action, by disinterested directors, a special legal counsel, or a majority vote of the shares of German American's voting stock held by disinterested shareholders, that they acted in good faith in what they reasonably believed to be the best interests of German American. With respect to any criminal action, it must also be determined that they had no reasonable cause to believe their conduct unlawful.

Under the Indiana Business Corporation Law, a director of German American cannot be held liable for actions that do not constitute wilful misconduct or recklessness. The Articles of Incorporation of German American provide that directors of German American shall be immune from personal liability for any action taken as a director, or any failure to take any action, to the fullest extent permitted by the applicable provisions of the Indiana Business Corporation Law from time to time in effect and by general principles of corporate law. In addition, a director of German American against whom a shareholders' derivative suit has been filed cannot be held liable if a committee of disinterested directors of German American, after a good faith investigation, determines either that the shareholder has no right or remedy or that pursuit of that right or remedy will not serve the best interests of German American.

At present, there are no claims, actions, suits or proceedings pending where indemnification would be required under the above, and German American does not know of any threatened claims, actions, suits or proceedings which may result in a request for such indemnification.

In addition, officers and directors of German American are entitled to indemnification under an insurance policy of German American for expenditures incurred by them in connection with certain acts in their capacities as such, and providing reimbursement to German American for expenditures in indemnifying such directors and officers for such acts. The maximum aggregate coverage for German American and insured individuals is $3,000,000 for claims made during each policy year, with the policies subject to self-retention and deductible provisions.

Item 21. Exhibits and Financial Statement.

The exhibits described in the Exhibit Index immediately following the "Signatures" page of this Registration Statement (which Exhibit Index is incorporated by reference) are hereby filed as part of this Registration Statement.

Item 22. Undertakings.

The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately proceeding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, 13 or 18 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; and

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jasper, State of Indiana, on October 13, 1998.

                                              GERMAN AMERICAN BANCORP


                                              By  /s/ George W. Astrike
                                                  George W. Astrike,
                                                  Chairman of the Board and
                                                  Chief Executive Officer


                                POWER OF ATTORNEY

Each of the persons whose signatures appear below hereby constitutes and appoints GEORGE W. ASTRIKE and MARK A. SCHROEDER, and each of them, the true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file, or cause to be signed and filed, with the Securities and Exchange Commission (the "Commission"), any and all amendments (including post effective amendments) to this Registration Statement and any and all other documents required to be filed with the Commission in connection therewith, granting unto said attorneys-in-fact and agents, full power authority to do and perform each and every act and thing requisite and necessary to be done as fully and to all intents and purposes as the undersigned might or could do in person, and ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 13, 1998 by the following persons in the capacities indicated.

Principal Executive Officer:

/s/ George W. Astrike               Chairman of the Board and
George W. Astrike                   and Chief Executive Officer

Principal Financial Officer:

/s/ Richard E. Trent
Richard E. Trent                    Chief Financial Officer


Principal Accounting Officer:

/s/ John M. Gutgsell
John M. Gutgsell                    Vice President and Controller

/s/ George W. Astrike               Director
George W. Astrike


/s/ David G. Buehler                Director
David G. Buehler


______________________              Director
David B. Graham


/s/ William R. Hoffman              Director
William R. Hoffman


/s/ Michael B. Lett                 Director
Michael B. Lett


/s/ Gene C. Mehne                   Director
Gene C. Mehne


/s/ A. W. Place, Jr.                Director
A. W. Place, Jr.


/s/ Robert L. Ruckriegel            Director
Robert L. Ruckriegel


/s/ Mark A. Schroeder               Director
Mark A. Schroeder


/s/ Larry J. Seger                  Director
Larry J. Seger


/s/ Joseph F. Steurer               Director
Joseph F. Steurer


/s/ C. l. Thompson                  Director
C. L. Thompson


/s/ Michael J. Voyles               Director
Michael J. Voyles

                                  EXHIBIT INDEX


Exhibit
Number                   Description

2 Agreement and Plan of Reorganization between German American and 1ST BANCORP (included as Appendix A to theProspectus/Proxy Statement).

3.1 Restated Articles of Incorporation of German American Bancorp, as amended April 24, 1995. The copy of this exhibit filed as Exhibit
               3.1 to German American's Report on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

3.2 Restated Bylaws of German American Bancorp, as amended August 14, 1990. The copy of this exhibit filed as Exhibit 3.2 to German American's Report on Form 10-K for the year ended December 31, 1995, is incorporated herein by reference.

5 Opinion of Leagre Chandler & Millard regarding legality of securities being offered, including consent.

8 Opinion of Leagre Chandler & Millard regarding federal income tax consequences of Merger, including consent.

10.1           German American Bancorp 1992 Stock Option Plan as amended.

10.2 Executive Deferred Compensation Agreement dated December 1, 1992 between The German American Bank and George W. Astrike. The copy of this exhibit filed as Exhibit 10.3 to Amendment No. 1 to German American's Registration Statement on Form S-4 filed January 21, 1993 (No. 33-55170) and is incorporated herein by reference.

10.3 Director Deferred Compensation Agreement between The German American Bank and all but one of its Directors. The documents filed as Exhibit 10.4 to Amendment No. 1 to German American's Registration Statement on Form S-4 filed January 21, 1993 (No. 33-55170) are incorporated herein by reference. (The Agreement entered into by George W. Astrike, a copy of which was filed as
               Exhibit 10.4 to the S-4, is substantially identical to the Agreements entered into by the other Directors.) The schedule following Exhibit 10.4 to the S-4 lists the Agreements with the other Directors and sets forth the material detail in which such Agreements differ from the Agreement filed as Exhibit 10.4 to the Unibancorp S-4.

10.4 Sublease entered by and between Buehler Foods, Inc. and The German American Bank, dated January 2, 1987 (Huntingburg Banking Center Branch). The copy of this exhibit filed as Exhibit 10.5 to the Registrant's Registration Statement on Form S-4 filed February 28, 1994 (No. 33-75762) (the "Otwell S-4") is incorporated herein by reference.

10.5 Sublease entered by and between Buehler Foods, Inc. and The German American Bank dated August 1, 1990 (The Crossing Shopping Center Branch). The copy of this exhibit filed as Exhibit 10.5 to the Registrant's Registration Statement on Form S-4 filed November 19, 1996 (No. 333-16331) is incorporated herein by reference.

10.6 Letter dated January 5, 1995 from the German American Bank to Buehler Foods, Inc. notifying Buehler Foods, Inc. of exercise of renewal option on The Crossing Shopping Center Branch. The copy of this exhibit filed as Exhibit 10.4 of the Registrant's Report on Form 10-K for the year ended December 31, 1994 is incorporated herein by reference.

10.7 Incentive stock option agreement between German American and George W. Astrike dated April 20, 1993. The copy of this exhibit filed as Exhibit 10.6 to the Otwell S-4 is incorporated herein by reference.

10.8 Form of Incentive Stock Option Agreement. The copy of this exhibit filed as Exhibit 10.7 to the Otwell S-4 is incorporated herein by reference. The Incentive Stock Option Agreement between German American Bancorp and Mark A. Schroeder dated April 20, 1993, is substantially identical to the Form of Incentive Stock Option Agreements entered into by German American and the following other executive officers of German American, all on April 20, 1993: James E. Essany (1,500 shares); Urban R. Giesler (1,500 shares); Stan J. Ruhe (3,000 shares) (all numbers and prices unadjusted for subsequent stock splits).

10.9           Stock  Option  Agreement  between  German  American and George W.
               Astrike dated September 2, 1998.

13.1 German American Annual Report to Shareholders for the year ended December 31, 1997. The copy of this exhibit filed as Exhibit 13 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K") is incorporated herein by reference. This exhibit, except to the extent specifically incorporated by reference into the 1997 10-K, is furnished for the information of the Commission only and is not to be deemed "filed" as a part of the 1997 10-K or this Registration Statement.

13.2 1ST BANCORP Annual Report to Shareholders for the year ended June 30, 1998. The copy of this exhibit filed as Exhibit 13 of the Registrant's Annual Report on Form 10-K for the year ended June 30, 1998 (the "1998 10-K") is incorporated herein by reference. This exhibit, except to the extent specifically incorporated by reference into the 1998 10-K, is furnished for the information of the Commission only and is not to be deemed "filed" as a part of the 1998 10-K or this Registration Statement.

21             Subsidiaries of German American.

23.1           Consent of Crowe, Chizek and Company LLP.

23.2           Consent of KPMG Peat Marwick LLP.

23.3 Consents of counsel are filed as part of Exhibits 5 and 8 to this Registration Statement.

23.4           Consent of Olive Corporate Finance, LLC.

24             Power of Attorney, included on signature page.

99.1           Form of Proxy (German American).

99.2           Cover Letter to Shareholders (German American).

99.3           Form of Proxy (1ST BANCORP).

99.4           Cover Letter to Shareholders (1ST BANCORP).